  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 1998.
                                                     REGISTRATION NO. 333-53947
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          CARRIER ACCESS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                               3661                        84-1208770
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                              5395 PEARL PARKWAY
                            BOULDER, COLORADO 80301
                                (303) 442-5455
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                ROGER L. KOENIG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CARRIER ACCESS CORPORATION
                              5395 PEARL PARKWAY
                            BOULDER, COLORADO 80301
                                (303) 442-5455
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

        THOMAS A. BEVILACQUA, ESQ.                    MARK A. BERTELSEN, ESQ.
        JEREMY W. MAKARECHIAN, ESQ.                 JAMES N. STRAWBRIDGE, ESQ.
           ARMANDO CASTRO, ESQ.                        JOSE F. MACIAS, ESQ.
         ELIZABETH A.R. YEE, ESQ.                     RICHARD G. STEELE, ESQ.
      BROBECK, PHLEGER & HARRISON LLP                 MICHAEL S. ELLIS, ESQ.
    1125 SEVENTEENTH STREET, SUITE 2525          WILSON SONSINI GOODRICH & ROSATI
          DENVER, COLORADO 80202                        650 PAGE MILL ROAD
              (303) 293-0760                     PALO ALTO, CALIFORNIA 94304-1050
                                                          (650) 493-9300

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------





  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 27, 1998
                                3,000,000 Shares

              [LOGO OF CARRIER ACCESS CORPORATION APPEARS HERE]

                                  Common Stock
                               ($.001 par value)

                                   --------

The 3,000,000 shares of Common Stock,  $.001 par value (the "Common Stock"), of
 Carrier Access Corporation ("CAC" or the "Company") offered hereby (the "Offering") are being offered by the Company. Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $10.00 and $12.00 per share. For information relating to the factors to be considered in determining  the  initial public  offering  price  to  the public,  see
     "Underwriting." Assuming no exercise of the Underwriters' over-allotment option, the Company's officers, directors and affiliates will hold approximately 70% of the outstanding Common Stock following the Offering. Approximately 13% of the Company's Common
       Stock is being offered to the public in the Offering.

Application has been made to list the Common Stock on The Nasdaq Stock Market's
                    National Market under the symbol "CACS."

 FOR A DISCUSSION  OF CERTAIN FACTORS THAT SHOULD BE  CONSIDERED IN CONNECTION
   WITH AN  INVESTMENT IN  THE COMMON  STOCK, SEE "RISK  FACTORS" ON  PAGE 6
    HEREIN.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON   THE   ACCURACY    OR   ADEQUACY   OF   THIS   PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                                          DISCOUNTS    PROCEEDS
                                                PRICE TO     AND          TO
                                                 PUBLIC  COMMISSIONS  COMPANY(1)
                                                -------- ------------ ----------
Per Share......................................  $          $           $
Total(2).......................................  $          $           $

(1) Before deduction of expenses payable by the Company estimated at $900,000.
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 450,000 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $       , Underwriting
    Discounts and Commissions will be $        , and Proceeds to Company will
    be $       .

  The shares of Common Stock are offered by the several Underwriters when, as and if issued, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the
shares of Common Stock will be ready for delivery on or about              ,
1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON

                               HAMBRECHT & QUIST

                                                         WARBURG DILLON READ LLC

                           Prospectus dated   , 1998.

                             [INSIDE FRONT COVER]

     [A diagram depicting the Company's Access Bank and Wide Bank product families.]



Carrier Access Corporation(R), DataSplit(R) and Access Bank(R) are registered trademarks of the Company. Access Exchange and Wide Bank 28 are trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

GATEFOLD DESCRIPTION:

  A diagram depicting the Company's logo surrounded by seven graphical representations of applications of the Company's products: (i) a CLEC deploying enhanced local voice services over T1 connections with CAC's Access Bank I TR-08; (ii) an ISP deploying high bandwidth T1 Internet connections via T3 access connections with CAC's Wide Bank 28; (iii) a CLEC deploying multi-line voice and high-speed data services to small businesses with CAC's Access Bank II and Wide Bank 28; (iv) a long distance carrier (IXC) deploying integrated local voice and data services to a small business with CAC's Access Exchange; (v) deployment of high bandwidth digital radio access between businesses using CAC's Wide Bank 28; deployment of digital voice and high-speed data services over unbundled copper with CAC's Access Bank II HDSL; and
(vii) expanded high-bandwidth access for ISPs with CAC's Wide Bank 28.

  The title to the diagram contains the text, "Carrier Access Corporation provides innovative multi-service digital access equipment to competitive communications carriers." Below the diagram is a box with the title, "Benefits of the Carrier Access Solution," followed by text in bullet point format:
"Enable Multiple Service Offerings," "Facilitate Rapid Deployment," "Reduce Cost of Ownership," "Programmable Functionality," "Scaleability and Manageability."

                              PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as set forth in the financial statements or as otherwise specified herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a three-for-two forward split of the outstanding shares of Common Stock to be effected prior to the effectiveness of the registration statement related to the Offering made hereby and (iii) reflects the conversion of all of the Company's outstanding shares of Redeemable Preferred Stock into Common Stock upon the closing of the Offering made hereby. See "Description of Capital Stock" and "Underwriting."
                                THE COMPANY

     Carrier Access Corporation ("CAC" or the "Company") is a leading provider of Multi-service Digital Access ("MDA") equipment to competitive telecommunications carriers, including competitive local exchange carriers ("CLECs") and wireless carriers and a provider of such equipment to Internet service providers ("ISPs"). The Company's MDA equipment is used for the provisioning of enhanced voice and high-speed data service by carriers to end users such as small and medium-sized businesses and government and educational institutions. The Company's MDA equipment provides a "last mile" solution for the voice and data connectivity needs of competitive carriers and end users throughout the United States. Mass deployment of digital last mile connectivity from end user to carrier networks is enabled through the Company's cost-effective, compact, scaleable and easily installed customer premises and central office telecommunications equipment. The Company's products allow competitive carriers to leverage their existing T1 and T3 digital transmission infrastructure, including optical fiber synchronous optical network ("SONET"), high bit rate digital subscriber line ("HDSL") and digital radio, to cost-effectively connect end users to their networks. The Company's MDA products utilize high bandwidth digital deployment targeted at end users requiring between 6 and 672 telephone line equivalents of bandwidth. The Company's MDA products enable a broad variety of enhanced carrier service offerings including high-speed Internet access, virtual private networks, switched local and long distance voice, Caller ID, distinctive ringing, direct inward dialing, automatic call routing and other widely-used telecommunications services.

     The Company's MDA products currently include the Access Bank and the Wide Bank product families. The Access Bank I offers digital connectivity for local and long distance carrier voice services, and converts a single T1 digital network access into 24 telephone circuits for voice, facsimile and modem connections. The Access Bank II expands on the voice functions of the Access Bank I and adds high-speed data ports for computer connectivity and dual T1 line interfaces for increasing data speeds and connecting digital phone systems. The Access Exchange, introduced in April 1998, is a customer-located access switch that enables long distance carriers ("IXCs") to offer local services from their embedded base switching equipment. The Wide Bank 28 is a highly-integrated M1-3 standard multiplexer for connecting T1 equipment to high-bandwidth T3 digital circuits, providing up to 28 T1 connections for enhanced voice and high-speed data services. The Company's products are used with optical fiber, HDSL on copper pairs, or digital radio transmission technologies. The Company differentiates its products on their ability to enable multiple service offerings, facilitate the rapid deployment of new services, reduce cost of ownership, provide programmable software-based functionality, scale cost-effectively at carrier and end user locations, and satisfy the safety and regulatory requirements of carriers and end users.

     The Company's objective is to become the leading supplier of innovative telecommunications solutions utilized by competitive carriers to enable enhanced voice and high-speed digital access services. To achieve this objective, the Company intends to extend its technology leadership, develop and expand its integrated voice and data solutions, increase penetration of its existing competitive carrier customer base, gain entry into new markets, leverage third-party distribution channels and maintain rapid product fulfillment and manufacturing efficiency. Based on information from its distributors, the Company believes that over 100 competitive carriers have purchased the Company's products through its distributors. Carriers which the Company believes have purchased at least $50,000 of the Company's products in the six months ended June 30, 1998 include Allegiance Telecom, Inc., ("Allegiance"), Cablevision Systems Corp. ("Cablevision"), Cellular One Group ("Cellular One"), Commonwealth Telephone Enterprises, Inc. ("Commonwealth"), e.spire Communications, Inc. (formerly
ASCI) ("e.spire"), Frontier Corporation ("Frontier"), GST
Telecommunications, Inc. ("GST"), ICG Communications, Inc. ("ICG"), Intermedia Communications, Inc. ("Intermedia"), Logix Communications, Inc. ("Logix"), MGC Communications, Inc. ("MGC"), NEXTLINK Communications, Inc. ("NEXTLINK"), Pacific Bell, a division of SBC, Inc., PSINet, Inc. ("PSINet"), STAR Telecommunications, Inc. ("STAR"), Teleport Communications Group, Inc. ("TCG"), US LEC Corp. ("US LEC"), U S WEST, Inc. ("U S WEST"), WinStar Communications, Inc. ("WinStar") and Worldcom Inc. ("Worldcom"). The aforementioned list of carrier comprise a representative subset of the total number of carriers who have purchased the Company's products. The Company's products are sold through the Company's network of distributors throughout the United States.

  The Company was incorporated in Colorado in September 1992 and was reincorporated in Delaware on June 26, 1998. The Company's principal executive offices are located at 5395 Pearl Parkway, Boulder, Colorado 80301, and its telephone number at that location is (303) 442-5455.

                                  THE OFFERING

Common Stock offered......................     3,000,000 shares
Common Stock to be outstanding after the      23,045,492 shares
Offering(1)...............................
Use of proceeds...........................
                                              For general corporate
                                              purposes, including working
                                              capital, product development and
                                              capital expenditures.
                                              See "Use of Proceeds."
Proposed Nasdaq National Market symbol....    CACS

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FOR THE
                                              FOR THE            SIX MONTHS
                                      YEAR ENDED DECEMBER 31,  ENDED JUNE 30,
                                      ------------------------ ---------------
                                       1995    1996     1997    1997    1998
                                      ------- -------  ------- ------- -------
STATEMENTS OF OPERATIONS DATA:
Net revenue.......................... $ 2,058 $ 5,809  $18,719 $ 6,493 $16,292
Gross profit.........................     771   2,525    9,250   3,262   8,011
Income (loss) from operations........     135    (100)   2,346     924   2,661
Net income (loss)....................     181     (76)   1,735     637   1,912
Pro forma net income(2)..............     113
Pro forma and historical income
 (loss) per share
  Basic and diluted..................   $0.01  $(0.03)   $0.04   $0.03   $0.04
Weighted average common shares
 outstanding(3)
  Basic..............................  13,665  13,881   14,132  14,089  14,379
  Diluted............................  13,665  13,881   14,713  14,518  15,273

                                                           AS OF JUNE 30, 1998
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(4)
                                                          ------- --------------
BALANCE SHEET DATA:
Cash and marketable securities........................... $ 8,796    $38,586
Working capital..........................................  17,969     47,759
Total assets.............................................  23,015     52,805
Total liabilities........................................   3,093      3,093
Redeemable preferred stock ..............................  18,674         --
Total stockholders' equity...............................   1,248     49,712

--------

(1) Based on the number of shares outstanding as of June 30, 1998. Excludes 1,779,905 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1998 at a weighted average exercise price of $3.84 per share, and 1,392,738 shares of Common Stock reserved for grant of future options as of June 30, 1998 under the 1998 Stock Incentive Plan. See "Capitalization," "Management--Benefit Plan," "Description of Capital Stock" and Note 7 of Notes to Financial Statements.
(2) The Company was a subchapter S Corporation for income tax purposes prior to January 1, 1996 and, accordingly, taxable income was reported in the individual tax returns of the stockholders. Pro forma net income is presented as if the Company had been a taxable entity during 1995.
(3) Weighted average common shares outstanding does not include the effect of the conversion of the Redeemable Preferred Stock into 5,593,133 shares of Common Stock upon completion of the Offering.
(4) Adjusted to reflect the conversion of the Redeemable Preferred Stock to Common Stock upon completion of the Offering and the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; FUTURE RESULTS OF OPERATIONS UNCERTAIN

  The Company was incorporated in September 1992 and did not commence commercial deployment of its distributed digital access equipment until the summer of 1995. Prior to the summer of 1995 the Company derived substantially all of its net revenue from providing systems integration services and other consulting services. Accordingly, the Company has only a limited operating history on which to base an evaluation of its current business and prospects. The Company and its prospects must be considered in light of the risks, uncertainties and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets. As a result of the Company's limited operating history, rapid growth and the emerging nature of the markets in which it competes, the Company's historical financial data is of limited value in evaluating the future prospects of the Company. Further, the Company intends to significantly increase its business development, sales and marketing and research and development expenses to expand operations and enhance the Company's name recognition. To the extent that such expenses precede or are not rapidly followed by increased net revenue, the Company's business, financial condition and results of operations may be materially adversely affected. There can be no assurance that the Company will be able to increase or sustain its net revenues or its rate of net revenue growth in future periods or be able to sustain profitability on a quarterly or annual basis. See "--Significant Fluctuations in Results of Operations," "--Dependence on Emerging Competitive Carriers" and "-- Regulatory Uncertainty of Telecommunications Industry."

SIGNIFICANT FLUCTUATIONS IN RESULTS OF OPERATIONS

  The Company's results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future, both on a quarterly and annual basis, as a result of a variety of factors, many of which are outside of the Company's control. Among other things, the Company's results of operations have fluctuated in the past due to (i) the availability of adequate supplies of key components and assemblies and the adequacy of third-party manufacturing capabilities; (ii) delays in the introduction of new products or product enhancements by the Company; (iii) customer order deferrals in anticipation of product enhancements or new product offerings by the Company; (iv) the Company's ability to affect and judge the timing and size of orders from its distributors; and (v) errors in the assembly of electronic component kits and shipping errors. The Company's results of operations may also fluctuate in the future due to a number of factors, including, but not limited to, those listed above as well as (i) the timing and size of orders which are received and which can be shipped in any particular period; (ii) the commercial success of the Company's products;
(iii) changes in the financial stability of the Company's distributors, competitive carrier customers or suppliers; (iv) changes in pricing policies by the Company or its competitors; (v) seasonality in the placement of orders;
(vi) changes in the level of the Company's operating expenses; (vii) changes in the Company's distribution channels; (viii) delays or deferrals of any competitive carrier's or end user's implementation of the Company's products;
(ix) product life cycles; (x) customization or integration problems with end user systems; (xi) changes in the Company's strategy; (xii) product failures or errors; or (xiii) the level of international expansion. A significant portion of the Company's net revenue has been, and the Company believes will continue to be, derived from a limited number of large orders, and the timing of such orders and their fulfillment has caused, and are expected to continue to cause, material fluctuations in the Company's operating results. The Company's distribution agreements generally allow distributors to cancel orders without penalty until a relatively short period of time prior to shipment. The Company has experienced cancellation and delays of orders from time to time, and expects to continue to experience order cancellations and delays from time to time in the future, which could adversely affect the Company's revenue and results of operations for a quarter or series of quarters.

  To achieve its quarterly net revenue objectives, the Company depends upon obtaining orders in any given quarter for shipment during that quarter. Product orders are typically shipped shortly after receipt and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's net revenue. Furthermore, the Company has from time to time, including the four quarters of 1997 and the first two quarters of 1998, recognized a substantial portion of its net revenue from sales booked and shipped during the last two weeks of a quarter. Accordingly, a delay in shipment near the end of a particular quarter may cause net revenue in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's operating results for such quarter, particularly since the Company cannot adjust spending quickly enough to compensate for any net revenue shortfall. Conversely, to the extent that significant net revenue occurs earlier than expected, operating results for subsequent quarters may fail to keep pace with, or even decline from, results of previous quarters. Moreover, any downturn in general economic conditions could precipitate significant reductions in customer spending for telecommunications equipment, which could result in delays or cancellations of orders for the Company's products.

  Net revenue is difficult to forecast because the markets for the Company's products are rapidly evolving, and the sales cycle to the Company's distributors and related competitive carrier customers, from initial evaluation to purchase, can be lengthy and varies substantially among distributors, competitive carrier customers and end users. Because substantially all of the sales of the Company's products are through indirect channels of distribution, the Company's ability to affect and judge the timing and size of individual orders is more limited than for manufacturers selling directly to the end users of their products. In addition, the Company's net revenues for a given quarter may depend to a significant degree upon planned product shipments for a single competitive carrier equipment deployment project. As a result, the Company's ability to forecast net revenues accurately (notwithstanding the forecasts of its distributors), may be hindered, which could have a material adverse effect on the Company's results of operations. A significant portion of the Company's expenses are relatively fixed in the short term. Accordingly, if net revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. Due to one or more of these or other factors, the Company's quarterly and annual revenues, expenses and results of operations are likely to vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. Actual or potential fluctuations in operating results may result in volatility in the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON EMERGING COMPETITIVE CARRIERS

  The competitive carrier customers of the Company's products to date have consisted primarily of CLECs and, to a lesser extent, IXCs, ISPs and wireless carriers. The market for the services provided by these competitive carriers has only begun to emerge since the passage of the Telecommunications Act of 1996 (the "1996 Act"), and many competitive carriers are still building their infrastructure and rolling out their services. These competitive carriers require substantial capital for the development, construction and expansion of their networks and the introduction of their services. The ability of these emerging competitive carriers to fund such expenditures often depends on their ability to obtain sufficient financing. There can be no assurance that such financing will be available to emerging competitive carriers on favorable terms, if at all. The inability of the Company's current or potential emerging competitive carrier customers to successfully raise needed funds, or any other trends adversely affecting such carriers' operating results or profitability, could adversely affect such carriers' capital spending programs. If the Company's current or potential competitive carrier customers are forced to defer or curtail their capital spending programs, the Company's sales may be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many of the industries in which the competitive carriers operate have recently experienced consolidation. In particular, many telecommunication carriers have recently acquired or merged with ISPs. The loss of one or more of the Company's competitive carrier customers, through industry consolidation or otherwise, could have a material adverse effect on the Company's business, financial condition or results of operations.

REGULATORY UNCERTAINTY OF TELECOMMUNICATIONS INDUSTRY

  Competitive carriers have been allowed to compete with incumbent local exchange carriers ("ILECs") in the provisioning of local exchange services primarily as a result of the adoption of regulations under the 1996 Act which impose new duties on ILECs to open local telephone markets to competition. Although the 1996 Act was designed to expand competition in the telecommunications industry, the realization of the objectives of the 1996 Act is subject to many uncertainties, including judicial and administrative proceedings designed to define rights and obligations pursuant to the 1996 Act, actions or inactions by ILECs or other carriers that affect the pace at which changes contemplated by the 1996 Act occur, resolution of questions concerning which parties will finance such changes, and other regulatory, economic and political factors. Any changes to legal requirements, the adoption of new regulations by federal or state regulatory authorities under the 1996 Act or any legal challenges to the 1996 Act could have a material adverse effect upon the market for the Company's products. The Company is aware of certain litigation challenging the validity of the 1996 Act and local telephone competition rules adopted by the Federal Communications Commission ("FCC") for the purpose of implementing the 1996 Act. Such litigation may serve to delay implementation of the 1996 Act, which could adversely affect demand for the Company's products. Moreover, the Company's distributors or competitive carrier customers may require, or the Company may otherwise deem it necessary or advisable, that the Company modify its products to address actual or anticipated changes in the regulatory environment. The inability of the Company to modify its products or address such regulatory changes could have a material adverse effect on the Company's business, financial condition or results of operations.

INTENSE COMPETITION

  The market for telecommunications equipment is characterized by intense competition, with a large number of suppliers providing a variety of products to diverse market segments within the telecommunications industry. The Company's existing and potential competitors include many large domestic and international companies, including certain companies that have substantially greater financial, manufacturing, technological, sales and marketing, distribution and other resources. The Company's principal competitors for its Access Bank product family include Advanced Fibre Communications ("AFC"), Cisco Systems, Inc. ("Cisco"), DSC Communications Corp. ("DSC"), General Datacom Industries, Inc. ("General Datacom"), Lucent Technologies, Inc. ("Lucent"), NEC Corp. ("NEC"), Newbridge Networks Corp. ("Newbridge"), Northern Telecom ("Nortel"), Pairgain Technologies, Inc. ("Pairgain"), Paradyne Corp. ("Paradyne"), Premisys Communications, Inc. ("Premisys"), Pulse Communications, Inc. ("Pulsecom"), Reltec Corp. ("Reltec"), Telco Systems ("Telco") and other small private companies. The Company's principal competitors for its Wide Bank product family include Alcatel Alsthom Compagnie Generale d'Electricite ("Alcatel"), NEC, Nortel and Telco. The Company expects that many of its competitors who currently offer products competitive with only one of the Company's product lines will eventually offer products competitive with all of the Company's product lines. In addition, several start-up companies have recently begun to manufacture products similar to those offered by the Company. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, one of the Company's distributors is currently competing with the Company, and there can be no assurance that additional distributors will not begin to develop or market products in competition with the Company.

  Many of the Company's current and potential competitors are substantially larger than the Company and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established channels of distribution. As a result, such competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. Such competitors may enter the Company's existing or future markets with solutions which may be less costly, provide higher performance or additional features or be introduced earlier than the Company's solutions. Many telecommunications companies have large internal development organizations which develop software solutions and provide services similar to the

Company's products and services. Some of the Company's competitors currently offer financing alternatives to their customers, a service that the Company does not provide at this time. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products or technologies that provide added functionality and other features. Successful new product introductions or enhancements by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's products and services, could result in continued intense price competition or could make the Company's products and services or technologies obsolete or noncompetitive. To be competitive, the Company will be required to continue to invest significant resources in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to be competitive. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Competition."

DEPENDENCE ON DISTRIBUTION CHANNELS

  Substantially all of the sales of the Company's products are made through distributors. In addition to product sales, the Company from time to time relies on its distributors to provide installation, training and customer support to the ultimate end users of the Company's products. As a result, the Company's success depends on the continued sales and customer support efforts of its network of distributors. Sales of the Company's products historically have been made to a limited number of distributors. In 1995, Telco, C&L Communications ("C&L"), Phillips Communications and Equipment ("Phillips") and Telsource Corporation ("Telsource") accounted for 26%, 13%, 13% and 12% of net revenue, respectively. In 1996, Telco, Phillips, Telsource and C&L accounted for 47%, 18%, 18% and 11% of net revenue, respectively. In 1997, Walker & Associates ("Walker"), ADC Telecommunications ("ADC") and Phillips accounted for 36%, 20% and 14% of net revenue, respectively. In the first half of 1998, Walker, Phillips and Telsource accounted for 47%, 19% and 15% of net revenue, respectively. The Company expects that the sale of products will continue to be made to a small number of distributors. Accordingly, the loss of, or reduction in sales to, any of the Company's key distributors could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company depends on ADC to actively market and promote the Company's solution for the HDSL market. If ADC does not actively market or promote the Company's solution to the HDSL market, the Company would need to seek another OEM for this market, which could take six months or longer. The Company has limited knowledge of the financial condition of certain of its distributors; however, it is aware that some of its distributors have limited financial and other resources which could impair their ability to pay the Company. Although the financial instability of these distributors has not limited any distributor's ability to pay the Company for its products to date, there can be no assurance that any bad debts incurred by the Company will not exceed the Company's reserves therefor or that the financial instability of one or more of the Company's distributors will not materially adversely affect the Company's business, financial condition or results of operations.

  The Company generally provides its distributors with limited stock rotation and price protection rights. Other than limited stock rotation rights, the Company does not provide its distributors with general product return rights. The Company has limited knowledge of the inventory levels of its products carried by its OEMs and distributors, and the Company's OEMs and distributors have in the past reduced, and may in the future reduce, planned purchases of the Company's products due to overstocking. Moreover, distributors who have overstocked the Company's products have in the past reduced, and may in the future reduce, their inventories of the Company's products by selling such products at significantly reduced prices. Any such reduction in planned purchases or sales at reduced prices by distributors or OEMs in the future could reduce the demand for the

Company's products, create conflicts with other distributors or materially adversely affect the Company's business, financial condition and results of operations. In addition, three times a year, distributors are allowed to return a maximum of fifteen percent of the Company's unsold products held in stock by such distributor, which were purchased within the four month period prior to such return date, for an equal dollar amount of new equipment. While to date these returns have not had a material impact on the Company's results of operations, there can be no assurance that the Company will not experience significant returns in the future or that it will have made adequate allowances to offset such returns. The Company is generally required to give its distributors a 60 day notice of price increases. Orders entered by distributors within the 60 day period are filled at the lower product price. In addition, the Company grants certain of its distributors "most favored customer" terms, pursuant to which the Company has agreed to not knowingly grant another distributor the right to resell the Company's products on terms more favorable than those granted to the existing distributor, without offering the more favorable terms to the existing distributor. There can be no assurance that these price protection and "most favored customer" clauses will not cause a material decrease in the average selling prices and gross margins of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Lengthy Sales Cycle," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales and Marketing" and Note 7 of Notes to Financial Statements.

CHALLENGES OF MAINTAINING AND EXPANDING DISTRIBUTION CHANNELS; POTENTIAL FOR CHANNEL CONFLICT

  The Company's ability to achieve future net revenue growth will depend in large part on its success in maintaining its current distributor relationships, diversifying its distribution channels by selling to new distributors, establishing relationships with OEMs and maintaining as well as expanding the Company's current competitive carrier customer base. Most of the Company's existing distributors currently distribute, or may in the future distribute, the product lines of the Company's competitors. There can be no assurance that the Company will be able to attract and retain a sufficient number of its existing or future distributors or that the Company's distributors will recommend, or continue to recommend, the Company's products or that the Company's distributors will devote sufficient resources to market and provide the necessary customer support for such products. In the event that any of the Company's current distributors reduce their purchases of the Company's products, or that the Company fails to obtain future distributors, the Company's business, financial condition or results of operations could be materially and adversely affected. In addition, there can be no assurance that the Company's distributors will give a high priority to the marketing and customer support of the Company's products as compared to competitive products or alternative solutions or that the Company's distributors will continue to offer the Company's products. The Company's distributor relationships are established through formal agreements that generally do not grant exclusivity, do not prevent the distributor from carrying competing product lines and do not require the distributor to purchase any minimum dollar amount of the Company's products. In addition, the Company's distribution agreements do not attempt to allocate certain territories for its products among its distributors. To the extent different distributors target the same end users of the Company's products, distributors may come into conflict with one another, which could damage the Company's relationship with, and sales to, such distributors.

COMPETITIVE CARRIER CUSTOMER CONCENTRATION

  In addition to being dependent on a small number of distributors for a majority of its net revenue, the Company believes its products are distributed to a limited number of competitive carrier customers who are primarily CLECs. The Company believes that in 1997, 22 competitive carrier customers indirectly accounted for approximately 75% of its net revenue and that for the first half of 1998, 75 competitive carrier customers indirectly accounted for approximately 90% of its net revenue. In particular, the Company believes (based on information from its distributors) that TCG, NEXTLINK, WinStar and e.spire each accounted for a significant portion of the Company's net revenue in 1997 and the first half of 1998. None of such competitive carrier customers has any obligation to purchase additional products or services. Accordingly, there can be no assurance that present or future competitive carrier customers will not terminate their purchasing arrangements with the Company's distributors, or significantly reduce or delay the amount of the Company's products they order. Any such termination, change, reduction or delay in orders could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Distribution Channels," "--Challenges of Maintaining and Expanding Distribution Channels; Potential for Channel Conflict" and "Business--Customers."

POSSIBLE DECLINE IN PRICES

  The Company believes that average selling prices and gross margins for its products will decline as such products mature, as volume price discounts in contracts take effect and as competition intensifies, among other factors. To offset declining selling prices, the Company believes that it must successfully reduce the costs of production of its existing products and introduce and sell new products and product enhancements on a timely basis at a lower cost or sell products and product enhancements that incorporate features that enable them to be sold at higher average selling prices. In particular, the Company believes that it will need to achieve significant cost reductions through engineering improvements and economies of scale in production and purchasing. There can be no assurance that the Company will be able to achieve the desired cost savings. To the extent that the Company is unable to reduce costs sufficiently to offset any declining average selling prices or unable to introduce enhanced products with higher selling prices, the Company's gross margins will decline, and such decline would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on New Product Introductions and Product Enhancements; Risks Associated with Transition to New Products" and "--Risk of Product Defects, Returns and Liability."

DEPENDENCE ON EMERGING MARKET FOR MULTI-SERVICE DIGITAL ACCESS EQUIPMENT; RISKS ASSOCIATED WITH MARKET ACCEPTANCE OF WIDE BANK PRODUCT FAMILY

  The Company currently derives all of its net revenue from sales of its MDA equipment and accessories and expects that this concentration will continue in the foreseeable future. In 1997, the Company's Access Bank product family and the Wide Bank product family accounted for approximately 80% and 16% of the Company's net revenue, respectively. In the first half of 1998, the Company's Access Bank product family and Wide Bank product family accounted for approximately 70% and 25% of the Company's net revenue, respectively. As a result, any decrease in the overall level of sales of, or the prices for, MDA equipment due to product enhancements, new product introductions or announcements by the Company's competitors, a decline in the demand for MDA equipment, product obsolescence, price competition, technological change or any other reason could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future financial performance will depend in part on the general growth of the MDA equipment market, and in particular on the successful development, introduction and customer acceptance of new and enhanced versions of its existing Access Bank and Wide Bank product families. The Company began commercial development of the Wide Bank product family in November 1997 and anticipates that this product family will account for an increasing share of its net revenue. There can be no assurance that the market for this product family will grow or the Company will be successful in introducing the Wide Bank or any other products, or that any of these products will achieve widespread customer acceptance. If the market for MDA equipment fails to grow or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected. See "--Dependence on New Product Introductions and Product Enhancements; Risks Associated with Transition to New Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SOLE AND SINGLE SOURCE SUPPLIERS

  Although the Company generally uses standard parts and components for its products, many key components are purchased from sole or single source vendors for which alternative sources are not currently available. The Company currently purchases 20 key components from vendors for which there is currently no substitute and purchases an additional 43 key components from single vendors. In particular, the Company uses several independent manufacturers to provide certain printed circuit boards ("PCBs"), chassis and subassemblies. The inability to obtain sufficient quantities of these components has in the past resulted in, and may in the future result in, delays or reductions in product shipments which could materially adversely affect the

Company's business, financial condition and results of operations. In the event of a reduction or interruption of supply, as much as six months could be required before the Company would begin receiving adequate supplies from alternative suppliers, if any. No assurance can be given that any such source would become available to the Company or that any such source would be in a position to satisfy the Company's production requirements on a timely basis, if at all. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these single or sole source components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of the Company's products. Any significant interruption in the supply, or degradation in the quality, of any such component could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE ON COMPONENT AVAILABILITY

  The Company's distributors frequently require rapid delivery after placing an order. Because the Company does not maintain significant component inventories, a delay in shipment by a supplier could lead to lost sales. Lead times for materials and components vary significantly and depend on many factors, some of which are beyond the Company's control, such as specific supplier performance, contract terms and general market demand for components. If orders vary from forecasts, the Company may experience inadequate inventory of certain materials and components to fill orders. While the Company has not experienced any material shortages of these components to date, any shortages in the future, including those occasioned by increased sales, could result in delays in fulfillment of customer orders. Such delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Distribution Channels," "--Challenges of Maintaining and Expanding Distribution Channels; Potential for Channel Conflict" and "Business--Manufacturing."

RISKS ASSOCIATED WITH MANUFACTURING

  The Company currently uses several independent manufacturers to provide certain PCBs, chassis and subassemblies. The Company's reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. Some of the Company's manufacturers and suppliers are undercapitalized, and there can be no assurance that such manufacturers or suppliers will be able to continue to provide manufacturing services or components to the Company. In the event that these manufacturers are unable or unwilling to continue to manufacture the Company's components in required volumes, the Company will have to identify and qualify acceptable additional or alternative manufacturers, which could take in excess of six months. No assurance can be given that any such source would become available to the Company or that any such source would be in a position to satisfy the Company's production requirements on a timely basis, if at all. Any significant interruption in the supply of these components to the Company would result in the allocation of products to customers, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, since all of the Company's final assembly and test are performed in one location, any fire or other disaster at the Company's assembly facility would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE ON KEY PERSONNEL AND AVAILABILITY OF SKILLED WORKFORCE

  The Company's success depends to a significant degree upon the continued contributions of its Chief Executive Officer, Chief Financial Officer and its key management, sales, engineering, customer support and product development personnel, many of whom would be difficult to replace. In particular, the loss of either Roger Koenig, President and Chief Executive Officer, or Nancy Pierce, Chief Financial Officer, both of whom co-founded the Company, could materially and adversely affect the Company. In addition, in December 1997 the Company's then-Vice President of Marketing resigned, in March 1998 the Company's then-Vice President of Sales also resigned and certain members of the Company's senior management, including Randy Shipley, Vice President-Sales and John Stahura, Vice President-Operations, have only recently joined the Company. The Company is currently in the process of recruiting a Vice President-Marketing. There can be no assurance that if hired, the new Vice President-Marketing or other recently hired employees, will be assimilated into the Company successfully. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. Competition for qualified personnel in the Company's industry and geographic location is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have employment contracts with any of its key personnel. The loss of the services of any such persons, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineering personnel and qualified sales personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. For example, in the two months following the resignation of the Company's then-Vice President of Sales in March 1998, the Company experienced a significant increase in the turnover rate of its sales department. Although the Company believes that it has successfully reconstituted its sales force, there can be no assurance that the Company will not experience similar problems in the future or, if it does, that it will be able to successfully respond to such problems on a timely basis. See "Business--Employees," "Management--Executive Officers and Directors" and "--Executive Compensation."

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company has experienced rapid growth in net revenue and expansion of its operations and anticipates that further significant expansion will be required to address potential growth in its customer base and market opportunities. Such growth has placed, and, if sustained, will continue to place, significant strain on the Company's management, information systems, operations and resources. For example, the Company has experienced errors in the assembly of electronic component kits and shipping errors in the past primarily as a result of its limited resources in the face of a period of rapid growth. The Company's ability to manage any future growth will continue to depend upon the successful expansion of its sales, marketing, research and development, customer support, manufacturing and administrative infrastructure and the ongoing implementation and improvement of a variety of internal management systems, procedures and controls. Continued growth will also require the Company to hire more engineering, sales and marketing and administrative personnel, expand customer support capabilities, expand management information systems and improve its inventory management practices. Recruiting qualified personnel is an intensely competitive and time-consuming process. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to support satisfactorily its customers and operations. There can be no assurance that the Company will be able to attract, manage and retain additional personnel to support any future growth, if any, or will not experience significant problems with respect to any infrastructure expansion or the attempted implementation of systems, procedures and controls. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected. The Company believes that it will require up to 50,000 additional square feet of office, manufacturing and research and development space within the next 24 months. There can be no assurance that suitable additional space will be available on commercially reasonable terms or at all. See "--Dependence on Sole and Single Source Suppliers," "--Dependence on Component Availability," "--Risks Associated with Manufacturing," "-- Dependence on Key Personnel and Availability of Skilled Workforce," "Business--Employees" and "Management--Executive Officers and Directors."

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS AND PRODUCT ENHANCEMENTS; RISKS ASSOCIATED WITH TRANSITION TO NEW PRODUCTS

  The Company's success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end user requirements and emerging industry standards; however, there can be no assurance that the Company will be successful in identifying, developing, manufacturing, and marketing product enhancements or new products that will respond to technological change or evolving industry standards. The Company intends to continue to invest significantly in product and technology development. The Company has in the recent past experienced delays in the development and commencement of commercial shipment of new products and enhancements, resulting in distributor and end user frustration and delay or loss of net revenue. There can be no assurance that the Company will not experience similar or other difficulties in the future that could delay or prevent the successful development, production or shipment of such new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings by the Company or its competitors have in the past caused, and may in the future cause, distributors or end users to defer or cancel the purchase of existing Company products. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Certain of the Company's competitive carrier customers have purchased the Company's MDA products with the expectation that the Company would develop an integrated voice and data solution for commercial use during the fourth quarter of 1998. While the Company intends to substantially invest in the research and development of such a solution, there can be no assurance that the Company will develop such a solution or that such a solution can be developed in a cost-effective manner. In addition, the Company cannot project the aggregate research and development expenditures for full deployment of its integrated voice and data solution. If the Company is unable to develop an integrated voice and data solution in a timely and cost-effective manner that achieves market acceptance, the competitive carriers who purchased the Company's MDA products with the expectation of such a development could discontinue their use of the Company's MDA products, which could have a material adverse effect on the Company's business, financial condition and results of operations to the extent such competitive carriers do not continue to purchase the Company's products.

  The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products will also require the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. During the first quarter of 1998, the Company reworked certain of its Wide Bank products previously sold to a certain distributor in order to add new features which were included in a subsequent release of such product. While these actions did not cause the Company to record lower than anticipated net revenue for the first quarter of 1998, the Company's gross margin was adversely affected. There can be no assurance that the Company will continue to successfully develop, introduce or manage the transition to new products.

RISK OF PRODUCT DEFECTS, RETURNS AND LIABILITY

  The Company's products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company, errors, defects or failures will not be found in the Company's current or future products or enhancements after commencement of commercial shipments, resulting in delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Significant delays in meeting deadlines for announced product introductions or enhancements or performance problems with such products could result in an undermining of customer confidence in the Company's products, which would materially and adversely affect its customer relationships as well. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products entails the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's agreements with its distributors typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's agreements may not be effective under the laws of certain jurisdictions.

LENGTHY SALES CYCLE

  The sale of the Company's MDA products averages approximately four months in the case of competitive carriers, but can take significantly longer in the case of ILECs and certain distributors and end users. This process is often subject to delays over which the Company has little or no control, including a distributor's or a competitive carrier's budgetary constraints, distributor or competitive carrier internal acceptance reviews, the success and continued internal support of competitive carrier's own development efforts, and the possibility of cancellation or delay of projects by distributors or competitive carriers. In addition, as competitive carriers have matured and grown larger, their purchase process has become more institutionalized, and it has become increasingly difficult, and required more of the Company's time and effort, to gain the initial acceptance and adoption of its products by these end users. Although the Company attempts to develop its products with the goal of facilitating the time to market of its competitive carrier's products, the timing of the commercialization of a new distributor or competitive carrier's application or service based on the Company's products is primarily dependent on the success and timing of a competitive carrier's own internal deployment program. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the Company's products. A delay in, or a cancellation of, the sale of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's results of operations to vary significantly from quarter to quarter. See "Business--Sales and Marketing."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

  The telecommunications and data communications market is characterized by rapidly changing technology, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements that may render the Company's existing products obsolete. The Company expects that new technologies will emerge as competition in the telecommunications and data communications industry increases and the need for higher volume and more cost efficient transmission equipment expands. Industry standards for distributed digital access equipment and technology are still evolving. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. For example, if the market were to broadly adopt telecommunications equipment based on cable modems or cable telephony, sales of the Company's existing or future products could be significantly diminished. As standards and technologies evolve, the Company will be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply, or delays in achieving compliance, with the various existing and evolving industry standards could adversely affect sales of the Company's current products or delay introduction of the Company's future products.

DEPENDENCE ON CONTINUED GROWTH OF MARKET FOR TELECOMMUNICATIONS SERVICES

  The Company's success will also depend on continued growth in the market for telecommunications and data communications services. The global telecommunications marketplace is evolving and it is difficult to predict its potential size or future growth rate. There can be no assurance this market will continue to grow or that increased regulation will not present barriers to the sales of existing or future products. If this market fails to grow or grows more slowly or in a different direction than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially and adversely affected. See "--Intense Competition," "--Dependence on New Product Introductions and Product Enhancements; Risks Associated with Transition to New Products" and "--Risk of Product Defects, Returns and Liability."

DEPENDENCE ON PROPRIETARY RIGHTS

  The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights. As of June 30, 1998, a total of three U.S. patents had been awarded to the Company. The Company has a total of five U.S. patent applications pending. The Company also has three U.S. registered trademarks and two U.S. trademark applications pending. The Company has also entered into confidentiality agreements with all of its employees and consultants and enters into non-disclosure agreements with its suppliers and distributors in order to limit access to and disclosure of its proprietary information. There can be no assurance such measures will be adequate to deter and prevent misappropriation of the Company's technologies or independent third-party development of similar technologies. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use trade secrets or other information that the Company regards as proprietary. Further, the Company may be subject to additional risks as it enters into transactions in foreign countries where intellectual property laws do not protect the Company's proprietary rights as fully as do the laws of the U.S. There can be no assurance that the Company's competitors will not independently develop similar or superior technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

  The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants in the Company's markets increases and the functionality of the Company's products is enhanced and overlaps with the products of other companies, the Company may become subject to claims of infringement or misappropriation of the intellectual property rights of others. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. Although the Company has not received communications from third parties asserting that the Company's products infringe or may infringe proprietary rights of third parties, the Company has no assurance that any future claims, if determined adversely to the Company, would not have a material adverse effect on the Company's business, financial condition or results of operations. In its distribution agreements, the Company agrees to indemnify distributors and competitive carrier customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the net revenue the Company may have received from the distributor. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. In the event litigation is required to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company, divert the efforts of the Company's technical and management personnel, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing arrangements, if required, may not be available on reasonable commercial terms acceptable to the Company, if at all. In the event of an adverse ruling in any litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. In the event of a claim or litigation against or by the Company or the failure of the Company to develop or license a substitute technology on commercially reasonable terms, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Intellectual Property."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  To date, the Company has not recorded material sales outside of the U.S. The Company intends to expand its operations outside the U.S. and enter into international markets, which will require significant management attention and financial resources. There can be no assurance that the Company will be successful in achieving significant sales of its distributed digital access equipment in international markets. There may not be a demand in foreign countries with respect to new products, if any, that the Company may offer in the future. In addition, international sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, in servicing and supporting products sold outside the U.S. and in translating products and related materials into foreign languages. International operations are also subject to difficulties in collecting accounts receivable, staffing, managing personnel and enforcing intellectual property rights. The Company also anticipates that product service and support will be more complicated and expensive with respect to products sold in international markets. The Company may need to adapt its products to conform to different technical standards that may exist in foreign countries. Future customer purchase agreements may be governed by foreign laws, which may differ significantly from U.S. laws. Other factors that can adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. Any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company's international sales increase, its net revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower levels of sales which typically occur during the summer months in Europe and other parts of the world. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

POTENTIAL NEED FOR ADDITIONAL CAPITAL; RISKS RELATING TO POTENTIAL
ACQUISITIONS

  The Company currently anticipates that the proceeds of the Offering, together with its existing cash balances and available line of credit and cash flows expected to be generated from future operations, will be sufficient to meet the Company's liquidity needs for at least the next 12 months. However, the Company may need to raise additional funds if its estimates of net revenue, working capital and/or capital expenditure requirements change or prove inaccurate or in order for the Company to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. In addition, the Company expects to review potential acquisitions that would complement its existing product offerings or enhance its technical capabilities. While the Company has no present commitments or agreements with respect to acquisitions, the Company may, from time to time, pursue the acquisition of other companies, assets, products and technologies. Acquisitions involve a number of operating risks that could materially adversely affect the Company's results of operations, including the diversion of management's attention to assimilate the operations, products and personnel of the acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of the acquired companies. Furthermore, acquisitions may involve businesses in which the Company lacks experience. Because management has limited experience in acquisitions and the Company has no experience in integrating acquired companies or technologies into its operations, there can be no assurance that the Company will be able to manage one or more acquisitions successfully, or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

YEAR 2000 COMPLIANCE

  Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and accounts receivable modules), inventory and receivables systems, customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company also relies, directly and indirectly, on systems of external business enterprises such as distributors, suppliers, creditors, financial organizations, and of governmental entities, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruptions in the operation of the enterprises with which the Company interacts. Based on the information currently available, the Company believes that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on its business, financial condition and results of operations in any given year; however, there can be no assurance that year 2000 issues will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial offering price will be determined by negotiation among the Company and the Underwriters based upon several factors and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, regulatory developments and other events or factors. In addition, the stock market in general and the market prices of equity securities of many high technology companies in particular, have experienced extreme price fluctuations, which often have been unrelated to the operating performance of such companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. There can be no assurance that the trading price of the Common Stock will not decline below its initial offering price to the public. See "Underwriting."

CONTROL BY EXISTING STOCKHOLDERS

  Following the completion of this Offering, members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 70% of the outstanding shares of Common Stock of the Company. In particular, Mr. Koenig and Ms. Pierce, the Company's Chief Executive Officer and Chief Financial Officer, respectively, are married and will beneficially own approximately 60% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders will be able to elect all members of the Company's Board of Directors and determine the outcome of all corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership by such persons and entities may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

  Upon completion of the Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company is also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder unless certain conditions are met. In addition, the Company's certificate of incorporation and bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make more difficult attempts by stockholders to change management,whichcould adversely affect the market price of the Common Stock. See "Management--Executive Officersand Directors," "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which certain stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the person's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. As a result of these restrictions, based on shares outstanding and options granted as of June 30, 1998, and assuming no options are exercised between June 30, 1998 and the date of this Prospectus, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, 3,147,900 shares (including the 3,000,000 shares offered hereby) will be eligible for sale. An additional 56,421 shares will be eligible for sale 90 days after the date of this Prospectus pursuant to Rule 701 of the Securities Act, and upon the expiration of the lock-up agreements an additional 19,841,171 shares will be eligible for sale 180 days after the date of this Prospectus, subject to certain limitations of Rule 144 of the Securities Act. In addition, the Company intends to register on a registration statement on Form S-8 under the Securities Act, within 90 days after the effective date of the Offering, a total of 3,172,633 shares of Common Stock subject to outstanding options or reserved for issuance under the 1998 Stock Incentive Plan. Upon expiration of the lock-up agreements referred to above, holders of approximately 5,593,126 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

MANAGEMENT'S DISCRETION OVER PROCEEDS OF THE OFFERING

  The primary purposes of the Offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional equity capital. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds from this Offering; accordingly, the Company's management will have broad discretion as to the application of such net proceeds. Pending any such uses, the Company plans to invest the net proceeds in short-term investment grade, interest-bearing securities. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale and issuance of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $29.8 million (approximately $34.4 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. In particular, the Company expects to use a portion of the net proceeds to expand its facilities. The Company believes it will require up to 50,000 additional square feet of office, manufacturing and research and development space in the next 24 months. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company has no agreements or commitments with respect to any such acquisition or investment, and the Company is not currently engaged in any material negotiations with respect to any such transaction. Pending such uses, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. The Company's line of credit arrangement prohibits the payment of dividends by the Company without the lender's prior consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1998, (i) on an actual basis; (ii) on a pro forma basis giving effect to the conversion of all outstanding shares of Redeemable Preferred Stock into Common Stock upon the completion of the Offering; and (iii) as adjusted to reflect the estimated net proceeds from the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                           JUNE 30, 1998
                                                      --------------------------
                                                                 PRO       AS
                                                      ACTUAL    FORMA   ADJUSTED
                                                      -------  -------  --------
                                                           (IN THOUSANDS)
Redeemable Preferred Stock, $0.10 par value;
 5,000,000 shares authorized, actual, 9,000,000
 shares authorized, pro forma, and 5,000,000 shares
 authorized, as adjusted; 3,728,755 shares issued and
 outstanding actual, no shares issued and
 outstanding, pro forma and as adjusted.............. $18,674  $   --    $  --
Stockholders' equity:
  Common Stock, $0.001 par value; 60,000,000 shares
   authorized, actual pro forma, and as adjusted;
   14,452,368 shares issued and outstanding actual,
   20,045,492 shares issued and outstanding pro forma
   and 23,045,492 shares issued and outstanding as
   adjusted(1).......................................      19       25       28
  Additional paid-in capital.........................     452   19,120   48,907
  Deferred stock option compensation.................    (208)    (208)    (208)
  Retained earnings..................................     985      985      985
                                                      -------  -------  -------
    Total stockholders' equity and capitalization.... $ 1,248  $19,922  $49,712
                                                      =======  =======  =======

--------

(1) Excludes 1,779,905 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1998 at a weighted average exercise price of $3.84 per share, and 1,392,728 shares of Common Stock reserved for grant of future options as of June 30, 1998 under the 1998 Stock Incentive Plan. See "Management--Benefit Plan," "Description of Capital Stock" and Note 7 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company at June 30, 1998, after giving effect to the conversion of the Redeemable Preferred Stock into Common Stock upon completion of the Offering, was approximately $19.9 million, or $0.99 per share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding Redeemable Preferred Stock. After giving effect to the sale of 3,000,000 shares of Common Stock offered hereby by the Company at the assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, the Company's pro forma net tangible book value at June 30, 1998, would have been approximately $49.7 million, or $2.16 per share. This represents an immediate increase in net tangible book value of $1.17 per share to existing stockholders and an immediate dilution of $8.84 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this dilution:

Assumed initial public offering price per share..................        $11.00
  Pro forma net tangible book value per share prior to the
   Offering...................................................... $ 0.99
  Increase per share attributable to the Offering................   1.17
                                                                  ------
Pro forma net tangible book value per share after the Offering...        $ 2.16
                                                                         ------
Net tangible book value dilution per share to new investors in
 the Offering....................................................        $ 8.84
                                                                         ======

  The following table summarizes, as of June 30, 1998, on the pro forma basis described above, the total number of shares and consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing shares of Common Stock in this Offering at an assumed initial public offering price of $11.00 per share (before deducting the estimated underwriting discount and the estimated offering expenses):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 20,045,492    87%  $16,204,048    33%     $ 0.81
New investors..............  3,000,000    13%   33,000,000    67%      11.00
                            ----------   ---   -----------   ---
  Totals................... 23,045,492   100%  $49,204,048   100%     $ 2.14
                            ==========   ===   ===========   ===

  The foregoing computations are based on the number of shares of Common Stock outstanding as of June 30, 1998 and exclude 1,779,905 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $3.84 per share and 1,392,728 shares of Common Stock reserved for future issuance under the 1998 Stock Incentive Plan. To the extent that these options are exercised, there will be further dilution to new investors. See "Management--Benefit Plan" and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data is qualified by reference to and should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data at December 31, 1996 and 1997, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data for the year ended December 31, 1994 and the balance sheet data at December 31, 1994 and 1995 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the year ended December 31, 1993 and the balance sheet data at December 31, 1993 are derived from unaudited financial statements not included in this Prospectus. The statement of operations data for the six months ended June 30, 1997 and 1998 and the balance sheet data at June 30, 1998 have been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                  FOR THE SIX
                                        FOR THE                   MONTHS ENDED
                                YEAR ENDED DECEMBER 31,             JUNE 30,
                          -------------------------------------  ---------------
                           1993   1994    1995   1996    1997     1997    1998
                          ------ ------  ------ ------  -------  ------  -------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net revenue.............  $  384 $  741  $2,058 $5,809  $18,719  $6,493  $16,292
Cost of goods sold......     140    379   1,287  3,284    9,469   3,231    8,281
                          ------ ------  ------ ------  -------  ------  -------
Gross profit............     244    362     771  2,525    9,250   3,262    8,011
Operating expenses:
 Sales and marketing....      75    170     269    844    2,395     959    1,995
 Research and
  development...........      77    129     164    874    2,848     773    1,993
 General and
  administrative........      50     87     203    907    1,661     606    1,362
                          ------ ------  ------ ------  -------  ------  -------
  Total operating
   expenses.............     202    386     636  2,625    6,904   2,338    5,350
                          ------ ------  ------ ------  -------  ------  -------
Income (loss) from
 operations.............      42    (24)    135   (100)   2,346     924    2,661
Other income, net.......     --      29      46     24      180       4      308
                          ------ ------  ------ ------  -------  ------  -------
Income (loss) before
 income taxes...........      42      5     181    (76)   2,526     928    2,969
Income taxes (1)........     --     --      --     --       791     291    1,057
                          ------ ------  ------ ------  -------  ------  -------
 Net income (loss)......  $   42 $    5  $  181 $  (76) $ 1,735  $  637  $ 1,912
Preferred stock dividend
 requirement............     --     --      --    (285)  (1,121)   (284)  (1,316)
                          ------ ------  ------ ------  -------  ------  -------
Net income (loss)
 available to common
 stockholders...........  $   42 $    5  $  181 $ (361) $   614  $  353  $   596
                          ====== ======  ====== ======  =======  ======  =======
Pro forma net income....  $   26 $    3  $  113
                          ====== ======  ======
Pro forma and historical
 income (loss) per
 share--
 Basic and diluted......  $ 0.01 $ 0.00  $ 0.01 $(0.03) $  0.04  $ 0.03  $  0.04
                          ====== ======  ====== ======  =======  ======  =======
Weighted average common
 shares outstanding(2):
 Basic..................  11,475 11,475  13,665 13,881   14,132  14,089   14,379
                          ====== ======  ====== ======  =======  ======  =======
 Diluted (3)............  11,475 11,475  13,665 13,881   14,713  14,518   15,273
                          ====== ======  ====== ======  =======  ======  =======

                                              AS OF DECEMBER 31,         AS OF
                                        ------------------------------- JUNE 30,
                                        1993 1994  1995   1996   1997     1998
                                        ---- ---- ------ ------ ------- --------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and marketable securities......... $13  $ 24 $  128 $  929 $ 8,620 $ 8,796
Working capital........................  21    14    121  2,941  16,615  17,969
Total assets........................... 149   243  1,045  4,822  21,680  23,015
Total liabilities...................... 112   201    823  1,258   3,762   3,093
Redeemable preferred stock............. --    --     --   3,722  17,358  18,674
Total stockholders' equity (deficit)...  37    42    222  (158)     560   1,248

--------
(1) The Company was a subchapter S Corporation for income tax purposes prior to January 1, 1996 and, accordingly, taxable income was reported in the individual tax returns of the stockholders. Pro forma net income is presented as if the Company had been a taxable entity during 1993, 1994 and 1995.
(2) Weighted average common shares outstanding does not include the effect of the conversion of the Redeemable Preferred Stock into 5,593,133 shares of Common Stock upon completion of the Offering.
(3) The diluted net income (loss) per share computation includes potential shares of Common Stock (Redeemable Preferred Stock and options to purchase Common Stock), unless their effect would be antidilutive.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  The Company is a leading provider of Multi-service Digital Access ("MDA") equipment to competitive carriers for the provisioning of enhanced voice and high-speed data services to end users such as small and medium-sized businesses and government and educational institutions. CAC was incorporated in September 1992 as a successor company to Koenig Communications, an equipment systems integration and consulting company which had been in operation since 1986. From inception through May 1995, the Company's operating activities related primarily to providing systems integration and other consulting services, establishing a research and development organization, developing and testing prototype designs, building a national distribution base, establishing a marketing and sales organization and developing customer, vendor and manufacturing relationships.

  From 1992 through June 30, 1995, the Company derived substantially all of its net revenue from its systems integration and consulting business, in which the Company purchased other vendors' products and configured the products in combination with the Company's private-label DataSplit product, for each customer's unique network requirements. In the summer of 1995, the Company ceased its systems integration and consulting business and commenced its main product sales with the introduction of the Access Bank I. In the fourth quarter of 1997, the Company began commercial deployment of its Wide Bank product. Accordingly, the Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company and its prospects must be considered in light of the risks, uncertainties and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets. See "Risk Factors--Limited Operating History; Future Results of Operations Uncertain."

  The Company's net revenue is derived from the sales of MDA equipment and accessories. The Company recognizes revenue upon shipment of product from the Company's factory to its distributors' warehouses. In 1997, the Company's Access Bank product family and the Wide Bank product family accounted for approximately 80% and 16%, respectively, of the Company's net revenue. In the six months ended June 30, 1998, the Company's Access Bank product family and Wide Bank product family accounted for approximately 70% and 25%, respectively, of the Company's net revenue. See "Risk Factors--Dependence on Emerging Market for Multi-service Digital Access Equipment; Risks Associated With Market Acceptance of Wide Bank Product Family" and Note 1 of Notes to Financial Statements.

  Substantially all of the sales of the Company's products are through distributors. In addition to product sales, the Company from time to time relies on its distributors to provide installation, training and customer support to the ultimate end users of the Company's products. As a result, the Company's success depends on the continued sales and customer support efforts of its network of distributors. Sales of the Company's products historically have been made to a limited number of distributors. In 1995, Telco, C&L, Phillips and Telsource accounted for 26%, 13%, 13% and 12% of net revenue, respectively. In 1996, Telco, Phillips, Telsource and C&L accounted for 47%, 18%, 18% and 11% of net revenue, respectively. In 1997, Walker, ADC and Phillips accounted for 36%, 20% and 14% of net revenue, respectively. In the six months ended June 30, 1998, Walker, Phillips and Telsource accounted for 47%, 19% and 15% of net revenue, respectively. The Company expects that sales of its products will continue to be made to a small number of key distributors. Accordingly, the loss of, or reduction in sales to, any of the Company's key distributors could have a material adverse effect on the

Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Distribution Channels" and Note 7 of Notes to Financial Statements.

  In addition to being dependent on a small number of distributors for a majority of its net revenue, the Company believes its products are distributed to a limited number of competitive carrier customers who are primarily CLECs. The Company believes that in 1997, 22 competitive carrier customers indirectly accounted for 75% of its net revenue and that for the six months ended June 30, 1998, approximately 75 competitive carrier customers indirectly accounted for 90% of its net revenue. In particular, the Company believes (based on information from its distributors) that TCG, NEXTLINK, WinStar and e.spire each accounted for a significant portion of the Company's net revenue in 1997 and the six months ended June 30, 1998. None of these competitive carrier customers has any obligation to purchase additional products or services. Accordingly, there can be no assurance that present or future competitive carrier customers will not terminate their purchasing arrangements with the Company's distributors or significantly reduce or delay the amount of the Company's products that they order. Any such termination, change, reduction or delay in orders could have a material adverse effect on the Company's business, financial condition and results of operations. The Company generally provides its distributors with limited stock rotation and price protection rights, and the Company has granted certain of its distributors "most favored customer" terms. There can be no assurance that these stock rotation rights, price protection rights or most favored customer provisions will not have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors--Dependence on Distribution Channels," "--Challenges of Maintaining and Expanding Distribution Channels; Potential for Channel Conflict," "--Competitive Carrier Customer Concentration" and "Business--Customers."

  The Company believes that average selling prices and gross margins for its products will decline as such products mature, as volume price discounts in distributor contracts take effect and as competition intensifies, among other factors. In addition, discounts to distributors vary among product lines and are based on volume shipments, both of which affect gross margins. The Company's gross margin for its Access Bank product family is higher than the gross margin for its Wide Bank product family. The Company believes its gross margins are likely to fluctuate based on product mix and channel mix. Margins will also likely be adversely affected from time to time by new product introductions. See "Risk Factors--Significant Fluctuation in Results of Operations" and "--Possible Decline in Prices."

RESULTS OF OPERATIONS

  The following table sets forth statements of operations data of the Company expressed as a percentage of net revenue for the periods indicated. The Company does not believe its historical results of operations are indicative of future results:

                                                                   FOR THE
                                                                 SIX MONTHS
                                      FOR THE YEAR ENDED            ENDED
                                         DECEMBER 31,             JUNE 30,
                                     -------------------------   -------------
                                      1995     1996      1997    1997    1998
                                     ------   ------    ------   -----   -----
Net revenue.........................    100%     100%      100%    100%    100%
Cost of goods sold..................     63       57        51      50      51
                                     ------   ------    ------   -----   -----
Gross margin........................     37       43        49      50      49
Operating expenses:
  Sales and marketing...............     13       14        12      15      12
  Research and development..........      8       15        15      12      12
  General and administrative........      9       16         9       9       9
                                     ------   ------    ------   -----   -----
    Total operating expenses........     30       45        36      36      33
                                     ------   ------    ------   -----   -----
Income (loss) from operations.......      7       (2)       13      14      16
Other income, net...................      2        0         0       0       2
                                     ------   ------    ------   -----   -----
Income (loss) before income taxes...      9       (1)       13      14      18
Income taxes........................      0        0         4       4       6
                                     ------   ------    ------   -----   -----
Net income (loss)...................      9%      (1)%       9%     10%     12%
                                     ======   ======    ======   =====   =====

SIX MONTHS ENDED JUNE 30, 1997 AND 1998

  Net Revenue. Net revenue increased by approximately 151% from $6.5 million in the six months ended June 30, 1997 to $16.3 million in the six months ended June 30, 1998. The growth in net revenue was primarily attributable to sales of products introduced since the first quarter of 1997 and increased sales of existing products.

  Gross Margin. The Company's cost of goods sold consists primarily of costs associated with parts and components, outsourced manufacturing of certain printed circuit boards, chassis and subassemblies and in-house labor associated with assembly, testing, shipping and quality assurance. Gross profit increased by approximately 146% from $3.3 million in the six months ended June 30, 1997 to $8.0 million in the six months ended June 30, 1998. Gross margin was approximately 50% and 49% for the six months ended June 30, 1997 and 1998, respectively. The absolute dollar increase in gross profit was due to increases in sales, partially offset by increases in component costs, compensation costs and overhead related to the Company's manufacturing operations as well as warranty expenses. Gross margin declined in the six months ended June 30, 1998 as compared to the six months ended June 30, 1997 due primarily to introduction of the Wide Bank product, which carries a lower gross margin, and, to a lesser extent, to the rework of previously shipped Wide Bank products to add features included in a subsequent release.

  Sales and Marketing. Sales and marketing expenses consist of salaries and related expenses for personnel engaged in sales and marketing of the Company's products, as well as trade shows and promotional expenses. Sales and marketing expenses increased approximately 108% from $959,000 for the six months ended June 30, 1997 to $2.0 million for the six months ended June 30, 1998. This increase was primarily due to sales commissions on a higher level of sales, increased staffing levels, and increased spending on trade shows, travel and entertainment and other marketing programs. The Company intends to hire additional sales and marketing personnel and to continue to aggressively pursue sales and marketing campaigns, and therefore expects these expenses to increase in absolute dollars in the future.

  Research and Development. Research and development expenses consist principally of salaries and related personnel expenses, consultant fees, and prototype expenses related to the design, development and testing of the Company's MDA equipment. Research and development expenses increased approximately 158% from $773,000 for the six months ended June 30, 1997 to $2.0 million for the six months ended June 30, 1998. The increase in the level of research and development expenses was due primarily to increased personnel, consulting costs and depreciation expense related to new test and laboratory capabilities. The Company expects the amount of research and development expenses to continue to increase to fund the development of new products and enhancements.

  General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, accounting and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. General and administrative expenses increased approximately 125% from $606,000 for the six months ended June 30, 1997 to $1.4 million for the six months ended June 30, 1998 primarily as a result of increased personnel. The Company expects general and administrative expenses to increase in absolute dollars as the Company adds personnel and incurs additional costs related to the expansion of its business and operation as a public company.

  Other Income, Net. Other income increased from $4,000 in the six months ended June 30, 1997 to $308,000 in the six months ended June 30, 1998. The increase was a result of sublease rental income and an increase in interest income received on cash equivalent investments and other marketable securities.

  Income Taxes. The provision for income taxes was $1.1 million for the six months ended June 30, 1998 compared to $291,000 for the six months ended June 30, 1998. The effective tax rate of 36% in the six months ended June 30, 1998 approximated the federal statutory rate of 34% plus a provision for state taxes less research and development tax credits. The Company expects its effective tax rate to increase in the future due to the expiration of the research and development tax credit. See Notes 1 and 5 of Notes to Financial Statements.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Net Revenue. Net revenue increased by approximately 222% from $5.8 million for 1996 to $18.7 million for 1997 and by approximately 182% from $2.1 million for 1995 to $5.8 million in 1996. The increase in 1997 was due to new product introductions and increased distributor sales of the Company's existing products. The increase in 1996 was a result of a full year of production and sale of the Company's Access Bank I product, which began shipping in mid-1995. In 1995, approximately $313,000 of the Company's net revenues were related to the Company's systems integration and consulting business, which the Company no longer operates.

  Gross Margin. Gross profit in 1995, 1996 and 1997 was approximately $771,000, $2.5 million, and $9.3 million, respectively. Gross margin was 37%, 43% and 49%, respectively, for these years. Gross profit increased between the periods primarily as a result of increased production. Gross margin improved as a result of volume purchase discounts and efficiencies associated with increased manufacturing volume for new and existing products. The Company believes that these annual margin improvements are not indicative of future results.

  Sales and Marketing. Sales and marketing expenses increased approximately 214% from $269,000 in 1995 to $844,000 in 1996 and approximately 184% to $2.4 million in 1997. The increase in 1996 stemmed from increased sales commissions on higher sales and increased spending on personnel, advertising and trade shows as the Company began marketing the Access Bank II. The increase in 1997 reflected the expansion of the sales force as well as costs associated with increased marketing activity with respect to the introduction of the Wide Bank and other products in the second half of 1997, customer support, advertising and trade shows.

  Research and Development. Research and development expenses in 1995, 1996 and 1997 were approximately $164,000, $874,000 and $2.8 million, respectively. Research and development expenses increased $710,000, or 433%, from 1995 to 1996. This increase was due primarily to an increase in the number of personnel engaged in the development of new products, including the Access Bank II. Research and development expenses increased approximately $2.0 million, or 226%, from 1996 to 1997. This increase was principally due to personnel added to expand the Company's product line, which included the Wide Bank 28, new modules for the Access Bank I and Access Bank II products, new software features and line cards for the Access Bank I and Access Bank II products and new power and other equipment accessories.

  General and Administrative. General and administrative expenses in 1995, 1996 and 1997 were approximately $203,000, $907,000 and $1.7 million, respectively. General and administrative expenses increased $704,000, or 347%, from 1995 to 1996 and $754,000, or 83%, from 1996 to 1997. The increases in each year were principally due to increases in personnel and facilities costs necessary to support the expansion of the Company's business.

  Other Income, Net. The Company recognized other income of approximately $46,000 and $24,000 for 1995 and 1996, respectively. The other income in 1995 and 1996 includes sublease rental income and, in 1995, the sale of the Company's domain name. The Company had other income of $180,000 for 1997, consisting of sublease rental and interest income.

  Income Taxes. The Company did not provide for income taxes in 1995 because it was a subchapter S Corporation for income tax purposes and did not record a tax benefit in 1996 due to the uncertainty relating to the utilization of the net operating loss carryforward. The effective tax rate of 31% in 1997 was less than the combined federal and state statutory rate primarily as a result of the utilization of the research and development tax credit, which was extended through June 1998, and a change in the valuation allowance for deferred tax assets. The Company expects its tax rate to increase after June 1998 as a result of the expiration of the research and development tax credit. See Notes 1 and 5 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain quarterly financial data for the eight quarters ending with the quarter ended June 30, 1998, including such amounts expressed as a percentage of total net revenue. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                            FOR THE THREE MONTHS ENDED
                                    -----------------------------------------------------------------------------------
                                    SEPT. 30,   DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,
                                      1996        1996      1997       1997      1997       1997      1998       1998
                                    ---------   --------  ---------  --------  ---------  --------  ---------  --------
                                                                  (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net revenue.......................  $  1,369    $  1,317  $  2,496   $  3,996  $  5,636   $  6,591  $  7,243   $ 9,049
Cost of goods sold................       863         485     1,256      1,975     2,752      3,486     3,768     4,513
                                    --------    --------  --------   --------  --------   --------  --------   -------
Gross profit......................       506         832     1,240      2,021     2,884      3,105     3,475     4,536
Operating expenses:
 Sales and marketing..............       259         341       432        528       615        820       975     1,020
 Research and development.........       257         287       372        400       923      1,153       843     1,150
 General and administrative.......       242         254       251        355       496        559       552       810
                                    --------    --------  --------   --------  --------   --------  --------   -------
  Total operating expenses........       758         882     1,055      1,283     2,034      2,532     2,370     2,980
Income (loss) from operations.....      (252)        (50)      185        738       850        573     1,105     1,556
Other income (expense), net.......        19          48        10         (6)       18        158       168       140
                                    --------    --------  --------   --------  --------   --------  --------   -------
Income (loss) before income taxes.      (233)         (2)      195        732       868        731     1,273     1,696
Income taxes......................        --          --        61        229       273        228       450       607
                                    --------    --------  --------   --------  --------   --------  --------   -------
Net income (loss).................  $   (233)   $     (2) $    134   $    503  $    595   $    503  $    823   $ 1,089
                                    ========    ========  ========   ========  ========   ========  ========   =======
AS A PERCENTAGE OF NET REVENUE:
Net revenue.......................       100%        100%      100%       100%      100%       100%      100%      100%
Cost of goods sold................        63          37        50         49        49         53        52        50
                                    --------    --------  --------   --------  --------   --------  --------   -------
Gross margin......................        37          63        50         51        51         47        48        50
Operating expenses:
 Sales and marketing..............        19          26        18         14        11         12        13        11
 Research and development.........        18          22        15         10        16         17        12        13
 General and administrative.......        18          19        10          9         9          8         8         9
                                    --------    --------  --------   --------  --------   --------  --------   -------
  Total operating expenses........        55          67        43         33        36         38        33        33
Income (loss) from operations.....       (18)         (4)        7         18        15          9        15        17
Other income (expense), net.......         1           4         0          0         0          2         2         2
                                    --------    --------  --------   --------  --------   --------  --------   -------
Income (loss) before income taxes.       (17)          0         7         18        15         11        17        19
Income taxes......................         0           0         2          5         4          3         6         7
                                    --------    --------  --------   --------  --------   --------  --------   -------
Net income (loss).................       (17)%         0%        5%        13%       11%         8%       11%       12%
                                    ========    ========  ========   ========  ========   ========  ========   =======

  The Company's net revenue has increased each quarter since the three months ended December 31, 1996, primarily as result of new product introductions, product enhancements and increased distributor sales of the Company's existing products. Although the Company cannot quantify the extent of the impact, during the three month periods ended March 31, 1997, June 30, 1997 and September 30, 1997, the Company's net revenues and gross profit were adversely affected by the resale of certain of the Company's products into the market at significantly reduced prices by an OEM. This OEM no longer distributes the Company's products. Gross margin varied significantly for the three months ended September 30, 1996, December 31, 1996 and March 31, 1997. In the three months ended December 31, 1996, the Company introduced a new software feature (embedded in a chip set) that facilitated the upgrade of the Company's Access Bank I product to include TR-08 functionality. A large quantity of these chip sets, which carried a higher gross margin than the Company's other products, was sold in that quarter. Operating expenses during these time periods also generally increased, principally due to increased costs related to personnel and facilities necessary to support the expansion of Company's business. Research and development expenses during the quarter ended December 31, 1997 increased significantly from the previous quarter primarily as a result of the Company's purchase of third party software used to facilitate interoperability with existing industry standards. Consistent with the Company's accounting policies, these software costs were expensed in the period in which they were incurred because the technological feasibility of the related product had not been determined at the time of the purchase.

  The Company's results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future, both on a quarterly and annual basis, as a result of a variety of factors, many of which are outside of the Company's control. Among other things, the Company's results of operations have fluctuated in the past due to (i) the availability of adequate supplies of key components and assemblies and the adequacy of third-party manufacturing capabilities; (ii) delays in the introduction of new products or product enhancements by the Company; (iii) customer order deferrals in anticipation of product enhancements or new product offerings by the Company; (iv) the Company's ability to affect and judge the timing and size of orders from its distributors; and (v) errors in the assembly of electronic component kits and shipping errors. The Company's results of operations may also fluctuate in the future due to a number of factors, including, but not limited to, those listed above as well as (i) the timing and size of orders which are received and which can be shipped in any particular period; (ii) the commercial success of the Company's products;
(iii) changes in the financial stability of the Company's distributors, competitive carrier customers or suppliers; (iv) changes in pricing policies by the Company or its competitors; (v) seasonality in the placement of orders;
(vi) changes in the level of the Company's operating expenses; (vii) changes in the Company's distribution channels; (viii) delays or deferrals of any competitive carrier's or end user's implementation of the Company's products;
(ix) product life cycles; (x) customization or integration problems with end user systems; (xi) changes in the Company's strategy; (xii) product failure or error; or (xiii) the level of international expansion. A significant portion of the Company's net revenue has been, and the Company believes will continue to be, derived from a limited number of large orders, and the timing of such orders and their fulfillment has caused, and are expected to continue to cause, material fluctuations in the Company's operating results. The Company's distribution agreements generally allow distributors to cancel orders without penalty until a relatively short period of time prior to shipment. The Company has experienced cancellation and delays of orders from time to time, and expects to continue to experience order cancellations and delays from time to time in the future, which could adversely affect the Company's revenue and results of operations for a quarter or series of quarters. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. Due to all of the foregoing factors, it is possible that in some future quarter, the Company's results of operations will be below the expectations of market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors--Significant Fluctuations in Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations to date primarily through cash generated from operations, private sales of preferred stock totaling approximately $15.6 million (net of issuance costs) and periodic borrowings under its credit facilities.

  Net cash used by operating activities for 1995, 1996 and 1997 totaled approximately $224,000, $1.7 million and $3.5 million, respectively. Net cash provided by operating activities for the six months ended June 30, 1998 totaled $959,000. In all periods except during the first six months of 1998, cash used by operating activities was primarily due to increases in inventory and accounts receivable, partially offset by increases in accounts payable and other liabilities, and, in each period except 1996, by net income. Cash provided by operating activities for the six months ended June 30, 1998 was due to net income, partially offset by an increase in accounts receivable, and a decrease in accounts payable.

  Cash used by investing activities was approximately $93,000, $639,000 and $3.6 million in 1995, 1996 and 1997, respectively. In each year, cash used in investing activities was primarily attributable to purchases of equipment, and, in 1997, by purchases of securities available for sale. Cash used by investing activities for the six months ended June 30, 1998 of approximately $1.6 million was primarily attributable to purchases of securities and purchases of equipment.

  Cash provided by financing activities was approximately $422,000, $3.1 million, $12.3 million and $50,000 for 1995, 1996, 1997 and the six months ended June 30, 1998, respectively. Cash provided by financing activities was primarily from short term borrowings in 1995, proceeds from the issuance of preferred stock and short term borrowings in 1996 and 1997, and proceeds from the issuance of common stock in the six months ended June 30, 1998. Cash provided by financing activities in 1997 was somewhat offset by repayment of short term borrowings.

  At June 30, 1998, the Company's principal sources of liquidity included cash and marketable securities available for sale of approximately $8.8 million and a bank credit facility of $5.0 million, which bears interest at the bank's prime rate. This working capital line of credit is limited to a borrowing base determined by the balance of the Company's eligible receivables and inventory. At June 30, 1998 there were no outstanding borrowings under the working capital line. See Note 4 of Notes to Financial Statements.

  The Company's inventory levels increased in 1995, 1996 and 1997 and decreased at June 30, 1998 due to an inventory reserve of $210,000. The increase in the Company's inventory levels during 1995, 1996 and 1997 was largely due to the Company's attempt to address the risks of component availability, the Company's attempt to avail itself of volume purchase discounts and the Company's need to procure an increasing number of components to manufacture an increasing number of product offerings. Prior to 1998, the Company procured 100% of all the components used in manufacturing its products. In 1998, the Company began to partially use turnkey manufacturing for certain of its components and subassemblies. The Company believes that as it continues to use turnkey manufacturers, its inventory levels will decrease in the future. See "Risk Factors--Dependence on Component Availability" and "Business--Marketing."

  At December 31, 1997, the Company's working capital was approximately $16.6 million and had increased to $18.0 million at June 30, 1998. The Company has no significant capital spending or purchase commitments other than normal inventory purchase commitments and commitments under facilities leases. However, the Company believes that it will require up to 50,000 additional square feet of office, manufacturing and research and development space in the next 24 months, which will materially increase the amount of its operating lease commitments. There can be no assurance that suitable space will be available on commercially reasonable terms or at all. See Note 9 of Notes to Financial Statements.

  The Company believes that the proceeds from the Offering, together with available funds, anticipated cash flows from operations and its line of credit, will satisfy the Company's projected working capital and capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth could require the Company to obtain additional financing. See "Risk Factors-- Potential Need for Additional Capital; Risks Relating to Potential Acquisitions."

                                   BUSINESS

OVERVIEW

  Carrier Access Corporation ("CAC" or the "Company") is a leading provider of Multi-service Digital Access ("MDA") equipment to competitive telecommunications carriers, including competitive local exchange carriers ("CLECs") and wireless carriers and a provider of such equipment to Internet service providers ("ISPs"), and other carriers, based on the number of access lines provided to competitive carriers. The Company's MDA equipment is used for the provisioning of enhanced voice and high-speed data services by carriers to end users such as small and medium-sized businesses and government and educational institutions. The Company's MDA equipment provides a "last mile" solution for the voice and data connectivity needs of competitive carriers and end users throughout the United States. Mass deployment of digital last mile connectivity from end user to carrier networks is enabled through the Company's cost-effective, compact, scaleable and easily installed customer premises and central office telecommunications equipment. The Company's products allow competitive carriers to leverage their existing digital infrastructure to cost-effectively connect end users to their networks. The Company's MDA products utilize high bandwidth digital deployment targeted at end users requiring between 6 and 672 telephone line equivalents of bandwidth. The Company's MDA products enable a broad variety of enhanced carrier service offerings including high-speed Internet access, virtual private networks, switched local and long distance voice, Caller ID, distinctive ringing, direct inward dialing, automated call routing and other widely-used telecommunications services. Based on information from its distributors, the Company believes that over 100 competitive carriers have purchased the Company's products through its distributors. Carriers which the Company believes have purchased at least $50,000 of the Company's products in the six months ended June 30, 1998 include Allegiance Telecom, Inc., Cablevision Systems Corp., Cellular One Group, Commonwealth Telephone Enterprises, Inc., e.spire Communications, Inc., Frontier Corporation, GST Telecommunications, Inc., ICG Communications, Inc., Intermedia Communications, Inc., Logix Communications, Inc., MGC Communications, Inc., NEXTLINK Communications, Inc., Pacific Bell, a division of SBC, Inc., PSINet, Inc., STAR Telecommunications, Inc., Teleport Communications Group, Inc., US LEC Corp., U S WEST, Inc., WinStar Communications, Inc. and Worldcom Inc. The aforementioned list of carriers comprise a representative subset of the total number of carriers who have purchased the Company's products.

INDUSTRY BACKGROUND

  Increasing demand for enhanced voice and high-speed data communications, together with technological advances, has created a significant market for the provisioning of communications services to businesses and government and educational institutions. In addition, as a result of recent deregulation, a variety of telecommunications service providers (commonly called "carriers") have emerged in this market to offer local telecommunications services in competition with the incumbent local exchange carriers (the "ILECs"). These new competitive carriers are seeking to differentiate themselves and to capitalize on the growing demand for enhanced voice and high-speed data communications by deploying advanced technologies and continuing to build alternative networks. In order to reduce the cost of providing these services, competitive carriers are attempting to leverage their existing network infrastructure, in which they have made a substantial investment. As a result, competitive carriers are focused on deploying new equipment that enables them to quickly and cost-effectively provide reliable enhanced voice and high-speed data services.

  Emergence of Competitive Carriers. Historically, the telecommunications industry in the United States was highly regulated, with both local and long distance service providers operating as monopolies. As a result of the passage of the Telecommunications Act of 1996, competitive carriers have emerged to compete with the ILECs in the provisioning of local exchange services. The market for local exchange services consists of two types of carriers: ILECs who own the existing local telephone wire, and carriers such as CLECs and other competitive carriers who do not, but are capitalizing on recent regulatory changes to lease existing lines and offer local services. Currently, over 100 CLECs in the United States have entered the market for local telephone services and are building their own networks. In addition, many CLECs, through the acquisition of ISPs, have sought to expand their service offerings to include data. Competitive carriers are offering customers competitively priced, highly reliable telecommunications services by deploying local access networks which are more flexible and cost-effective than traditional copper-based local networks operated by the ILECs. To do so, competitive carriers have invested substantial resources over the past several years to build an infrastructure which enables them to link their customers to existing local telephone lines, and as a result, continually seek ways to increase revenue and market share while reducing initial and ongoing costs. One method utilized by carriers has been the delivery of multiple, rather than individual, voice and data circuits which can be aggregated on single high-speed digital connections. In addition, many carriers have invested in switching and transmission technologies to increase capacity and efficiency in the backbones of their telecommunications networks. According to New Paradigm Resources Group, Inc., a CLEC research organization, competitive carriers installed approximately 1.8 million access lines in 1997, a number which is expected to double in 1998. Additionally, CLECs have invested over $5 billion in equipment to build their local access networks in 1997.

  Increasing Demand for Enhanced Voice and High-Speed Data Connectivity. The volume of data traffic transmitted over telecommunications networks has grown dramatically in recent years. Growing demand for new services, such as high-speed Internet access, as well as the increasing use of the Internet and corporate intranets as vehicles to communicate and disseminate information, has driven demand for digital telecommunications equipment which integrate enhanced voice and high-speed data. Due to the mission critical nature of their enhanced voice and high-speed data traffic, businesses and government and educational institutions are driving demand for additional bandwidth and higher transmission rates.

  Competitive Carriers Targeting Underserved Business Markets. According to the Small Business Administration, there were approximately 6.2 million businesses in the United States in 1996, 90% of which had less than 20 employees and 99% of which had less than 500 employees. According to International Data Corporation ("IDC"), the number of telephone lines a business uses is related to the number of people it employs; however, there is generally not a one-to-one correlation. For example, businesses with fewer than 100 employees typically use fewer than 20 lines. Small and medium-sized businesses typically access the Internet via dial-up modems, and generally do not have access to or have not implemented high-speed digital connections. According to IDC, dial-up access represented approximately 90% of all corporate access connections for Internet usage in 1997. However, small and medium-sized businesses are increasingly demanding the enhanced service offerings that are available to large businesses, including high-speed Internet access, virtual private networks and direct inward dialing services. To cost-effectively meet this demand and capture an increasing share of the market to provide such services, competitive carriers are bundling enhanced voice and high-speed data services. Bundled services also enable competitive carriers to offer a single point of contact and consolidated billing. However, equipment capable of providing such bundled services has typically been provided by large telecommunications equipment vendors that designed their products for high-line density installations. As a result, legacy telecommunications equipment providers have been unable to effectively serve installations requiring lower line densities.

  Adoption of Digital Access Equipment in the "Last Mile." The access portion of the local exchange network, which is known as the "last mile" and connects end users to the carrier network, was originally constructed with copper twisted-pair wiring designed to support low bandwidth voice traffic. Due to the increased level of enhanced voice and high-speed data traffic that now must pass over these analog lines, carriers have begun to install higher speed digital transmission technologies in the last mile. Digital transmission has distinct advantages over analog transmission, including increased speed, lower cost, higher reliability and quality, and better manageability. The transmission components of today's high-speed digital telecommunications access networks in the United States are T1 connections, which transmit at
1.544 Mbps (the equivalent of 24 voice circuits), and T3 connections, which transmit at 45 Mbps (and can aggregate up to 28 T1 connections or the equivalent of 672 voice circuits). By offering T1 and T3 connectivity, carriers enable increased usage of enhanced voice and high-speed data which, in turn, can expand their revenue base. New digital technologies have been introduced in recent years to increase the speed and quality of digital transmission over copper wires in the last mile and provide alternative means of accessing the wireline network backbone. While the costs of deploying these solutions varies between carriers, technological developments such as Digital Loop Carriers ("DLC") and HDSL have made digital services more accessible in recent years. However, traditional equipment for the provisioning of digital service is expensive, takes up a considerable amount of space at the carrier's location or the customer's premises, and is difficult and time consuming to install and maintain.

   Need for New Digital Access Equipment. Competitive carriers, facing growing pressure to increase service revenues by delivering enhanced voice and high-speed data services quickly, reliably and cost-effectively, are investing heavily in new digital access technologies and equipment. More specifically, these carriers are seeking multi-service digital access equipment that addresses the following needs:

   Enhanced Services. Digital access equipment must allow competitive carriers to provide enhanced voice and high-speed data services, such as high-speed Internet access, virtual private networks, switched local and long distance voice, Caller ID, distinctive ringing, direct inward dialing, automated call routing and other widely used telecommunications services increasingly being demanded by their end user customers.

   Rapid Deployment. To allow competitive carriers to rapidly deploy new service offerings to their customers, digital access equipment must be easy to install and test and must integrate with customer premises and central office equipment.

   Lowest Cost. Compared to current offerings, digital access equipment must be cost-effective throughout its lifetime, and reduce installation and ongoing capital expenditures with regard to operations, service management and maintenance.

   High Quality. To enable competitive carriers to compete effectively, digital access equipment must provide enhanced voice and high-speed data services with quality and reliability which equals or exceeds comparable ILEC offerings.

   Scaleability. To serve the rapidly growing enhanced voice and high-speed data requirements of competitive carriers and end users such as small and medium-sized businesses, digital access equipment must be scaleable.

   Safety and Regulatory Requirements. Because the equipment resides at both the carrier's facility and the customer's premises, digital access equipment must enable competitive carriers to satisfy all applicable regulatory requirements and remain compliant with industry safety standards.

THE CARRIER ACCESS SOLUTION

  The Company is a leading provider of Multi-service Digital Access ("MDA") equipment to competitive telecommunications carriers. The Company's MDA equipment is used for the provisioning of enhanced voice and high-speed data services by carriers to end users such as small and medium-sized businesses and government and educational institutions. The Company's MDA products enable a broad variety of enhanced carrier service offerings and provide a "last mile" solution for the voice and data connectivity needs of its competitive carriers and end users throughout the United States. Mass deployment of digital last mile connectivity from end user to carrier networks is enabled through the Company's cost-effective, compact, scaleable and easily installed customer premises and central office telecommunications equipment. The Company's products allow competitive carriers to leverage their existing T1 and T3 digital transmission infrastructure, including optical fiber SONET, HDSL and digital radio, and to cost-effectively connect end users to their networks. The Company's MDA products utilize high bandwidth digital deployment targeted at end users requiring between 6 and 672 telephone line equivalents of bandwidth. Based on information from its distributors, the Company believes that over 100 competitive carriers have purchased the Company's products through its distributors. The Company believes that its MDA products offer the following features and benefits:

  Enable Multiple Service Offerings. The Company's MDA products allow competitive carriers to provide enhanced voice and high-speed data services to their end users. Competitive carriers are using the Company's solutions to cost-effectively offer bundled voice and data services such as high-speed Internet access, virtual private networks, switched local and long distance voice, Caller ID, distinctive ringing, direct inward dialing, automated call routing and other widely used telecommunications services. The Company's MDA products are currently used in a wide variety of competitive carrier applications, including local exchange services, long distance bypass, high bandwidth Internet connections, cellular/PCS service connections, high bandwidth digital radio and computer telephony interfaces.

  Facilitate Rapid Deployment of New Services. The Company's MDA products are designed to allow competitive carriers to increase revenues and market share by offering their customers new services more quickly than traditional access products. The Company's products are easy to install, and work with existing central office equipment and customer premises phone systems and data equipment, facilitating the rapid deployment of new services. Technicians can install and service the Company's products without specialized equipment or training, enabling installation in less than one hour, which the Company believes is significantly less installation time than that required for traditional equipment. Self-testing and telephone line tests are also incorporated into the products to accelerate installation time and reduce or eliminate the need for test equipment.

  Reduce Cost of Ownership. Due to reduced labor, space and power requirements and increased reliability, the Company believes that its MDA products offer a lower cost of ownership to competitive carriers than traditional access products. The compact size of the Company's MDA equipment allows it to be wall or rack-mounted in minimal space, such as telephone wiring closets located at customer premises or in carrier co-location spaces, reducing the need to lease costly additional equipment space. The Company's MDA products are designed with a high level of integration, which lowers manufacturing costs, decreases power consumption, decreases the need for the customer to invest in new circuits, and extends product life. Safety and protection requirements are achieved without the use of fuses, substantially increasing reliability and reducing long-term service costs. Such built-in product reliability features, as well as self-test facilities, heat dissipation improvements and battery backup reduce costly service calls. Additionally, the Company's MDA equipment can be monitored and managed remotely, decreasing service costs. Remote configuration also allows customer upgrades with reduced on-site technical support.

  Provide Programmable Software-Based Functionality. The Company's products incorporate an advanced software-based architecture which enables a broad range of functions with a minimum of components. Valuable service functions such as integrated line testing are provided without increasing product costs. In addition, several of the Company's MDA products are based on digital signal processing ("DSP") software, which allows the Company to add advanced features with little or no hardware redesign, thereby facilitating the customer's ability to rapidly deploy new services and meet regulatory requirements.

  Scale Through Ease of Reconfiguration and Upgradeability. The Company's MDA products are modular and flexible, providing a migration path for carriers which allows them to leverage their existing infrastructure as end user requirements and industry standards evolve. The Company's Access Bank products are designed to enable carriers to reduce the cost of connecting an end user with less than 12 lines to a T1 connection, then scale to meet the needs of carriers as their customers add additional lines. All of the Company's line cards within a product family are based on a common design, enabling Access Banks to be easily upgraded to provide additional lines and interfaces, as well as support enhanced voice and high-speed data features. Similarly, the Company's Wide Bank family of products allows for cost-effective scaleability from four to 28 T1 connections to a single aggregated T3 connection.

  Satisfy Carrier and End User Safety and Regulatory Requirements. The Company's products are designed to meet all of the safety requirements for carrier and customer premises installations, thereby reducing carriers' exposure to liability related to their customers' on-site equipment. The Company's product lines are fully certified to comply with National Electrical Code requirements (U.L. 1459) on all line interfaces. U.L. 1459 listing has become an important requirement for carriers installing equipment within customer buildings, and is designed to prevent the product and the telephone wiring from creating building fires. Additionally, a member of the Company's Wide Bank product family has been certified as compliant with Bellcore's Network Equipment Building System ("NEBS") standards, which facilitates deployment in carrier central office locations.

STRATEGY

  The Company's objective is to become the leading supplier of innovative telecommunications solutions utilized by competitive carriers to provide enhanced voice and high-speed digital access services. Key elements of the Company's strategy include the following:

  Extend Technology Leadership. Based on competing products available in the market, the Company believes that its MDA products were among the first to be designed to meet rigorous carrier requirements, yet still be well-suited for installation on customer premises. The software-intensive and modular design of the Company's products allows the Company to meet the changing needs of competitive carriers by adding new features and functionality without costly research and development. The compact design of the Company's MDA products also facilitates rapid product deployment, which the Company regards as a key advantage over competitors' equipment. The Company intends to maintain and extend its technological leadership by improving its MDA products, while maintaining the lowest overall cost to its customers.

  Provide Integrated Voice and Data Solutions. The Company believes that, due to the increasing product and integration complexity of telecommunications equipment, carriers and end users are increasingly seeking fully integrated voice and data systems solutions from the carrier point of presence to the customer premises. Accordingly, the Company has developed its MDA products in close cooperation with its competitive carrier customers to ensure that its solutions incorporate the specific technologies, features and functionalities necessary to maintain a competitive advantage in the Company's selected markets. The Company intends to develop and expand its integrated MDA solutions to meet the evolving voice and data needs of its customers.

  Increase Penetration of Existing Competitive Carrier Customer Base. The Company is a leading provider of digital access equipment solutions to CLECs in the United States. Based on information from its distributors, the Company believes that over 100 competitive carriers have purchased its products through its distributors including many of the largest CLECs. The Company believes that a significant opportunity exists to increase sales to its existing CLEC customers as they grow. To do so, the Company intends to maintain a high level of customer support, extend the MDA product families sold to existing customers, and leverage the sales success achieved in key geographic locations. The Company also intends to introduce new products which will enable CLECs to more cost-effectively provide combined voice and high-speed data services to end users. Additionally, the Company intends to expand its sales and marketing efforts in order to increase sales to other carriers such as IXCs, ISPs and wireless carriers. Based on customer comments and subsequent product purchase decisions by its end-users, the Company believes that, similar to CLECs, customers in these markets make purchase decisions based on product reliability, flexibility, cost-effectiveness and ease of use.

  Gain Entry into New Markets. The Company believes that, due to the price/performance advantages of its MDA products, several of its current solutions are applicable within any telecommunications network, regardless of size. Consequently, the Company intends to expand the marketing of its products to ILECs, primarily through strategic relationships and joint sales strategies. Certain of the Company's products have already met the safety and certification requirements necessary for installation in ILEC central offices. In addition, although the international competitive carrier markets are still in the early stages of development, the Company intends to work with overseas distributors and strategic partners to provide access solutions to targeted international carriers.

  Leverage Third Party Distribution Channels. The Company intends to increase the penetration of its products in new and existing markets by strengthening and expanding its network of third party distributors. Third party distributors and OEMs, as well as VARs and systems integrators who do not currently purchase the Company's products, are an integral part of the Company's distribution strategy because, in conjunction with the Company, they are responsible for identifying potential end users, selling the Company's products as part of a complete solution, and customizing and integrating the Company's products at the end user premises. The Company intends to direct its marketing activities toward enhancing relationships with its current distributors, as well the recruitment of additional distributors in key markets.

  Maintain Rapid Product Fulfillment and Manufacturing Efficiency. The Company has historically fulfilled a majority of its equipment orders within 30 days, which it views as a key competitive advantage in an industry where competitive carriers are under continuous pressure to rapidly deploy new services. The Company intends to continue to design and manufacture its products to facilitate rapid order fulfillment and network deployment. In addition, the Company operates in a competitive, high-growth industry where minimizing costs through manufacturing efficiencies is critical. To increase yield, quality and reliability, while reducing cost, the Company currently performs in-house final assembly and test processes, such as automated software-based printed circuit board testing. Additionally, the Company has developed third-party manufacturing relationships designed to decrease production costs, realize rapid order fulfillment and accelerate time-to-market. The Company intends to continue improving the flexibility and efficiency of its operations.

PRODUCTS

  The Company's MDA products currently include the Access Bank and the Wide Bank product families. The Access Bank I offers digital connectivity for local and long distance carrier voice services, and converts a single T1 digital network access into 24 telephone circuits for voice, facsimile and modem connections. The Access Bank II expands on the voice functions of the Access Bank I and adds high-speed data ports for computer connectivity and dual T1 line interfaces for increasing data speeds and connecting digital phone systems. The Access Exchange is a customer-located access switch that enables long distance carriers to offer local services from their embedded base switching equipment. The Wide Bank 28 is a highly-integrated M1-3 standard multiplexer for connecting T1 equipment to high-bandwidth T3 digital circuits, providing up to 28 T1 connections for enhanced voice and high-speed data services. The Company's products are used with optical fiber, HDSL on copper pairs or digital radio. The Company differentiates its products on their ability to enable multiple service offerings, facilitate the rapid deployment of new services, reduce cost of ownership, provide programmable software-based functionality, scale cost-effectively at carrier and end user locations, and satisfy the safety and regulatory requirements of carriers and end users. The retail list prices of the Company's Access Bank family of products range from $3,495 to $7,000, depending upon configuration, and the retail list prices of the Company's Wide Bank family of products range from $3,000 to $10,000, depending upon configuration.


        PRODUCT              FEATURES/FUNCTIONALITY                  CUSTOMER APPLICATIONS
----------------------------------------------------------------------------------------------------------
  ACCESS BANK I
                       . Converts a T1 digital line to        . Economical local service delivery by CLECs
  Released               12 or 24 analog telephone lines      . Long distance service delivery using T1
   June 1995           . Programmable signaling and 5           access
                         circuit types support popular        . Digital voice networking equipment
                         voice services                         connectivity such as voice over IP and
                       . Removable 12-channel voice             frame relay
                         cards                                . ISP modem pool connections to T1
                       . Integration of T1 network            . Branch office/remote site connectivity to
                         interface, signaling software,         T1
                         test functions, and ringing          . Rapid deployment of temporary telephone
                         power                                  services
                       . Enhanced voice service quality       . Computer telephony line interfaces
                         and high-speed modem connections
                       . Local CLASS service delivery
                         such as Caller ID and
                         distinctive ringing
                       . Compact one-rack unit size for
                         wall or rack mounting
                       . Low power consumption with
                         compact eight-hour battery
                         backup option
                       . Solid state protection (no
                         fuses) for increased reliability
                       . Three-mile high-quality loop
                         range
-------------------------------------------------------------------------------

  ACCESS BANK I TR-08
                       All Access Bank I functions plus:
  Released             . Direct connection to local           . Economical local service delivery by CLECs
   November 1996         switch line-side T1 ports            . Expansion of line capacity for local
                       . Supports Bellcore standard TR-         switches
                         08 signaling modes
                       . Complete 12 or 24 line digital
                         loop   carrier remote terminal

        PRODUCT              FEATURES/FUNCTIONALITY             CUSTOMER APPLICATIONS
----------------------------------------------------------------------------------------------
  ACCESS BANK II
                       All Access Bank I functions plus:
  Released             . Bandwidth expansion to two T1s   . Multi-line voice plus high-
   November 1996         (3.0 Mbps)                         speed data services to
                       . Second T1 for PBX connection,      businesses
                         network protection or bandwidth  . Branch office voice and data
                         expansion                          connectivity
                       . Supports fractional T1 data      . Protection of mission critical
                         services                           voice and data
                       . Built-in standards-based data    . Integration of fax, modem, and
                         management and diagnostics         high-speed data on digital PBX
                       . Digital cross-connect system       T1s
                         functionality
                       . Built-in remote management
                       . Optional Ethernet SNMP LAN
                         management connection
----------------------------------------------------------------------------------------------

  ACCESS BANK II HDSL
  (SOLD BY ADC AS      All Access Bank II features plus:  . Provides multi-line voice and
  EZT1/D1/HDSL)        . One T1 port replaced by ADC 4-     high-speed data services over
                         wire HDSL network interface        existing copper infrastructure
  Released             . Remotely managed from ADC
   May 1998              SONEPLEX HDSL central office
                         transmission platform
                       . Provides CLECs with T1 quality
                         performance
                         monitoring and maintenance
                         functions comparable to leased
                         Type II T1 services
----------------------------------------------------------------------------------------------

  ACCESS EXCHANGE
                       All Access Bank II features plus:  . Allows long distance carriers
  Released             . Automatic call routing             to provide local service from
   April 1998          . Programmable digit translation     existing switches
                       . Combines T1 access with          . Provides automatic call routing
                         existing phone lines               functions and T1 connectivity
                       . Connects branch offices to         for existing phone systems
                         virtual private voice and        . Integrates high-speed
                         enterprise data networks           fractional T1 data connectivity
----------------------------------------------------------------------------------------------

  ACCESS BANK LINE
  CARDS AND            . FXS and FXO Loop Start and       . Telephone, fax and modem
  ACCESSORIES            Ground Start Signaling             connections
                       . DPO and DPT Reverse Battery      . Business phone system
  Released               Signaling                          connections
   June 1995-          . E&M and TO 4-Wire Tie Lines      . Business tie line connections
   February 1997       . Programmable signaling           . Analog leased line modem
                         conversion                         connections
                       . Optional battery back-up and     . Direct inward dialing services
                         charger                          . Private line automatic ringdown
                                                            connections
                                                          . Central office line connections
                                                            to T1s
                                                          . International dial-back
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

  WIDE BANK 28
                       . Converts M1-3 standards-based    . Consolidates multiple T1s into
  Released               protected T3 circuit to four to    T3 services to reduce monthly
   November 1997         28 T1 circuits                     access costs for ISPs, CLECs,
                       . Modular design provides for T1     wireless carriers and end users
                         circuit growth and redundancy    . Provides redundant T3 service
                       . T3 electronic and circuit          distribution from digital radio
                         protection                         connections
                       . Built-in circuit and network     . T1 service expansion from fiber
                         testing                            multiplexers
                       . Built-in T1 network interface    . Connection of T3 LEC services
                         units (NIUs) reduce equipment,     to ISP remote access servers
                         labor and space requirements
                       . Fuseless circuit protection
                         increases reliability
                       . Ethernet SNMP management
                         enables centralized management
                       . One-rack unit size minimizes
                         collocation costs
----------------------------------------------------------------------------------------------

  WIDE BANK 28 NEBS
                       All features of the Wide Bank 28   . Co-location of T3 service
  Released              plus:                               connections in carrier central
   May 1998            . Compliance with Network            offices
                         Building System (NEBS) criteria
                         for installation in central
                         office locations
                       . Hardened for strenuous
                         environmental conditions
----------------------------------------------------------------------------------------------

 THE ACCESS BANK FAMILY OF PRODUCTS

  Access Bank I

  The Company's Access Bank I provides an economical, compact, and reliable solution for converting T1 digital access services from ILECs and CLECs to 12 or 24 individual analog telephone circuits at end user locations. The T1 Channel Service Unit ("CSU"), ringing generator, power converters, ringback tone generator, and channel bank controller are all integrated into a Line Interface Unit ("LIU"). The design of the Access Bank I incorporates an integrated CSU, which allows customers to plug in a T1 line without having to connect other peripheral devices or customized circuit cards to address specific network requirements. Five different types of 12-channel telephone line interface circuit cards provide popular voice service delivery options. Interface circuit cards allow for the delivery of enhanced local services such as Caller ID and distinctive ringing. The Access Bank I operates with a variety of high-speed modems, and automatically adjusts matching characteristics to different modems and line conditions in order to provide a clean, high-quality transmission path. The Access Bank I is principally used by competitive carriers for economical local service delivery, long distance service delivery using T1 access, digital voice networking equipment connectivity, ISP modem pool connections to T1, branch office connectivity to T1, and rapid deployment of temporary telephone services. Systems integrators use Access Bank I to convert T1 connections to a variety of analog service connections for applications such as remote access router interfaces, frame relay and IP voice telephone system connectivity, and computer telephony interfaces.

  Access Bank I TR-08

  The Access Bank I TR-08 provides a Bellcore Standard TR-08 digital loop carrier software protocol for T1 connections directly to the line side T1 ports of local switches. Local exchange carriers use the Access Bank I TR-08 for economical local service delivery and expansion by competitive carriers of line capacity for local switches. The Access Bank I TR-08 provides low-cost, compact, wiring closet deployment of carrier-class enhanced voice features such as Caller ID and distinctive ringing to competitive carriers utilizing Nortel, Lucent, Siemens and other local exchange switches. Access Bank I TR-08 enables inexpensive carrier provisioning of physically separate single shelf groups for 12 or 24 managed telephone lines from a T1.

  Access Bank II

  The Access Bank II enables carriers to provide multi-line voice and data over one or two T1 access lines. Carriers use the Access Bank II for multi-line voice plus high-speed data services, branch office voice and data connectivity, the protection of mission critical voice and data, and the integration of fax, modem, and high-speed data on digital PBX T1s. The Access Bank II includes two T1 network interfaces with fully integrated CSU and Data Service Units ("DSU"), offering up to 3.0 Mbps of total throughput. Dual T1 interfaces can accommodate future bandwidth requirements and integration of fax, modem and high-speed data on digital PBX T1s, and can provide protection for end users' mission critical voice and data applications. The two built-in data interfaces offer connectivity for high-speed Internet routers, frame relay devices, video and other high-speed data applications. By combining digital data with voice over one or two T1 lines, bandwidth can be utilized more efficiently, saving on communications access costs. The Access Bank II also includes sophisticated management capabilities such as an optional Ethernet SNMP LAN management connection for configuration and monitoring.

  Access Bank II HDSL

  The Access Bank II HDSL (sold by ADC as EZT1/D1/HDSL) is used by competitive carriers to provide multi-line voice and high-speed data services over carriers' existing copper infrastructure. Access Bank II HDSL represents the integration of ADC's HDSL technology into the Access Bank II, creating an end-to-end digital deployment solution for competitive carriers from wiring centers to customer locations. This solution enables competitive carriers to decrease their monthly access costs while providing T1 quality digital service delivery over low-cost unbundled copper access loops.

  Access Exchange

  The Access Exchange, released in April 1998, performs the functions of the Access Bank II and includes software for automatic call routing and number translation on a call-by-call basis. This product allows long distance carriers to combine local voice services with long distance and high-speed data services on their existing switch infrastructure.

 WIDE BANK FAMILY OF PRODUCTS

  Wide Bank 28

  The Wide Bank 28 connects a high bandwidth digital T3 access line to four to 28 T1 service connections. The Wide Bank 28 allows competitive carriers to consolidate multiple T1s into T3 services to reduce monthly access costs for ISPs, CLECs, wireless carriers and end users; provide redundant T3 service distribution from digital radio connections; provide T1 service expansion from fiber multiplexers; and connect T3 LEC services to ISP remote access servers. The Company's Wide Bank 28 is used by wireless carriers to provide T3 to 28 T1 conversion, T1 circuit grooming, network protection, and remote management of their high-bandwidth digital wireline and digital radio connections. These connections typically provide the backbone links between mobile radio (cellular or PCS) transmission sites. Up to seven quad Digital Signal Cross-Connect Level 1 (T1) interface cards support up to 28 T1 connections. Cards can therefore be quickly and easily added to meet bandwidth requirements. An identical spare quad T1 provides software-controlled redundancy. The Wide Bank 28 also incorporates T1 Network Interface Unit ("NIU") functionality to eliminate additional equipment and installation labor costs for carriers. Redundancy options on the Wide Bank 28 include programmable T1 and T3 software-based functionality and electronics protection through the use of an additional quad T1 card or T3 controller card respectively. The unit incorporates solid-state fuseless protection, hot-swappable cards, multiple T1 and T3 line tests for fault isolation and built-in bit error rate testing. The Wide Bank 28 is housed in a compact, single rack-unit case. Twenty-one Wide Bank 28 multiplexers can be mounted in a standard rack for high channel density, or wall-mounted for lower density applications.

  Wide Bank 28 NEBS

  The Wide Bank 28 NEBS offers the features and performance of the standard version of the Wide Bank 28 in compliance with NEBS criteria. Wide Bank 28 NEBS allows carriers to install the Wide Bank 28 in central office locations where the product is designed to operate under electrical and physical environmental stresses such as electromagnetic interference, high and low temperatures and earthquake and vibration conditions.

TECHNOLOGY AND SYSTEM ARCHITECTURE

  The Company's Access Bank system architecture is designed to offer advantages in cost, performance, reliability, size and power consumption as compared to competitive products. The Company employs a unique proprietary architecture based on its subscriber line interface circuit ("SLIC") technology and power conversion. The Company's SLIC technology is based on a dual current source technique which provides: (i) the ability to use unconditioned power sources for the telephone line current, (ii) fuseless overvoltage protection against accidental power crosses and lightening strikes, (iii) high efficiency ringing generation, (iv) signaling using solid state components and (v) the ability to automatically adapt to different telephone line conditions. SLICs are a fundamental component of any telephone service delivery system because they are the interfaces between the telephone network and the physical copper lines, and are found in digital loop carrier systems, central office switching systems and PBX systems.

  The Company has also developed its products around a software-intensive architecture to allow for maximum design and upgrade flexibility. For its Access Bank II product family, DSP-software based control structures allow the products to perform a variety of advanced voice, data and management functions with a minimal amount of electronics. These include, for example, software-based automatic route selection, data testing capabilities and digital cross-connect and network protection. DSP often allows the Company to expand the features of its products through software upgrades rather than hardware redesign. DSP has enabled the integration of high bandwidth data connections with voice and the ability to perform digital loop carrier software protocols and signaling conversions.

  The following diagram depicts the key technology features of the Access Bank II, which incorporates all of the features of the Access Bank product family.

    [A diagram of the Access Bank II Technology, depicting the Technology
     Advantages, DSP Control Features and SLIC Features incorporated into the Access Bank II product.]

  The Company's unique Wide Bank 28 architecture has incorporated the functionality that traditionally would require separate devices into a single compact architecture. For example, the Wide Bank 28 enables hitless T3 network integration, integrated T1 NIUs and bit error rate testing capabilities. This has been accomplished through the use of high-level integration of hardware components, software-based functionality and innovations in high density circuit packages.

  The following diagram depicts the key technology features of the Wide Bank
28.


[A diagram of the Wide Bank 28 Technology, depicting the Technology Advantages,
         T1 Quad Card Features and T3 Features incorporated into the
                            Wide Bank 28 product.]

CUSTOMERS

  The Company primarily sells its products through third-party distributors to competitive carriers such as CLECs, ISPs and wireless carriers who provide enhanced voice and high-speed data services to end users such as small and medium-sized businesses. Set forth below is a list of the Company's third-party distributors, as well as a partial list of competitive carriers and end users who the Company believes have each purchased the Company's products based on information from its distributors and product sales. The Company believes that all of these competitive carrier customers and end users are currently using the Company's products and are representative of the Company's overall competitive carrier customers and end users.

      DISTRIBUTORS           COMPETITIVE CARRIER CUSTOMERS AND END USERS
--------------------------------------------------------------------------------

 ADC Telecommunications,   ACC Long Distance        Intermedia
  Inc. (OEM)               Allegiance Telecom,       Communications, Inc.
 Advantage Telcom           Inc.                    Logix Communications,
 ALLTEL Supply, Inc.       ALLTEL Supply, Inc.       Inc.
 C&L Communications        BTI Telecommunications   MGC Communications,
 Graybar Electric           Services                 Inc.
  Company, Inc.            Cellular One Group       National
 Microage Inc.             Cablevision Systems       Telecommunications
 Phillips Communications    Corp.                   NEXTLINK
  & Equipment Co.          Cisco Systems, Inc.       Communications, Inc.
 Solunet, Inc.             Commonwealth Telephone   Nextel Communications,
 Sprint North Supply        Enterprises, Inc.        Inc.
 Telsource Corporation     CTSI                     Pacific Bell,
 Walker & Associates       e.spire Communications,   a division of SBC, Inc.
 Williams                   Inc. (formerly ACSI)    Prodigy, Inc.
  Telecommunications       Extreme Technologies,    PSINet, Inc.
  Systems, Inc.             Inc.                    STAR
                           Frontier Corporation      Telecommunications, Inc.
                           Graybar Electric         Teleport Communications
                            Company, Inc.            Group, Inc.
                           GST Telecommunications,  Tharaldson Property
                            Inc.                     Management, Inc.
                           ICG Communications,      US LEC Corp.
                            Inc.                    U S WEST, Inc.
                                                    WinStar Communications, Inc.
                                                    Worldcom Inc.



  The Company's customer base is highly concentrated and a small number of distributors have historically accounted for a majority of the Company's net revenue. For the year ended December 31, 1997, Walker, ADC and Phillips accounted for approximately 36%, 20%, and 14% of the Company's net revenue, respectively. In the six months ended June 30, 1998, Walker, Phillips and Telsource accounted for 47%, 19% and 15%, respectively, of net revenue. In addition to being dependent on a small number of distributors for a majority of its net revenue, the Company believes its products are distributed to a limited number of competitive carrier customers who are primarily CLECs. The Company believes that in 1997, 22 competitive carrier customers accounted for approximately 75% of its net revenue and that for the first half of 1998, 75 competitive carrier customers accounted for approximately 90% of net revenue. See "Risk Factors--Dependence on Distribution Channels" and Note 8 of Notes to Financial Statements.

  The following customer case studies illustrate how certain of the Company's competitive carrier customers have deployed its products:

  CLEC. As TCG, a leading CLEC, began rolling out switches for local voice services, it needed to deploy telephone lines quickly to businesses and high density residential customers. T1 access lines (called "Type II T1"), leased from the ILECs, would allow TCG to cost-effectively connect its metropolitan wiring centers to end users. TCG could use the TR-08 ports of its local switches to provide enhanced voice services such as Caller ID, distinctive ringing and calling party disconnect, and minimize its switching equipment costs. However, traditional T1 digital loop carrier equipment that supported TR-08 protocols and offered these enhanced service offerings were too expensive and too large to install at small and medium-sized business locations. TCG's solution was CAC's Access Bank I TR-08. The Access Bank I TR-08 allowed TCG to economically offer its customers up to 24 enhanced voice lines over Type II T1 connections to end users. Access Bank I TR-08 decreased installation time and per-line costs, mounted in end user wiring closets with a minimum of space, provided a small battery backup option, offered high speed modem connectivity to end user lines, and reliably satisfied telephone wiring safety requirements at end user sites.

  The following diagram depicts a CLEC such as TCG deploying enhanced local voice services over T1 connections with CAC's Access Bank I TR-08.


  [A diagram which depicts a CLEC such as TCG deploying enhanced local voice services over T-1 connections with CAC's Acess Bank I TR-08.]

  ISP. PSINet, a leading ISP, faced growing demand from its business customers for high bandwidth TI Internet connections. By consolidating up to 28 T1 access circuits into T3 connections to its point of presence, PSINet believed that it could decrease its access costs by a factor of three or more, while providing service growth for its customers. Traditional M1-3 T1 to T3 muliplexers that were necessary for deployment could not monitor T1 and T3 service delivery, required long installation times and required large amounts of space in valuable co-located ILEC racks at end user sites. PSINet chose CAC's Wide Bank 28 to consolidate T1 service connections into T3 circuits as elements of its network. By deploying the Wide Bank 28, PSINet utilizes SNMP network management to monitor and test T1 and T3 customer services remotely. Its compact one rack unit size and plug-in installation capabilities provided substantial savings, inexpensive installation space and labor, and enabled PSINet to cost-effectively satisfy end user demand for T1 Internet service connections, while meeting end user service availability expectations.

  The following diagram depicts an ISP such as PSINet deploying high bandwidth T1 Internet connections via T3 access connections with CAC's Wide Bank 28.

  [A diagram which depicts an ISP such as PSINet deploying high bandwidth T1
   Internet connections via T3 access connections with CAC's Wide Bank 28.]


  CLEC. Logix, an emerging CLEC, desired to offer a wide variety of digital services, including local telephone, long distance, Internet access and enterprise data services. Logix planned to target business customers with 8 to 24 lines that required reliable and cost-effective equipment at end user sites. In addition, Logix required easy installation with a minimum of maintenance or training. To decrease monthly customer access costs, both enhanced voice and high speed data services were to be combined on T1 access lines from ILEC co-location wiring centers at end user sites. Logix also required a managed solution which would allow it to consolidate a large number of T1 access lines to single high speed T3 connections at its wiring centers in order to reduce transmission costs and simplify its network maintenance. Logix's solution was deploying CAC's Access Bank II at end user sites and the Wide Bank 28 in ILEC wiring centers. CAC's Wide Bank 28 allowed Logix to consolidate up to 28 remote business sites into each protected T3 connection, providing up to 672 circuits. The deployment of Access Bank II equipment permitted the combination of up to 24 enhanced voice lines with managed high speed Internet or enterprise connection data services on T1 access lines. With CAC's equipment deployed, Logix's customers are able to combine voice services with new high speed data services at very cost-effective rates.

  The following diagram depicts a CLEC such as Logix deploying multi-line voice and high-speed data services to small businesses with CAC's Access Bank II and Wide Bank 28.


      [A diagram which depicts a CLEC such as Logix deploying multi-line voice and high-speed data services to small businesses with
                    CAC's Access Bank II and Wide Bank 28.]

SALES, MARKETING AND CUSTOMER SUPPORT

  Sales. The Company employs a leveraged sales model currently consisting of 11 third-party distributors and an internal sales engineering support group, which supports its distributors and provides pre- and post-sales support to its competitive carrier customers and end users. Sales from third party distributors accounted for substantially all of the Company's revenues for the year ended December 31, 1997 and the six months ended June 30, 1998. See "Risk Factors--Dependence on Distribution Channels," and "--Challenges of Maintaining and Expanding Distribution Channels; Potential for Channel Conflict."

  Third Party Distributors. The Company's distributors are responsible for identifying potential competitive carrier customers, selling the Company's products as part of a complete solution and, in some cases, customizing and integrating the Company's products at end users' sites. The Company establishes relationships with distributors through written agreements which provide prices, discounts and other material terms and conditions under which the distributor is eligible to purchase the Company's products for resale. Such agreements generally do not grant exclusivity to the distributors, do not prevent the distributors from carrying competing product lines, and do not require the distributors to sell any particular dollar amount of the Company's products, although the contracts may be terminated at the election of the Company if specified sales targets and end user satisfaction goals are not attained. The Company generally provides its distributors with limited stock rotation and price protection rights. Other than limited stock rotation rights, the Company does not provide its distributors with general product return rights. The Company has limited knowledge of the financial condition of certain of its distributors; however, it is aware that some of its distributors have limited financial and other resources which could impair their ability to pay the Company. Although the financial instability of these distributors has not limited any distributor's ability to pay the Company for its products to date, there can be no assurance that any bad debt incurred by the Company will not exceed the Company's reserves therefor or that the financial instability of one or more of the Company's distributors will not materially adversely affect the Company's business, financial condition or results of operations. The Company has limited knowledge of the inventory levels of its products carried by its OEMs and distributors, and the Company's OEMs and distributors have in the past reduced, and may in the future reduce, planned purchases of the Company's products due to overstocking. Moreover, distributors who have overstocked the Company's products have in the past reduced, and may in the future reduce, their inventories of the Company's products by selling such products at significantly reduced prices. Any such reduction in planned purchases or sales at reduced prices by distributors or OEMs in the future could reduce the demand for the Company's products, create conflicts with other distributors or materially adversely affect the Company's business, financial condition and results of operations. In addition, three times a year, distributors are allowed to return a maximum of fifteen percent of the Company's unsold products held in stock by such distributor, which were purchased within the four month period prior to such return date, for an equal dollar amount of new equipment. While to date these returns have not had a material impact on the Company's results of operations, there can be no assurance that the Company will not experience significant returns in the future or that it will have made adequate allowances to offset such returns. The Company is generally required to give its distributors a 60 day notice of price increases. Orders entered by distributors within the 60 day period are filled at the lower product price. In addition, the Company grants certain of its distributors

"most favored customer" terms, pursuant to which the Company has agreed to not knowingly grant another distributor the right to resell the Company's products on terms more favorable than those granted to the existing distributor, without offering the more favorable terms to the existing distributor. There can be no assurance that these price protection and "most favored customer" clauses will not cause a material decrease in the average selling prices and gross margins of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Distribution Channels" and "-- Challenges of Maintaining and Expanding Distribution Channels; Potential for Channel Conflict."

  Sales Engineering Support. The Company's sales engineering support group is responsible for platform configuration, price quotations and telephone sales activities. The Company's sales support and sales engineering strategy focuses on assisting carriers and end users in rapidly integrating the Company's products into their networks. The sales engineering support group identifies carrier and end user leads and, based on initial presentations, provides evaluation units for trial in carrier and end user networks. After successful trial and approval, the carrier or end user is provided with product installation and maintenance training. The sale of the Company's products averages approximately four months in the case of competitive carriers, but can take significantly longer in the case of ILECs and certain distributors and end users. Initially, the Company's sales engineering support group is involved in educating carriers and end users on the functionality and benefits which may be derived from using the Company's products. Subsequently, members of both the Company's sales engineering and research and development organizations are involved in providing the carrier or end user with the required training and technical support to integrate the Company's products into a new application or service.

  Marketing. The Company's marketing organization develops strategies for product lines and, along with the Company's sales force, develops key account strategies and defines product and service functions and features. Marketing is responsible for sales support, RFPs and RFQs, in-depth product presentations, interfacing with operations, setting price levels to achieve targeted margins, developing new services/business opportunities and writing proposals in response to customer requests for information or quotations. In order to create awareness, market demand and sales opportunities, the Company engages in a number of marketing activities which include exhibiting products and customer applications at industry trade shows, advertising in selected publications aimed at targeted markets, public relations activities with trade and business press, publication of technical articles and the distribution of sales literature, technical specifications and documentation.

  Customer Service and Support. Based on customer support calls, the Company believes that ongoing customer support is critical to maintaining and enhancing relationships with carriers, end users and distributors. The carrier and end user support group has five functions: (i) new product development, which provides for product ideas and enhancements based on customer requirements through the pre- and post-sales support effort, (ii) inbound technical support, which focuses on pre- and post-sales calls made to the Company from its customers, (iii) outbound application support and response to RFPs and RFQs, (iv) training, including installation and application development training for customers, sales engineers and employees and (v) reporting and analysis based on the automated trouble ticket and returned material systems.

COMPETITION

  The market for telecommunications equipment is characterized by intense competition, with a large number of suppliers providing a variety of products to diverse market segments within the telecommunications industry. Management believes that the principal competitive factors in the Company's markets include: performance and reliability; flexibility, scaleability and ease-of-use; breadth of features and benefits; and, initial and lifetime cost. The Company believes that it competes favorably with respect to each of these factors.

  The Company's existing and potential competitors include many large domestic and international companies, including certain companies that have substantially greater financial, manufacturing, technological, sales and marketing, distribution and other resources. The Company's principal competitors for its Access Bank product family include AFC, Cisco, DSC, General Datacom, Lucent, NEC, Newbridge, Nortel, Pairgain,

Paradyne, Premisys, Pulsecom, Reltec, Telco and other small private companies. The Company's principal competitors for its Wide Bank product family include Alcatel, NEC, Nortel and Telco. The Company expects that many of its competitors who currently offer products competitive with only one of the Company's product lines will eventually offer products competitive with all of the Company's product lines. In addition, several start-up companies have recently begun to manufacture products similar to those offered by the Company. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, one of the Company's distributors is currently competing with the Company, and there can be no assurance that additional distributors will not begin to develop or market products in competition with the Company.

  Many of the Company's current and potential competitors are substantially larger than the Company and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established channels of distribution. As a result, such competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. Such competitors may enter the Company's existing or future markets with solutions which may be less costly, provide higher performance or additional features or be introduced earlier than the Company's solutions. Many telecommunications companies have large internal development organizations which develop software solutions and provide services similar to the Company's products and services. Some of the Company's competitors currently offer financing alternatives to their customers, a service that the Company does not provide at this time. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products or technologies that provide added functionality and other features. Successful new product introductions or enhancements by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's products and services, could result in continued intense price competition or could make the Company's products and services or technologies obsolete or noncompetitive. To be competitive, the Company will be required to continue to invest significant resources in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to be competitive. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Intense Competition."

MANUFACTURING

  The Company's manufacturing operations consist of materials planning and procurement, final assembly, product assurance testing, quality control, and packaging and shipping. The Company procures components for PCBs for assembly. The Company currently uses several independent manufacturers to provide certain PCBs, chassis and subassemblies. The Company has developed a manufacturing process that enables it to configure its products to be adapted to different customer hardware and software applications at the final assembly stage. This flexibility is designed to reduce both the Company's manufacturing cycle time and the Company's need to maintain a large inventory of finished goods. The Company believes that the efficiency of its manufacturing process to date is largely due to the Company's product architecture and the Company's commitment to manufacturing process design.

  The Company spends significant engineering resources producing customized software and hardware to assure consistently high product quality. The Company tests its products both during and after the assembly process using internally-developed product assurance testing procedures. These procedures consist of automated board and automated system testing as well as environmental testing. Through June 30, 1998, the Company had experienced a return rate for defective products of less than 2%. Although the Company generally uses standard parts and components for its products, many key components are purchased from sole or single source vendors for which alternative sources are not currently available. There can be no assurance that the Company will not experience supply problems in the future from any of its manufacturers. Any such difficulties could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Risk Factors--Dependence on Sole and Single Source Suppliers" and "--Risks Associated with Manufacturing."

RESEARCH AND PRODUCT DEVELOPMENT

  The Company focuses its development efforts on providing enhanced functionality to its existing products, including total network solutions and performance and the development of additional software-based features and functionality. Extensive product development input is obtained from customers and the Company's monitoring of end user needs and changes in the marketplace. The Company's current product development focus has been on developing MDA access products and completing new products such as the recently introduced Access Exchange, and the Company's end-to-end voice and data solution which is still under development.

  Management believes that the Company's success will depend, in part, on its ability to develop and introduce in a timely fashion new products and enhancements to its existing products. The Company has in the past made, and intends to continue to make, significant investments in product and technological development. The Company's engineering, research and development expenditures totaled approximately $164,000, $874,000, $2.8 million and $2.0 million in 1995, 1996, 1997 and the first six months of 1998, respectively. The Company performs its research and product development activities at its principal offices in Boulder, Colorado. As of June 30, 1998, the Company had 40 employees in its design engineering department. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on New Product Introductions and Product Enhancements; Risks Associated with Transition to New Products," "--Risk of Product Defects, Returns and Liability," "--Risks Associated with Rapid Technological Change" and "-- Dependence on Continued Growth of Market for Telecommunications Services."

INTELLECTUAL PROPERTY

  The Company relies upon a combination of patent, copyright and trademark and trade secret laws as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. The Company has also entered into confidentiality agreements with its employees and consultants and enters into non-disclosure agreements with its suppliers and distributors so as to limit access to and disclosure of its proprietary information. There can be no assurance such measures will be adequate to deter and prevent misappropriation of the Company's technologies or independent third-party development of similar technologies. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely.

  As of June 30, 1998, a total of three U.S. patents have been awarded to the Company. The Company has a total of five U.S. patent applications pending. The issued patents cover various aspects of: (i) voice and data circuits, (ii) switching technologies and (iii) redundancy. The U.S. patents begin to expire commencing in the year 2015. The Company also has two U.S. trademark applications pending and three trademarks registered. The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. Although the Company not received communications from third parties asserting that the Company's products infringe or may infringe proprietary rights of third parties, the Company has no assurance any future claims, if determined adversely to the Company, would not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Dependence on Proprietary Rights."

EMPLOYEES

  At June 30, 1998, the Company employed 125 full-time employees in eight states. Of these employees, 40 were involved in design engineering, 40 in manufacturing engineering and operations, 28 in sales, marketing and technical support and training and 17 in general administration and finance. Additionally, the Company employs a limited number of engineering employees on a part-time basis. No employees are covered by any collective bargaining agreements. The Company believes that its relationships with its employees are good. The loss of any of the key management or technical personnel could have a material adverse effect on the Company. See "Risk Factors--Dependence on Key Personnel and Availability of Skilled Workforce" and "--Risks Associated with Rapid Growth."

FACILITIES

  The Company's principal administrative, sales and marketing, research and development and support facilities consist of approximately 38,000 square feet of office space in Boulder, Colorado. The Company occupies these premises under a lease expiring December 31, 2005. As of June 30, 1998, the annual base rent for this facility was approximately $400,000. The Company has planned an expansion of approximately 22,000 square feet of office space at this location scheduled for completion in late 1998 or early 1999.

  In addition to its principal office space in Boulder, Colorado, the Company leases approximately 9,550 square feet of additional office space in Boulder, which is currently subleased. The Company also leases facilities and offices in Butler, NJ, Dallas, TX and Greensboro, NC, for its field sales and support organization. The Company believes that its current facilities and planned expansions are adequate to meet its needs through the next 12 months. However, the Company believes that it will require up to 50,000 additional square feet of office, manufacturing and research and development space in the next 24 months. Although the Company believes that suitable additional space will be available, there can be no assurance that suitable additional space will be available on commercially reasonable terms or at all. See "Risk Factors--Risks Associated with Rapid Growth" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of June 30, 1998:

                NAME                  AGE                 POSITION
                ----                  ---                 --------
Roger L. Koenig......................  44 President, Chief Executive Officer and
                                           Chairman of the Board of Directors
Nancy G. Pierce......................  40 Vice President-Finance and
                                           Administration, Chief Financial
                                           Officer, Treasurer and Secretary and
                                           Director
Shrichand B. Dodani..................  40 Vice President, Engineering
J. Randy Shipley.....................  43 Vice President, Sales
John W. Stahura......................  43 Vice President, Operations
Douglas Carlisle ....................  41 Director
Joseph Graziano (1)(2)...............  54 Director
Ryal Poppa (1)(2)....................  64 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  ROGER L. KOENIG. Mr. Koenig has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in September 1992. Prior to co-founding the Company, Mr. Koenig served as the President and Chief Executive Officer of Koenig Communications, an equipment systems integration and consulting firm. Prior to founding Koenig Communications, Mr. Koenig held a number of positions with IBM/ROLM Europe, a telecommunications equipment manufacturer, including Engineering Section Manager for Europe. Mr. Koenig received a B.S. in Electrical Engineering from Michigan State University and an M.S. in Engineering Management from Stanford University.

  NANCY G. PIERCE. Ms. Pierce has served as Vice President-Finance and Administration, Chief Financial Officer, Treasurer, Secretary and Director of the Company since its inception in September 1992. Prior to co-founding the Company, Ms. Pierce served as the Controller of Koenig Communications, an equipment systems integration and consulting firm. Prior to joining Koenig Communications, Ms. Pierce was a systems analyst at IBM Corporation and an internal auditor at ROLM Corporation. Ms. Pierce received a B.S. in Communication Disorders from Colorado State University and an M.B.A. from California State University, Chico.

  SHRICHAND B. DODANI. Mr. Dodani has served as Vice President, Engineering since April 1998, after having served as Vice President, Manufacturing and Engineering from August 1997 through April 1998. Mr. Dodani served as Vice President, Engineering and Sales of Aztek Engineering from March 1996 through August 1997. From August 1993 through March 1996, Mr. Dodani served as a Vice President for Nortel Asia Pacific and as director for Nortel European Transmission System, both of which are subsidiaries of Nortel. From August 1988 through August 1993, Mr. Dodani served as Segment Manager (Director of Product Management) in Europe and the U.S. for Alcatel Network Systems. Mr. Dodani received a B.S. in Physics and Math from Gujarat University, India and an M.B.A. and an M.S. in Computer Science from the University of Texas.

  J. RANDY SHIPLEY. Mr. Shipley has served as Vice President, Sales of the Company since April 1998. From April 1997 to April 1998, Mr. Shipley served as Senior Vice President, National Distribution for e.spire, a CLEC. From September 1986 to April 1997, Mr. Shipley served in several capacities, the final position being Vice President, Data Network Systems Integration, for Williams Telecommunications Systems, Inc., a diversified telecommunications company.

  JOHN W. STAHURA. Mr. Stahura has served as Vice President, Operations of the Company since April 1998. From July 1996 to April 1998, Mr. Stahura served as President of Vaner, Inc., an electronics power conversion company. From May 1990 to May 1996, Mr. Stahura served as Vice President, Operations for Solidstate Controls, Inc., a power conversion company. From January 1984 to May 1990, Mr. Stahura served as Director of Operations for Keltec Florida Manufacturing, an electronics manufacturing company. Mr. Stahura received a B.S. in Mathematics from the U.S. Naval Academy.

  DOUGLAS CARLISLE. Mr. Carlisle has served as a Director of the Company since September 1997. Mr. Carlisle has been a General Partner of Menlo Ventures since September 1984. Mr. Carlisle has served as a director of numerous public and private companies over the past 15 years. Mr. Carlisle received a B.S.E.E. in Electrical Engineering from the University of California, Berkeley and a J.D. and an M.B.A. from Stanford University.

  JOSEPH GRAZIANO. Mr. Graziano has served as a Director of the Company since July 1996. Mr. Graziano served as Executive Vice President, Chief Financial Officer of Apple Computer, Inc. during the period from June 1989 through December 1995. Mr. Graziano also served as a Director at Apple Computer from June 1993 through October 1995. Mr. Graziano also serves as a Director of IntelliCorp., Inc., an enterprise software company, Pixar Animation Studios and CIDCO, a developer of advanced telephony products, and several private companies in the software and telecommunications industries. Mr. Graziano received a B.S.B.A. in Business Administration from Merrimack College. Mr. Graziano is also a Certified Public Accountant.

  RYAL POPPA. Mr. Poppa has served as a Director of the Company since May 1996. Mr. Poppa has been a private investor since June 1996. Mr. Poppa was the Chairman of the Board of Directors, President and Chief Executive Officer of Storage Technology Corporation, a data storage company, from January 1985 to May 1996. Mr. Poppa also currently serves as a Director of Metrocall, a paging company, and Redcape Policy Software, Inc., an enterprise software company. Mr. Poppa received a B.A. in Business Administration from Claremont McKenna College.

  There are no family relationships between any of the executive officers and directors, other than that between Mr. Koenig and Ms. Pierce. See "Certain Transactions."

BOARD COMMITTEES

  The Company currently has authorized seven directors. Each director holds office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. The officers serve at the discretion of the Board.

  The Audit Committee reviews and supervises the Company's financial controls, including selecting the Company's auditors, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company's financial controls, acting upon recommendations of auditors and taking such further action as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company, as well as other matters which may come before it or as directed by the Board of Directors. The Audit Committee currently consists of two directors, Mr. Graziano and Mr. Poppa.

  The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee currently consists of two directors, Mr. Graziano and Mr. Poppa.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors are Mr. Graziano and Mr. Poppa. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

  The Company currently does not compensate any member of the Company's Board of Directors and does not intend to pay cash compensation to non-employee directors. However, members of the Board of Directors are eligible to receive discretionary option grants and stock issuances under the Company's 1998 Stock Incentive Plan (the "1998 Plan"). In addition, following the completion of the Offering, non-employee directors will each receive an initial 15,000-share automatic option grant upon becoming a director. Each initial 15,000-share option grant will vest in four successive equal annual installments upon the individual's completion of each year of service on the Board of Directors over the four year period measured from the option grant date. Each director will also receive a 3,500-share option grant on the date of each annual meeting of stockholders pursuant to the 1998 Plan. The 3,500-share option grant will vest upon the individual's completion of one year of Board Service measured from the option grant date. All such option grants will be granted at the fair market value on the date of grant. The 1998 Plan also permits the plan administrator to activate a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. See "-- Benefit Plans."

  Mr. Graziano and Mr. Poppa were each granted an option to purchase 75,000 shares of Common Stock in connection with their respective appointments to the Board of Directors on July 1, 1996 and May 21, 1996. Each option is immediately exercisable and vests in four equal annual installments upon the completion of each year of service measured from the date of grant. Each option has an exercise price of $0.33 per share. These options were exercised by Mr. Graziano and Mr. Poppa on September 15, 1997.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these Bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1997 (the "Last Fiscal Year") and whose salary and bonus exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                                         COMPENSATION
                                  ANNUAL COMPENSATION       AWARDS
                                  ---------------------  ------------
                                                          NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)   BONUS($)    OPTIONS(1)  COMPENSATION($)(2)
---------------------------  ---- ----------  ---------  ------------ ------------------
Roger L. Koenig
 President, Chief
 Executive Officer and
 Chairman of the Board
 of Directors...........     1997     143,269        --        --              --
Nancy G. Pierce
 Vice President-Finance
 and Administration,
 Chief Financial
 Officer, Treasurer and
 Secretary(3)...........     1997      94,615        --        --              --
Shrichand B. Dodani(4)
 Vice President
 Engineering............     1997      43,538        --    187,500             --
Arthur L. Schultz(5)
 Vice President, Sales..     1997     118,269     76,375    37,500             --
Kevin C. Leibl(6)
 Vice President,
 Marketing..............     1997     111,732     65,983   112,500          10,008

--------
(1) The options listed in the table were granted under the Company's 1995 Stock Option Plan. See "--Option Grants During Last Fiscal Year" for a description of the terms of these options. The options outstanding under the 1995 Stock Option Plan have been incorporated into the 1998 Stock Incentive Plan but continue to be governed by their existing terms. See "--Benefit Plans--1998 Stock Incentive Plan."
(2) All Other Compensation represents $10,008 paid to Mr. Leibl for relocation expenses.
(3) Ms. Pierce is expected to earn over $100,000 in fiscal year 1998.
(4) Mr. Dodani commenced employment with the Company in August 1997. His annualized salary for the Last Fiscal Year was $125,000.
(5) Mr. Schultz resigned from the Company on March 23, 1998.
(6) Mr. Leibl resigned from the Company on December 1, 1997, effective May 15, 1998.

OPTION GRANTS DURING LAST FISCAL YEAR

  The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers in the Last Fiscal Year. No stock appreciation rights were granted during the Last Fiscal Year.

                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                                                                      VALUE AT
                                                                                   ASSUMED ANNUAL       VALUE OF
                                                                                      RATES OF           OPTIONS
                                                                                     STOCK PRICE          BASED
                                                                                  APPRECIATION FOR     ON OFFERING
                                           INDIVIDUAL GRANTS                      OPTION TERM($)(4)    PRICE($)(5)
                         ------------------------------------------------------ --------------------- -------------
                           NUMBER OF
                          SECURITIES   PERCENT OF TOTAL
                          UNDERLYING    OPTIONS GRANTED   EXERCISE
                            OPTIONS     TO EMPLOYEES IN   PRICE PER   DATE OF
          NAME           GRANTED(#)(1) FISCAL YEAR(%)(2) SHARE($)(3) EXPIRATION     5%        10%
          ----           ------------- ----------------- ----------- ---------- ---------- ----------
Roger L. Koenig.........        --             --            --           --           --         --        --
Nancy G. Pierce.........        --             --            --           --           --         --        --
Shrichand B. Dodani.....     37,500           4.04          0.33      8/29/02        3,419      7,555   400,125
                            150,000          16.17          0.33      8/29/02       13,676     30,220 1,600,500
Arthur L. Schultz.......     37,500           4.04          0.83      10/1/02        8,599     19,002   381,375
Kevin C. Leibl..........    112,500          12.13          0.33      1/15/02       10,257     22,655 1,200,375

--------
(1) All options were granted under the 1995 Stock Option Plan. Each option is immediately exercisable for all the option shares, but any unvested shares purchased upon exercise of the option are subject to repurchase by the Company, at the option exercise price paid per share, should the optionee's service with the Company cease prior to vesting of such shares. With the exception of Mr. Dodani's 37,500-share option grant, which vested completely upon the date of grant, all options granted to the Named Executive Officers in the Last Fiscal Year vest as follows: Twenty-five percent (25%) of the option shares will vest upon the optionee's continuation in service through one year following the grant date and the balance of the shares vest in twelve (12) successive equal quarterly installments upon optionee's continued service at the completion of each of the next twelve (12) quarters thereafter. The date of Mr. Dodani's 37,500-share option grant and his 150,000-share option grant was August 30, 1997. The date of Mr. Schultz's 37,500-share option grant was October 2, 1997. The date of Mr. Leibl's 112,500-share option grant was January 16, 1997.
(2) Based on an aggregate of 927,675 options granted in the Last Fiscal Year.
(3) The exercise price per share of options granted represents fair market value of the Common Stock on the dates the respective options were granted as determined by the Board of Directors. No public market existed for the Common Stock on the respective dates of grant.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission, and there can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price appreciates over the option term, no value will be realized from the option grant.
(5) Based on an assumed initial public offering price of $11.00 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information concerning option exercises and option holdings for the Last Fiscal Year, with respect to each of the Named Executive Officers. No stock options or stock appreciation rights were exercised during the Last Fiscal Year by the Named Executive Officers and no stock appreciation rights were outstanding at the end of the Last Fiscal Year.

                                                                                      VALUE OF
                             NUMBER OF SECURITIES                                     OPTIONS
                                  UNDERLYING              VALUE OF UNEXERCISED        BASED ON
                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT    OFFERING PRICE
                            AT FISCAL YEAR END(#)        FISCAL YEAR END($)(2)         ($)(3)
                         ---------------------------- ---------------------------- ------------------
          NAME           EXERCISABLE(1) UNEXERCISABLE EXERCISABLE(1) UNEXERCISABLE
          ----           -------------- ------------- -------------- -------------
Roger L. Koenig.........        --           --              --           --              --
Nancy G. Pierce.........        --           --              --           --              --
Shrichand B. Dodani.....    187,500          --          262,500          --        2,000,625
Arthur L. Schultz.......    112,500          --          138,750          --        1,181,625
Kevin C. Leibl..........    112,500          --          157,500          --        1,200,375

--------
(1) The options are immediately exercisable for all the option shares, but any shares purchased under the options will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 1997, the Company's repurchase right had lapsed as to 37,500 shares for Mr. Dodani, 28,125 shares for Mr. Schultz and no shares for Mr. Leibl.
(2) Based on $1.73 per share, the fair market value of the Common Stock at the end of the Last Fiscal Year, as determined by the Board of Directors, less the option exercise price payable for such shares.
(3) Based on an assumed initial public offering price of $11.00 per share.

BENEFIT PLAN

  1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's existing 1995 Stock Option Plan (the "Predecessor Plan"). The 1998 Plan was adopted by the Board in May 1998 and is expected to be approved by the stockholders in June 1998. The Discretionary Option Grant and Stock Issuance Programs under the 1998 Plan became effective immediately upon the Board's adoption of the Plan (the "Plan Effective Date"). The Automatic Option Grant Program will become effective on the date the Underwriting Agreement for the Offering is executed (the "Underwriting Date").

  A total of 3,750,000 shares of Common Stock has been authorized for issuance under the 1998 Plan. Such share reserve consists of the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date, including the shares subject to outstanding options. To the extent any shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after the Underwriting Date, at the exercise price paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1998 Plan. In addition, the number of shares of Common Stock reserved for issuance under the 1998 Plan will automatically be increased on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to two and one-half percent (2.5%) of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year, but no such annual increase shall exceed 562,500 shares.

  On the Underwriting Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Compensation Committee, as Plan Administrator, elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

  The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price determined by the Plan Administrator on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants. In no event may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

  In the event that the Company is acquired by merger or sale of all or substantially all of its assets or securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee's service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. The Board has the discretion to cause the options incorporated from the Predecessor Plan to vest on an accelerated basis upon an acquisition of the Company by merger or asset sale. The Plan Administrator will have discretion to extend one or more of the other acceleration provisions of the 1998 Plan to those options.

  In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each annual meeting of stockholders held after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,500 shares of Common Stock, provided such individual has served on the Board for at least six months.

  Each automatic grant for the non-employee Board members will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee's Board service cease prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest in series of four successive equal annual installments upon the individual's completion of each year of Board service over the four-year period measured from the option grant date. The shares subject to each annual 3,500-share automatic grant will vest upon the individual's completion of one year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while serving as a Board member.

  Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Board member.

  The 1998 Plan and the Predecessor Plan also include non-competition provisions which give the Plan Administrator discretion to cancel options, reacquire options and recover profits on the sale of shares from service providers and former service providers who compete with the Company while still providing services or within one year after termination of services.

  The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

  The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earlier of
(i) May 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares and (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  The Company does not currently have any employment contracts in with any of its executive officers.

  In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by an executive officer originally granted under the Predecessor Plan may, in the sole discretion of the Board of Directors or a Committee, be terminated as of a certain date or become immediately vested in full. Each outstanding option held by an executive officer under the 1998 Plan will automatically accelerate in full and all unvested shares of Common Stock issued to such individuals pursuant to the exercise of options granted or direct stock issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to those shares are to be assigned to, the successor corporation. In the event an optionee engages in competitive activities while providing services to the Company or within one year after terminating his or her employment or consulting arrangement with the Company, the Board may in its sole discretion terminate any option granted to such optionee, and may also repurchase any shares which have been acquired by such optionee pursuant to an option exercise at a price equal to the exercise price. In addition, the Compensation Committee as Plan Administrator of the 1998 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or the shares of Common Stock purchased pursuant to the exercise of options or subject to direct issuances held by such individual, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which those options are assumed or the Company's repurchase rights with respect to unvested shares are assigned or (ii) certain hostile changes in control of the Company. See "-- Benefit Plan--1998 Stock Incentive Plan."

                             CERTAIN TRANSACTIONS

  Since June 1996, the Company has raised capital primarily through the sale of its Redeemable Preferred Stock. In June 1996, the Company sold 1,210,861 shares of Series A Preferred Stock at a price of $2.86 per share. In September 1997, the Company sold 2,517,894 shares of Series B Preferred Stock at a price of $4.99 per share. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and 5% percent stockholders of the Company and persons associated with them since June 1995.

                             SERIES A        SERIES B
                             PREFERRED       PREFERRED     TOTAL SHARES ON AN
        INVESTOR          PREFERRED STOCK PREFERRED STOCK AS-CONVERTED BASIS(1)
        --------          --------------- --------------- ---------------------
Entities affiliated with
 Needham & Company,
 Inc.(2).................     559,440          320,642          1,320,123
Entities affiliated with
 Menlo Ventures(3).......         --         1,047,094          1,570,641
Entities affiliated with
 New Enterprise
 Associates(4)...........         --         1,013,026          1,519,539
Roger L. Koenig(5).......      67,839              --             101,758
Nancy G. Pierce(6).......      67,839              --             101,758
Shrichand B. Dodani(7)...      17,483              --              26,224
Joseph Graziano(8).......      61,189           16,171            116,040
Ryal Poppa...............     104,895           27,721            198,924

--------
(1) Reflects a three-for-two stock split which will be automatically effected upon the conversion of the Series A and Series B Preferred Stock to Common Stock upon the closing of the Offering.
(2) Represents shares originally purchased by Needham Capital Partners L.P., Needham Omni Fund, L.P., Needham Emerging Growth Partners, L.P. and Needham Capital SBIC, L.P (collectively, the "Needham Partnerships"). Subsequent to the June 1996 closing of the Company's Series A Preferred Stock financing, the Needham Omni Fund, L.P. (the holder of 34,965 shares of Series A Preferred Stock) was renamed the Galleon Omni Fund, Ltd. and its affiliation with the other Needham Partnerships was severed.
(3) Represents shares purchased by Menlo Ventures VII, L.P. and by Menlo Entrepreneurs Fund VII, L.P. (the "Menlo Partnerships"). Mr. Carlisle, a Director of the Company, is a managing member of MV Management VII, LLC, the General Partner of each of the Menlo Partnerships.
(4) Represents shares held by New Enterprise Associates VII, L.P., NEA Presidents Fund, L.P. and NEA Ventures 1997, L.P.
(5) Represents shares acquired by Mr. Koenig in exchange for cancellation of indebtedness owed to Mr. Koenig by the Company. See "--Other Relationships and Transactions." Mr. Koenig subsequently sold 5,000 shares of Series A Preferred Stock to an unaffiliated third party.
(6) Represents shares acquired by Ms. Pierce in exchange for cancellation of indebtedness owed to Ms. Pierce by the Company. See "--Other Relationships and Transactions."
(7) Represents shares purchased by Mr. Dodani from a third party stockholder in February 1997 at a price of $2.86 per share.
(8) Series A Preferred Stock was purchased by the Joseph A. and Mari Ann J. Graziano Trust dated March 13, 1984, of which Mr. Graziano, a Director of the Company, is Trustee.

  The Series A and Series B Preferred Stock have the following rights, preferences and privileges: (i) liquidation preferences pursuant to which Series A and Series B Preferred holders are entitled to receive $2.86 and $4.99, respectively, for each share of Series A and Series B Preferred Stock in the case of a liquidation event; (ii) the right to participate in certain distributions to common stockholders receiving their respective liquidation preferences; (iii) redemption rights which guarantee each holder a 15.0% annual rate of return on their investment if the Company has not completed a public offering (a) in the case of Series A Preferred Stock, prior to June 24, 2000 and (b) in the case of Series B Preferred Stock, the earlier of (1) the redemption date of the Series A Preferred Stock or (2) September 15, 2001;
(iii) special voting rights pursuant to which they can prevent any measures taken by the Company that could dilute or otherwise harm their investment in the

Company, including (a) changes to the articles of incorporation or bylaws, (b) any dissolution or liquidation of the Company; (c) any merger, consolidation, sale, recapitalization, or liquidation of substantially all of the Company's assets; (d) any other material transaction; or (e) issuance of new classes of stock; (iv) antidilution protection; (v) registration rights such that (a) if the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and are entitled to include their registrable securities therein; (b) if at any time beginning six months after the date of this Prospectus, the Company receives a request from holders of at least 50% of the registrable securities then outstanding (the "Investor Shares"), the Company is obligated to cause such shares to be registered under the Securities Act (holders of the Investor Shares have the right to cause two such demand registrations); (c) holders of Investor Shares may require the Company to register all or a portion of their registrable securities on Form S-3 under the Securities Act, provided that the offering size would exceed $500,000, when such form becomes available for use by the Company. All the rights of such holders are subject to certain conditions, including the right of the underwriters of any such offering to limit the number of shares included in any such registration; and (vi) rights of co-sale with respect to transfer of shares by the founders of the Company. See "Description of Capital Stock--Registration Rights."

OTHER RELATIONSHIPS AND TRANSACTIONS

  Roger L. Koenig, the Company's President and Chief Executive Officer, and Nancy Pierce, the Company's Vice President--Finance and Administration, Chief Financial Officer, Treasurer and Secretary, are married to each other.

  In the past, the Company has granted options to certain of its executive officers and directors and the Company intends to continue to grant options to its executive officers and directors in the future. See "Management--Director Compensation," "--Option Grants in Last Fiscal Year" and "Principal Stockholders."

  Beginning in 1993, and from time to time thereafter, Mr. Koenig and Ms. Pierce jointly extended loans to the Company in order to provide working capital to the Company. Such loans were evidenced by promissory notes bearing interest at 9.5% per annum. As of June 19, 1996, the principal amount and accrued interest on these loans was $388,039. In connection with the Company's Series A Preferred Stock financing in June 1996, these loans were converted into an aggregate of 135,678 shares of Series A Preferred Stock at a price of $2.86 per share. Of such shares, 67,839 were issued to Mr. Koenig and 67,839 shares were issued to Ms. Pierce. See Notes 3 and 5 of Notes to Financial Statements.

  In connection with the Company's September 1997 Series B Preferred Stock financing, the Company and the purchasers of its Series A and Series B Preferred Stock, including Mr. Koenig, Ms. Pierce, Mr. Dodani, Mr. Graziano and Mr. Poppa, entered into an Amended and Restated Shareholder Agreement (the "Shareholder Agreement"). Pursuant to the Shareholder Agreement, the parties agreed to vote their shares of Preferred Stock (and, in the case of Mr. Koenig and Ms. Pierce, shares of Common Stock) for the election of the following persons as directors of the Company: (i) two representatives designated by Mr. Koenig and Ms. Pierce; (ii) one representative designated by the holders of a majority of the outstanding Series A Preferred Stock; (iii) one representative designated by the holders of a majority of the outstanding Series B Preferred Stock; and (iv) two "outside directors" nominated by the Board of Directors. The Shareholder Agreement will terminate upon the closing of this Offering.

  The Company has entered into an Indemnification Agreement with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation on Liability and Indemnification."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1998 by (i) all persons who are beneficial owners of 5% or more of the Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Executive Officers and (iv) all current Directors and executive officers of the Company as a group.

                                                                 PERCENTAGE OF
                                                                    SHARES
                                                                  BENEFICIALLY
                                                                    OWNED(2)
                                                   NUMBER OF   -----------------
                                                     SHARES              AFTER
                                                  BENEFICIALLY PRIOR TO   THE
NAME AND ADDRESS OF BENEFICIAL OWNER (1)            OWNED (2)  OFFERING OFFERING
----------------------------------------          ------------ -------- --------
Entities affiliated with Menlo Ventures (3).....    1,570,641     7.8%     6.8%
 3000 Sand Hill Road
 Building 4, Suite 100
 Menlo Park, CA 94025
Entities affiliated with New Enterprise
 Associates (4).................................    1,519,539     7.6      6.6
 2490 Sand Hill Road
 Menlo Park, CA 94025
Entities affiliated with Needham & Company, Inc.
 (5)............................................    1,267,675     6.3      5.5
 445 Park Avenue
 New York, NY 10012
Roger L. Koenig (6).............................   13,923,116    69.5     60.4
Nancy G. Pierce (7).............................   13,923,116    69.5     60.4
Shrichand B. Dodani (8).........................      251,224     1.2      1.1
J. Randy Shipley (9)............................      150,000       *        *
John W. Stahura (10)............................      112,500       *        *
Douglas Carlisle (3)............................    1,570,641     7.8      6.8
Joseph Graziano (11)............................      191,040       *        *
Ryal Poppa (12).................................      273,924     1.4      1.2
Arthur L. Schultz (13)..........................          --        *        *
Kevin C. Leibl (14).............................       23,968       *        *
All Directors and executive officers as a group
 (eight persons)(15)............................   16,472,445    80.2%    70.0%

--------
  * Less than 1%.
 (1) Except as otherwise noted, the address of each person listed on the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.
 (2) Number and percentage of shares beneficially owned is based on 20,045,492 shares outstanding as of June 30, 1998 and assumes no exercise of the underwriters' overallotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (3) Represents 1,503,006 shares held of record by Menlo Ventures VII, L.P. and 67,635 shares held of record by Menlo Entrepreneurs Fund VII, L.P. (collectively, the "Menlo Partnerships"). Mr. Carlisle, a director of the Company, is a managing member of MV Management VII, LLC, the General Partner of each of the Menlo Partnerships, and has shared voting and investment power with respect to the shares held by the

    Menlo Partnerships. However, Mr. Carlisle disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein as a result of his indirect general partnership interest in each of the Menlo Partnerships.
 (4) Represents 1,503,006 shares held of record by New Enterprise Associates VII, L.P., 15,030 shares held of record by NEA Presidents Fund, L.P. and 1,503 shares held of record by NEA Ventures 1997, L.P.
 (5) Represents 292,929 shares held of record by Needham Capital Partners L.P., 607,614 shares held of record by Needham Emerging Growth Partners, L.P. and 367,132 shares held of record by Needham Capital SBIC, L.P.

 (6) Represents 1,711,558 shares held by Mr. Koenig, 1,711,558 shares held by Ms. Pierce and 10,500,000 shares held by KELD, LLC. Mr. Koenig is a managing member of KELD, LLC and has shared voting and investment power over the shares held by KELD, LLC.

 (7) Represents 1,711,558 shares held by Ms. Pierce, 1,711,558 shares held by Mr. Koenig and 10,500,000 shares held by KELD, LLC. Ms. Pierce is a managing member of KELD, LLC and has shared voting and investment power over the shares held by KELD, LLC.
 (8) Includes 225,000 shares of Common Stock issuable upon exercise of immediately exercisable options, 150,000 of which are subject to the Company's right of repurchase.
 (9) Includes 150,000 shares of Common Stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase.
(10) Includes 112,500 shares of Common Stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase.
(11) Includes 75,000 shares of Common Stock issued upon exercise of immediately exercisable options, 37,500 of which are subject to the Company's right of repurchase. See "Management--Director Compensation."
(12) Includes 75,000 shares of Common Stock issued upon exercise of immediately exercisable options, 37,500 of which are subject to the Company's right of repurchase. See "Management--Director Compensation."
(13) Mr. Schultz resigned from the Company on April 10, 1998.
(14) Mr. Leibl resigned from the Company on December 1, 1997, effective May 15, 1998.
(15) Includes 487,500 shares of Common Stock issuable upon exercise of immediately exercisable options, 450,000 of which are subject to the Company's right of repurchase. Also includes 75,000 shares issued pursuant to early option exercises which are subject to the Company's right of repurchase.

                         DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of the Offering, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value, after giving effect to the amendment of the Company's Certificate of Incorporation to delete references to the Convertible Preferred Stock following conversion of such stock. The following description of capital stock gives effect to the Restated Certificate of Incorporation to be filed upon closing of the Offering. Immediately following the completion of the Offering, and assuming no exercise of the Underwriters' over-allotment option, an aggregate of 23,045,492 shares of Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding.

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock that may come into existence, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to that of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares or designate any series of Preferred Stock.

REGISTRATION RIGHTS

  Pursuant to the Amended and Restated Investor Rights Agreement dated as of September 16, 1997 among the Company and the holders of Series A and Series B Preferred Stock (the "Rights Agreement"), the holders of approximately 5,593,126 shares of Common Stock (the "Registrable Securities") after this Offering will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, if at any time beginning six months after the date of this Prospectus the Company receives a request from holders of at least 50% of the Registrable Securities then outstanding (the "Investors' Shares"), the Company is obligated to cause such shares to be registered under the Securities Act. Holders of Investors' Shares have the right to cause two such demand registrations. Further, holders of Registrable Securities may require the Company to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act (provided that the offering size would exceed $500,000), when such form becomes available for use by the Company, and subject to certain other conditions and limitations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters of any such offering to limit the number of shares included in any such registration. The Company has agreed to pay all expenses related to registrations made pursuant to the Rights Agreement, except for underwriting discounts and commissions or other compensations to effect the sale of the Registrable Securities.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

 Certificate of Incorporation and Bylaws

  The Company's Restated Certificate of Incorporation authorizes the Board to establish one or more series of undesignated Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See "--Preferred Stock." The Restated Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Bylaws permit stockholders of the Company to call a special meeting of stockholders only by a consent signed by holders of at least 50% of the outstanding Common Stock. Otherwise, only the Company's President, or a majority of the Board may call a special meeting of stockholders. The Bylaws also require that stockholders give advance notice to the Company's Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the Board and/or stockholders to amend certain Bylaw provisions. These provisions of the Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Control by Existing Stockholders" and "-- Effects of Certain Anti-Takeover Provisions."

 Delaware Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three (3) years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Securities Transfer and Trust Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has not been any public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the company to raise equity capital in the future.

  Upon completion of this Offering, the Company will have 23,045,492 shares of Common Stock outstanding, assuming no exercise of options and no repurchase of option shares by the Company after June 30, 1998. Of these shares, the 3,000,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below.

SALES OF RESTRICTED SHARES

  The remaining 20,045,492 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares generally may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) 147,900 shares will be eligible for immediate sale on the date of this Prospectus, (ii) 56,421 shares will be eligible for sale 90 days after the date of this Prospectus, and (iii) 19,841,171 shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this Prospectus.

  All of the officers and directors and certain stockholders and optionholders of the Company have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. Credit Suisse First Boston Corporation currently has no plans to release any portion of the shares subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

  In general, under Rule 144 as currently in effect, beginning 90 days after this Offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner other than a person who may be deemed an Affiliate), would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company (approximately 230,455 shares after giving effect to this Offering) and the average weekly trading volume of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 notice with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an Affiliate), would be entitled to sell such shares immediately following this Offering without regard to the volume limitation, manner of sale, public information or notice provisions of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of such shares.

OPTIONS

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Offering). Securities issued in reliance on Rule 701 are Restricted Shares and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  As of June 30, 1998, options to purchase a total of 1,779,905 shares of Common Stock were outstanding and exercisable under the Predecessor Plan. An additional 1,392,728 shares of Common Stock were available as of June 30, 1998 for future option grants under the Predecessor Plan. See "Management--Benefit Plans," and Note 7 of Notes to Consolidated Financial Statements. The Company intends to file, within 90 days of the effective date of this Offering, a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Predecessor Plan and the 1998 Plan. Such registration statement is expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, if applicable.

REGISTRATION RIGHTS

  Upon completion of this Offering, the holders of approximately 5,593,126 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by an Affiliate) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting
Agreement dated    , 1998 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and Warburg Dillon Read LLC are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                        NUMBER
                                                                          OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Hambrecht & Quist LLC..............................................
   Warburg Dillon Read LLC............................................
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 450,000 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has been advised by the Representatives that the Underwriters propose to offer shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares of Common Stock being offered hereby.

  The Company, its officers, directors and substantially all other current stockholders of the Company have agreed not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the Commission a registration statement relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock or publicly disclose the intention to do any of the foregoing without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

  The Underwriters have reserved for sale, at the initial public offering price, up to 150,000 shares of the Common Stock for employees, directors and certain other persons associated with the Company who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  Application has been made to list the shares of Common Stock on the Nasdaq Stock Market's National Market under the symbol "CACS."

  Prior to the Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the shares will be determined by negotiation between the Company and the Representatives. In determining such price, consideration will be given to various factors, including the information set forth in this Prospectus and otherwise available to the Representatives, the history and prospects for the Company's business, the ability of the Company's management, the prospects for future earnings of the Company, the present state of the Company's development and its current financial condition, market conditions for initial public offerings, the market for securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance, however, that the initial public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Common Stock will develop and continue after the Offering.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Denver, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements and schedule of the Company as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a World Wide Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                          GLOSSARY OF TECHNICAL TERMS

CLASS.......  Custom Local Area Signaling Services. CLASS are Bellcore
              standard enhanced telephone services for local customer line connections. CLASS uses channel interoffice signaling to provide enhanced switching services such as caller ID, call forwarding, call waiting, distinctive ringing, automatic callback, automatic recall, and selective call rejection.

CLEC........  Competitive Local Exchange Carrier. A telecommunications carrier that provides its customers with local transport of private lines, data access lines, and switched access telecommunications services within local calling areas, in competition with the regulated Incumbent Local Exchange Carriers. CLECs typically do not own the physical copper wiring and right-of-ways that provide connections to customer sites.

CSU.........  Channel Service Unit. A device used to connect a digital phone line, such as a T1, coming from a carrier to network access equipment located on the customer premises. A CSU may also be built into the network interface of access equipment.

DI..........  Drop and Insert (also called D&I). A process in which one or more channels in a transmission are groomed (dropped) at an intermediate point and different channels are inserted in their place.

DID.........  Direct Inward Dialing. A voice switching service that allows an outside caller to reach an internal business extension of a PBX without having to pass through an operator or attendant. DID requires that the Central Office (CO) pass the dialed digits down the line to the customer phone system, which then completes the call to the extension. Unique types of telephone line interface equipment are required to connect to DID services.

DLC.........  Digital Loop Carrier. A digital transmission system designed for providing local loops to subscribers or access networks. Digital Loop Carrier systems carry multiple channels of 64 Kbps digitized voice or data.

DPO.........  Dial Pulse Origination. Equipment that sends dialed digits consisting of tones or pulses. May be used at the Central Office end of a DID service connection.

DPT.........  Dial Pulse Termination. Equipment that receives and processes dialed digits consisting of tones or pulses. May be used at the customer end of a DID service connection.

DS1.........  Digital Service Level 1 (also called T1). DS1 describes a digital signal interface standard for the transmission of 1.544 Mbps data on two copper wire pairs. It is typically formatted as twenty-four 64 Kbps voice or data channels multiplexed into a 193-bit frame, along with overhead data. A variation of DS1 is called DSX-1, which is intended for short connection distances, and has somewhat different electrical specifications.

DSP.........  Digital Signal Processor. A specialized digital microprocessor that performs rapid calculations on digitized waveforms such as voice signals. DSPs are able to perform mathematical and data manipulations on digital telecommunications signals in real time in order to add desired functionality through software, rather than added hardware.

DSU.........  Data Service Unit. A communications device that connects a customer data interface to network circuit. The DSU transmits and receives signals and provides buffering, flow control, and data communications testing.

E&M.........  In telephony, an arrangement of four to eight wires that provides two-way signaling and communications from switch-to-switch or switch-to-network. The term E&M originates from Ear and Mouth, used to label the signaling and voice wires. The M lead transmits ground or battery to the distant end of the circuit, while incoming signals are received as either a grounded or open condition on the E lead. Digital E&M signaling formats are commonly used on T1 service connections, even though they may never be converted to physical E&M signaling wires.

FXO.........  Foreign Exchange Office. A type of telephone line interface that sinks battery current and detects ringing voltage provided by a connected Central Office (CO) line or PBX extension. FXO circuits provide a method to transport dial tone lines, and may be designed to extend support of PBX or CO line features to remote locations.

FXS.........  Foreign Exchange Station. A type of telephone line interface that delivers loop-start or ground-start dial tone line connections to telephones, off-premises extensions, facsimile machines, modems, PBXs and other conventional analog telephony devices. FXS interfaces can be designed to support the delivery of Calling Party Disconnect (CPD) and CLASS features such as caller ID and distinctive ringing.

HDSL........  High bit-rate Digital Subscriber Line. A technology that enables digital network services to be carried over existing twisted-pair copper wire pairs between the central office (CO) and the customer site. HDSL differs from other DSL technologies (such as ADSL) in that it allows data to flow at equal rates in both directions at 1.544 Mbps. HDSL is commonly used by ILECs to deploy T1 services to customers.

ILEC........  Incumbent Local Exchange Carrier. A regulated common telecommunications carrier that provides its customers with local transport of private lines, data access lines, and switched access telecommunications services within local calling areas. ILECs typically own physical copper wiring and right-of-ways that provide connections to customer sites.

ISP.........  Internet Service Provider. A company that provides access to the
              Internet for corporate customers and consumers by providing Internet Protocol (IP) service connections to the Internet backbone.

IXC.........  Inter-Exchange Carrier. A company providing long distance switched services between many Local Exchange Carriers (LECs) and Local Access and Transport Areas (LATAs).

KBPS........  Kilobits per second. A transmission rate for digital data expressed in thousands of bits per second.

LAN.........  Local Area Network. A short distance network providing data communications typically between computers and peripheral devices such as printers.

LATA........  Local Access and Transport Area. One of 196 local geographical areas in the US within which a local telephone company may offer telecommunications services.

LIU.........  Line Interface Unit.

M1-3........  Multiplexer, DS1 to DS3 (or T1 to T3). A device that converts or
              "multiplexes" 28 digital T1 signals at 1.544 Mbps to and from one T3 signal at 44.736 Mbps.

MBPS........  Megabits per second. A transmission rate for digital data expressed in millions of bits per second.

NEBS........  Network Equipment Building Standards. A Bell Company Research
              (Bellcore) standard defining a rigid and extensive set of performance, quality, environmental, and safety requirements for telecommunications equipment installed inside switching offices.

NIU.........  Network Interface Unit. A protection and test device installed between a Local Exchange Carrier (LEC) network and the customer premise. The NIU typically includes protection for high-voltage surges and electronics so the LEC can test the integrity of the local digital connection.

PBX.........  Private Branch Exchange. A privately-owned telephone switching system located within the customer premises. PBXs are commonly used in office buildings and campuses to connect calls between internal extension users and to telephone company lines.

PCB.........  Printed Circuit Board. A fiberglass laminated board with etched copper traces for mounting electronic circuits. PCB often refers to the complete assembly with parts.

POTS........  Plain Old Telephone Service. Basic "dial-tone" telephone service making voice calls. POTS does not include enhanced services such as caller ID, centrex, and direct inward dialing.

PSTN........  Public Switched Telephone Network. PSTN refers to the collection of local exchange and long distance carrier facilities that interconnect to provide a common telephone service within a country. It is the domestic telecommunications network commonly accessed by ordinary telephones, modems, and PBXs. The PSTN also connects the mobile telephone switching office with the local exchange carrier (LEC) to facilitate incoming and outgoing calls over the wireline network to and from wireless subscribers.

SLIC........  Subscriber Line Interface Circuit. An electronic circuit found in large numbers in most digital telephone service delivery systems, such as digital loop carrier systems, central office switching systems, and PBXs. SLICs provide the interface electronics between the digital network and the physical copper telephone lines. Desired functions are battery current feeding, overvoltage protection, ringing application, signaling of call states, hybrid transmission conversion, and testing access to lines.

SNMP........  Simple Network Management Protocol. A standard network management software protocol based on TCP/IP. SNMP allows monitoring, test, and configuration information to be routed from central management locations to many remote and local elements in a network, as needed to manage the network.

SONET.......  Synchronous Optical Network. The electronics and network architecture that enables the transmission of digitized voice or data on fiber optic channels at speeds up to 10 billion bits per second.

T1..........  T1, also called DS1, describes a digital signal interface standard for the transmission of 1.544 Mbps data on two copper wire pairs. It is typically formatted as twenty-four 64 Kbps voice or data channels multiplexed into a 193-bit frame, along with overhead data. Electrical T1 signals can travel up to 6,000 feet on twisted copper wire pairs, under ideal conditions. T1 is commonly converted to fiber optic and digital radio transmission media for long telecommunications distances. T1 has become a ubiquitous telecommunications interface standard in North America.

T3..........  A digital transmission interface (also called DS3) with a capacity of 44.736 Mbps. One T3 line can carry 28 T1 lines, the equivalent 672 voice circuits. T3 connections are commonly established with two coaxial cables for distances up to a few hundred feet. Network connections are transported over fiber-optic cable or high-bandwidth digital radio links.

TO..........  Transmission Only. A private line telephone line interface for
              "transmit only" devices such as leased-line modems and radio equipment.

TR-08.......  A Bellcore standard defining the transmission and management requirements for digital loop carrier equipment providing up to 96 calls over a group of four T1 lines. The standard was developed from AT&T SLC-96 digital loop carrier protocols carried on T1 lines.

VIRTUAL
PRIVATE
NETWORK ....  A public data network that transports private data reliably, securely and seamlessly to the end user.

                           CARRIER ACCESS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
 (unaudited).............................................................. F-3
Statements of Operations for the years ended December 31, 1995, 1996 and
 1997 and the six months ended June 30, 1997 and 1998 (unaudited)......... F-4
Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1995, 1996 and 1997 and the six months ended June 30, 1998
 (unaudited).............................................................. F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and the six months ended June 30, 1997 and 1998 (unaudited)......... F-6
Notes to Financial Statements............................................. F-7

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
CARRIER ACCESS CORPORATION:

  We have audited the accompanying balance sheets of Carrier Access Corporation as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carrier Access Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Boulder, Colorado                         KPMG Peat Marwick LLP
February 6, 1998,
except for note 1 (k)
which is as of
May 28, 1998

                          CARRIER ACCESS CORPORATION
                                BALANCE SHEETS
           DECEMBER 31, 1996 AND 1997 AND JUNE 30, 1998 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      DECEMBER 31,
                                     --------------
                                                     JUNE 30,       PRO FORMA
                                      1996   1997      1998     JUNE 30, 1998 (1)
                                     ------ ------- ----------- -----------------
                                                    (UNAUDITED)    (UNAUDITED)
               ASSETS
 Current assets:
  Cash and cash equivalents........  $  929 $ 6,104   $ 5,549
  Marketable securities available
   for sale........................     --    2,516     3,247
  Accounts receivable, less
   allowance for doubtful accounts
   and returns of $20, $398 and
   $706 in 1996, 1997 and at June
   30, 1998, respectively..........   1,027   4,645     5,015
  Inventory, net (note 2)..........   2,211   6,784     6,658
  Deferred income taxes (note 5)...     --      237       463
  Prepaid expenses and other.......      32      91       130
                                     ------ -------   -------
    Total current assets...........   4,199  20,377    21,062
                                     ------ -------   -------
 Property and equipment, net of
  accumulated depreciation and
  amortization (note 3)............     388   1,267     1,905
 Software development costs, net of
  accumulated amortization.........     235     --        --
 Other assets......................     --       36        48
                                     ------ -------   -------
    Total assets...................  $4,822 $21,680   $23,015
                                     ====== =======   =======
 LIABILITIES AND STOCKHOLDERS' EQ-
           UITY (DEFICIT)
 Current liabilities:
  Accounts payable.................  $  601 $ 2,685   $ 1,144
  Accrued warranty costs...........      56     286       444
  Accrued payroll costs............     179     381       570
  Cooperative advertising..........     --      159       297
  Note payable to bank (note 4)....     249     --        --
  Deferred rent concessions (note
   10).............................     139     217       241
  Income taxes payable.............     --      --        379
  Other liabilities................      34      34        18
                                     ------ -------   -------
    Total current liabilities......   1,258   3,762     3,093
                                     ------ -------   -------
 Redeemable preferred stock (note
  6):
  Series A convertible, $0.10 par
   value; 1,210,861 shares
   authorized, issued and
   outstanding; liquidation value
   of $4,629 at June 30,1998.......   3,722   4,291     4,617
  Series B convertible, $0.10 par
   value; 2,725,998 shares
   authorized; 2,517,894 shares
   issued and outstanding;
   liquidation value of $14,097 at
   June 30, 1998...................     --   13,067    14,057
 Stockholders' equity (deficit)
  (note 7):
  Common stock, $.001 par value;
   60,000,000 shares authorized;
   14,025,000, 14,299,689 and
   14,452,367 shares issued and
   outstanding in 1996, 1997 and
   1998, respectively (20,045,492
   shares pro forma)...............      19      19        19        $    25
  Additional paid-in capital.......     --      402       452         19,120
  Deferred stock option
   compensation....................     --    (250)      (208)          (208)
  Retained earnings (deficit)......   (177)     389       985            985
                                     ------ -------   -------        -------
    Total stockholders' equity
     (deficit).....................   (158)     560     1,248        $19,922
                                                                     =======
 Commitments (note 9)..............
                                     ------ -------   -------
    Total liabilities and
     stockholders' equity
     (deficit).....................  $4,822 $21,680   $23,015
                                     ====== =======   =======

--------
(1) Reflects the conversion of all redeemable preferred stock into common stock, on the basis described in note 6, only upon completion of the offering described in the prospectus.

                See accompanying notes to financial statements.

                           CARRIER ACCESS CORPORATION

                            STATEMENTS OF OPERATIONS

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
              SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SIX MONTHS
                                  YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                  --------------------------  -----------------
                                   1995     1996      1997     1997      1998
                                  -------  -------  --------  -------  --------
                                                                (UNAUDITED)
Net revenue...................... $ 2,058  $ 5,809  $ 18,719  $ 6,493  $ 16,292
Cost of sales....................   1,287    3,284     9,469    3,231     8,281
                                  -------  -------  --------  -------  --------
    Gross profit.................     771    2,525     9,250    3,262     8,011
Operating expenses:
  Sales and marketing............     269      844     2,395      959     1,995
  Research and development.......     164      874     2,848      773     1,993
  General and administrative.....     203      907     1,661      606     1,362
                                  -------  -------  --------  -------  --------
    Total operating expenses.....     636    2,625     6,904    2,338     5,350
                                  -------  -------  --------  -------  --------
    Income (loss) from
     operations..................     135     (100)    2,346      924     2,661
Other income, net................      46       24       180        4       308
                                  -------  -------  --------  -------  --------
    Income (loss) before income
     taxes.......................     181      (76)    2,526      928     2,969
Income tax expense (note 5)......     --       --        791      291     1,057
                                  -------  -------  --------  -------  --------
    Net income (loss)............     181      (76)    1,735      637     1,912
Preferred stock dividend
 requirement (note 6)............     --      (285)   (1,121)    (284)   (1,316)
                                  -------  -------  --------  -------  --------
    Net income (loss) available
     to common stockholders...... $   181  $  (361) $    614  $   353  $    596
                                  =======  =======  ========  =======  ========
Pro forma information (note 1):
  Historical net income.......... $   181
  Pro forma adjustment to income
   tax expense...................     (68)
                                  -------
    Pro forma net income......... $   113
                                  =======
Pro forma and historical income
 (loss) per share:
  Basic and diluted.............. $  0.01  $ (0.03) $   0.04  $  0.03  $   0.04
                                  =======  =======  ========  =======  ========
Weighted average common shares
 outstanding:
  Basic..........................  13,665   13,881    14,132   14,089    14,379
                                  =======  =======  ========  =======  ========
  Diluted........................  13,665   13,881    14,713   14,518    15,273
                                  =======  =======  ========  =======  ========

                See accompanying notes to financial statements.

                           CARRIER ACCESS CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                           COMMON STOCK  ADDITIONAL   DEFERRED                  TOTAL
                          --------------  PAID-IN   STOCK OPTION RETAINED   STOCKHOLDERS'
                          SHARES AMOUNT   CAPITAL   COMPENSATION EARNINGS      EQUITY
                          ------ ------- ---------- ------------ ---------  -------------
BALANCES AT JANUARY 1,
 1995...................  11,475 $    16  $     (3)      --      $      29   $        42
Issuance of common stock
 for cash...............   2,400       3        29       --            --             32
Distribution to
 stockholders...........     --      --        --        --            (32)          (32)
Net income..............     --      --        --        --            181           181
                          ------ -------  --------     -----     ---------   -----------
BALANCES AT DECEMBER 31,
 1995...................  13,875      19        26       --            178           223
Conversion from
 subchapter S to C
 corporation (note 5) ..     --      --        178       --           (178)          --
Exercise of stock
 options................     150     --          5       --            --              5
Preferred stock dividend
 requirement (note 6)...     --      --       (209)      --            (76)         (285)
Distribution to
 stockholders...........     --      --        --        --            (25)          (25)
Net loss................     --      --        --        --            (76)          (76)
                          ------ -------  --------     -----     ---------   -----------
BALANCES AT DECEMBER 31,
 1996...................  14,025      19       --        --           (177)         (158)
Exercise of stock
 options................     275     --         69       --            --             69
Deferred stock
 compensation related to
 stock options issued at
 less than fair value
 (note 7)...............     --      --        333      (333)          --            --
Amortization of deferred
 stock compensation
 (note 7)...............                                  83                          83
Preferred stock dividend
 requirement (note 6)...     --      --        --        --         (1,121)       (1,121)
Distribution to
 stockholders...........     --      --        --        --            (48)          (48)
Net income..............     --      --        --        --          1,735         1,735
                          ------ -------  --------     -----     ---------   -----------
BALANCES AT DECEMBER 31,
 1997...................  14,300      19       402      (250)          389           560
Exercise of stock op-
 tions..................     152     --         50       --            --             50
Amortization of deferred
 stock compensation
 (note 7)...............     --      --        --         42           --             42
Preferred stock dividend
 requirement (note 6)...     --      --        --        --         (1,316)       (1,316)
Net income..............     --      --        --        --          1,912         1,912
                          ------ -------  --------     -----     ---------   -----------
BALANCES AT JUNE 30,
 1998 (UNAUDITED).......  14,452 $    19  $    452     $(208)    $     985   $     1,248
                          ====== =======  ========     =====     =========   ===========


                See accompanying notes to financial statements.

                           CARRIER ACCESS CORPORATION

                            STATEMENTS OF CASH FLOWS

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
              SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                           YEAR ENDED            SIX MONTHS
                                          DECEMBER 31,         ENDED JUNE 30,
                                      -----------------------  ----------------
                                      1995    1996     1997     1997     1998
                                      -----  -------  -------  -------  -------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)..................  $ 181  $   (76) $ 1,735  $   637  $ 1,912
 Adjustments to reconcile net
  income (loss) to net cash used by
  operating activities:
   Depreciation and amortization
    expense.........................     19      120      421       47      183
   Provision for doubtful accounts
    and returns.....................    --        20      382       91      308
   Provision for inventory
    obsolesence.....................    --       --       --       --       210
   Compensation expense related to
    stock options issued at less
    than fair value.................    --       --        83      --        42
   Accrued interest payable
    converted to preferred stock....    --        18      --       --
   Deferred income tax benefit......    --       --      (237)     (90)    (226)
   Changes in operating assets and
    liabilities:
    Accounts receivable.............    (84)    (912)  (4,000)  (2,132)    (678)
    Inventory.......................   (535)  (1,544)  (4,573)    (440)     (84)
    Prepaid expenses and other......     (4)     (20)     (59)     (40)     (39)
    Accounts payable................    142      364    2,083      869   (1,541)
    Accrued warranty costs..........    --        45      230      111      158
    Accrued payroll costs...........     48      148      203       59      189
    Cooperative advertising.........    --       --       159      --       138
    Deferred rent concessions.......    --       139       78       54       24
    Income taxes payable............    --       --       --       382      379
    Other liabilities...............      9        3      --       (28)     (16)
                                      -----  -------  -------  -------  -------
     Net cash provided (used by)
      operating activities..........   (224)  (1,695)  (3,495)    (480)     959
                                      -----  -------  -------  -------  -------
Cash flows from investing
 activities:
 Purchase of equipment..............    (93)    (401)  (1,065)    (237)    (821)
 Sales (purchases) of securities
  available for sale................    --       --    (2,514)     --      (731)
 Software development costs.........    --      (238)     --       --       --
 Other..............................    --       --       (38)     (21)     (12)
                                      -----  -------  -------  -------  -------
     Net cash used by investing
      activities....................    (93)    (639)  (3,617)    (258)  (1,564)
                                      -----  -------  -------  -------  -------
Cash flows from financing
 activities:
 Cash overdraft.....................    170     (170)     --       --       --
 Proceeds from issuance of
  preferred stock, net..............    --     3,049   12,514      --       --
 Proceeds from issuance of common
  stock.............................     32      --       --       --       --
 Proceeds from exercise of stock
  options...........................    --         5       69        5       50
 Distributions to stockholders......    (32)     (25)     (48)     (48)     --
 Proceeds from short-term
  borrowings........................    252      276    1,900      --       --
 Payments on short-term borrowings..    --       --    (2,148)      (5)     --
                                      -----  -------  -------  -------  -------
     Net cash provided by financing
      activities....................    422    3,135   12,287      (48)      50
                                      -----  -------  -------  -------  -------
     Net increase in cash and cash
      equivalents...................    105      801    5,175     (786)    (555)
Cash and cash equivalents at
 beginning of period................     23      128      929      929    6,104
                                      -----  -------  -------  -------  -------
Cash and cash equivalents at end of
 period.............................  $ 128  $   929  $ 6,104  $   143  $ 5,549
                                      =====  =======  =======  =======  =======
Supplemental disclosure of cash flow
 and financing activities
 information:
 Cash paid for interest.............  $ --   $     2  $    22  $        $   --
                                      =====  =======  =======  =======  =======
 Cash paid for income taxes.........  $ --   $   --   $   948  $        $   886
                                      =====  =======  =======  =======  =======
 Conversion of debt and accrued
  interest payable into preferred
  stock.............................  $ --   $   388  $   --   $   --   $   --
                                      =====  =======  =======  =======  =======

                See accompanying notes to financial statements.

                          CARRIER ACCESS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1996 AND 1997 AND JUNE 30, 1998
               (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX
               MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Business and Basis of Presentation--Carrier Access Corporation ("CAC" or the "Company") is a leading provider of Multi-service Digital Access ("MDA") equipment to competitive telecommunications carriers, including competitive local exchange carriers, Internet service providers and wireless carriers. The Company's MDA equipment is used for the provisioning of enhanced voice and high-speed data services by carriers to end users such as small and medium-sized businesses and government and educational institutions. The Company sells its products through distributors.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  The financial statements, and related notes, as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company. The operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  b. Cash and Cash Equivalents and Marketable Securities Available for Sale-- Cash and cash equivalents include investments in highly liquid debt securities with maturities or interest reset dates of three months or less at the time of purchase.

  Marketable securities available for sale represent U.S. Government Agency and Corporate bonds with maturities of greater than three months and are recorded at the lower of amortized cost or market value. At December 31, 1997 and June 30, 1998, amortized cost approximates market value.

  c. Inventory--Inventory is recorded at the lower of cost or market, using standard costs, which approximate average cost. Costs includes freight, certain warehousing costs and other allocable overhead.

  d. Property and equipment--Property, equipment and leasehold improvements are recorded at cost and are depreciated and amortized using the straight-line method over useful lives ranging from three to thirty years or the lease term. Depreciation and amortization expense for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 totaled $19,502, $114,687, $185,701, $46,736 and $182,795, respectively.

  e. Revenue Recognition--Revenue from sales of products is recognized upon shipment. Reserves for estimated sales returns are recorded when sales are made to customers with the right of return and are based on management's estimate of expected returns and historical experience.

  The Company provides limited price protection to its distributors, whereby increases in prices are subject to a 60 day notice period before becoming effective. In addition, the distributor is also entitled to receive a credit for subsequent price decreases to the extent of unsold distributor inventory at the time of the price decrease. The Company also provides its distributors with limited stock rotation rights, whereby products may be returned for an equal dollar amount of new or different equipment. Customers are limited to three returns per year and an amount equal to 15% of purchases in the preceding four month period. Neither of these rights affect the total sales price or payment obligations of the customer. In addition, the customers' obligation to the Company is not

                          CARRIER ACCESS CORPORATION
contingent upon the ultimate resale of the products. The Company provides for the estimated impact of price protection and stock rotation rights in its allowance for estimated returns based on historical experience and management's forecasts of price protection credits and returns.

  f. Software Development Costs--During 1996, the Company capitalized various costs related to the development of incidental software included in products intended for future sale in the amount of $237,761. Due to technological feasibility (establishment of a detail program or working model) generally occurring when the product is available for general release, the Company anticipates that it will no longer capitalize software development costs. As a result, no such costs were capitalized in 1997 or in the six months ended June 30, 1998.

  Software development costs were recorded at the lower of cost or net realizable value and were amortized based on the greater of the amount computed using the ratio of the current year gross revenue to the total of the current and anticipated future gross revenue for the product or the straight-line method over a seven-year period. Amortization expense for the year ended December 31, 1996 and 1997 totaled $2,831 and $234,930, respectively. During 1997, forecasted revenue for the product which utilized the software underlying the capitalized development costs was significantly decreased. As a result, the balance of the remaining unamortized costs exceeded their net realizable value. Accordingly, all remaining capitalized costs were written-off during 1997.

  g. Advertising Costs--In addition to its own advertising activities, the Company accrues a specified percentage of the previous month's sales over certain contractual minimums to reimburse distributors for a portion of their advertising costs. Any unused allowance expires if not used during the following six months. Cooperative advertising expense for the year ended December 31, 1997 and the six months ended June 30, 1998 totaled $217,687 and $149,571, respectively, and is included in sales and marketing expenses. The Company had no cooperative advertising expense during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997.

  h. Research and Development Costs--Research and development costs are charged to operations as incurred.

  i. Long-Lived Assets--The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is generally recognized when estimated undiscounted future cash flows expected to be generated by the asset is less than its carrying value. Measurement of impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows.

  j. Income Taxes and Pro Forma Net Income--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

  Prior to January 1, 1996, the Company elected to be treated as a S Corporation for income tax purposes. Accordingly, no provision for federal and state income taxes has been included in the accompanying financial

                          CARRIER ACCESS CORPORATION
statements for 1995 as all income and losses were reported in the individual tax returns of the Company's stockholders. On January 1, 1996, the Company elected C Corporation status under the Internal Revenue Code. Distributions to stockholders, including distributions in 1997, represent the distribution of taxable income generated while the Company was an S Corporation for income tax purposes.

  The Company has presented pro forma net income for the year ended December 31, 1995 as if the Company had been a taxable entity and its taxable income had been subject to income taxes at the applicable federal and state tax rates.

  k. Income (Loss) Per Share, Common Stock Split and Re-Incorporation--Income
(Loss) per share is presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the presentation of basic and diluted EPS. Under SFAS 128, basic EPS excludes dilution for potential common shares and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted, which resulted in the issuance of common stock. In 1997 and the six months ended June 30, 1998, diluted income per share includes the impact of common stock options and excludes the impact of redeemable preferred stock, as the effect of the assumed conversion of the preferred stock and the elimination of the related dividend requirement would be antidilutive. Due to the loss in 1996, potential common stock instruments were antidilutive. There were no dilutive instruments in 1995.

  On May 28, 1998 the Company's Board of Directors approved a three-for-two forward split of the Company's Common Stock. In addition, the Board also approved re-incorporation as a Delaware corporation, which included an increase to 60 million authorized common shares and a change to a par value of $.001 per share. All share and per share information included in the accompanying financial statements and notes thereto have been restated for the stock split.

  l. Stock-Based Compensation--The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has provided pro forma disclosures of net income (loss) and income (loss) per share, as if the fair value based method of accounting for the plan, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the years ended December 31, 1995, 1996 and 1997.

  Stock options issued to consultants and others for services are recorded at fair value as prescribed by SFAS 123. Charges to operations associated with these option grants were not significant during the years ended December 31, 1995, 1996 and 1997 and the six-month periods ended June 30, 1997 and 1998.

  m. Warranty Costs--The Company provides limited warranty protection to customers for a period of up to five years from the date of sale for parts and labor. The Company has accrued for its warranty obligations based on historical experience and management's estimate of future warranty costs to be incurred.

  n. Reclassifications--Certain reclassifications have been made to conform prior year financial statements to the 1997 presentation.

                          CARRIER ACCESS CORPORATION

2. INVENTORY

  The components of inventory as of December 31, 1996 and 1997 and June 30, 1998 are summarized as follows (in thousands):

                                                       DECEMBER 31,
                                                       -------------  JUNE 30,
                                                        1996   1997     1998
                                                       ------ ------ ----------
                                                                     (UNAUDITED)
Raw materials......................................... $  978 $3,320   $2,083
Work-in-process.......................................     43    351      730
Finished goods........................................  1,190  3,113    4,055
Reserve for obsolesence...............................    --     --      (210)
                                                       ------ ------   ------
                                                       $2,211 $6,784   $6,658
                                                       ====== ======   ======

3. PROPERTY AND EQUIPMENT

  Property and equipment as of December 31, 1996 and 1997 and June 30, 1998 consisted of the following (in thousands):

                                                       DECEMBER
                                                          31,
                                                      ------------   JUNE 30,
                                                      1996   1997      1998
                                                      ----  ------  -----------
                                                                    (UNAUDITED)
Machinery and software............................... $448  $1,349  $     1,803
Real property........................................  --      --           266
Furniture, fixtures and other........................  117     160          228
Leasehold improvements...............................   13     134          167
                                                      ----  ------  -----------
                                                       578   1,643        2,464
Less accumulated depreciation........................ (190)   (376)        (559)
                                                      ----  ------  -----------
                                                      $388  $1,267  $     1,905
                                                      ====  ======  ===========

4. DEBT AND RELATED PARTY TRANSACTIONS

  In June 1996, the Company converted total notes payable to stockholders, bearing interest at 9.5%, of $370,612, and $17,427 of related accrued interest payable, into 135,678 shares of Series A preferred stock at a price of $2.86 per share, in connection with the private placement of preferred shares discussed in Note 6.

  In April 1996, the Company entered into two credit agreements with a bank that provided for a $500,000 revolving line of credit and a $300,000 equipment loan. In May 1997, the $500,000 revolving line of credit was converted into a note bearing interest at the bank prime plus 1%, (9.5% at December 31, 1997). The note matured in 1998, and was secured by substantially all of the assets of the Company. The equipment loan also bore interest at prime plus 1%, matured in 2001, and was also secured by substantially all of the assets of the Company. Outstanding borrowings at December 31, 1996 totaled $248,750. There were no borrowings outstanding at December 31, 1997. These agreements had been terminated as of June 30, 1998.

  The Company has a credit agreement with a bank which provides for a $5.0 million revolving line of credit. The revolving line of credit bears interest at prime (8.5% at December 31, 1997), matures in 1999, and is secured by substantially all of the assets of the Company. No borrowings were outstanding under the revolving line of credit at December 31, 1997.

  The Company's credit agreements contain certain restrictive covenants, including the maintenance of various financial ratios.

                          CARRIER ACCESS CORPORATION

5. INCOME TAXES

  Income tax expense (benefit) consists of the following for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 (in thousands):

                                                                   SIX MONTHS
                                                                   ENDED JUNE
                                                       YEAR ENDED      30,
                                                      DECEMBER 31, ------------
                                                          1997     1997   1998
                                                      ------------ ----  ------
                                                                   (UNAUDITED)
Current..............................................    $1,028    $381  $1,283
Deferred.............................................      (237)    (90)   (226)
                                                         ------    ----  ------
  Income tax expense.................................    $  791    $291  $1,057
                                                         ======    ====  ======

  A reconciliation of expected income tax expense (benefit) computed using the statutory Federal tax rate of 34% to actual income tax expense for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, is as follows (in thousands):

                                                       YEARS
                                                       ENDED      SIX MONTHS
                                                      DECEMBER    ENDED JUNE
                                                        31,           30,
                                                     -----------  ------------
                                                     1996   1997  1997   1998
                                                     -----  ----  ----  ------
                                                                  (UNAUDITED)
Expected income tax expense (benefit)............... $ (26) $859  $315  $1,009
Change in valuation allowance for deferred tax
 assets.............................................    26   (67)  --      --
Research and development tax credit.................   --   (112)  (56)    (94)
State income taxes, net of federal tax benefit......    (2)   64    25     121
Other...............................................     2    47     7      21
                                                     -----  ----  ----  ------
  Actual income tax expense......................... $ --   $791  $291  $1,057
                                                     =====  ====  ====  ======

  No tax benefit was recorded for the year ended December 31, 1996 due to the Company's net loss and the uncertainty relating to the ultimate utilization of the Company's net operating loss carryforward.

                          CARRIER ACCESS CORPORATION

  The tax effects of significant temporary differences that result in deferred tax assets and liabilities at December 31, 1996 and 1997 and June 30, 1998 are as follows (in thousands):

                                                   DECEMBER
                                                      31,
                                                  ------------  JUNE 30,
                                                  1996   1997     1998
                                                  -----  -----  --------
                                                                (UNAUDITED)
Deferred tax assets:
  Accounts receivable, primarily due to
   differences in accounting for doubtful
   accounts...................................... $   8  $ 151    $268
  Reserve for inventory obsolescence.............   --     --       80
  Accrued expenses, due to differences in the
   period of recognition for financial statement
   and income tax purposes.......................    37    143     213
  Net operating loss carryforward................    77    --      --
  Research and development tax credit
   carryforward..................................    33    --      --
  Valuation allowance............................   (67)   --      --
                                                  -----  -----    ----
    Net deferred tax asset....................... $  88  $ 294    $561
Deferred tax liabilities:
  Software development costs, capitalized for
   financial statement purposes..................   (88)   --      --
  Equipment, primarily due to differences in
   depreciation..................................   --     (43)    (84)
  Other..........................................   --     (14)    (14)
                                                  -----  -----    ----
    Total deferred tax liabilities...............   (88)   (57)    (98)
                                                  -----  -----    ----
    Net deferred tax asset....................... $ --   $ 237    $463
                                                  =====  =====    ====

6. REDEEMABLE PREFERRED STOCK

  During 1995, the Company authorized a new class of preferred stock, consisting of 5,000,000 convertible Series A preferred shares with a par value of $0.10 per share. The preferred shares may be converted, at the option of the holder, into shares of common stock which are subject to the three-for-two forward split. Accordingly, upon conversion the holders of preferred stock would receive three shares of common stock for every two shares of preferred stock. The preferred shares have the same voting rights as the Company's common stock and will be automatically converted into common stock upon the closing of a public offering of the Company's common stock meeting certain thresholds. The preferred shares may be redeemed at the option of a majority of the preferred shareholders, any time after four years from the date of issuance, provided that the Company has not achieved certain financial results or completed a public offering of common stock, both as defined.

  On June 21, 1996, the Company completed a private placement of 1,210,861 shares of Series A preferred stock at a price of $2.86 per share, for net proceeds of $3,049,406. The private placement included 135,678 preferred shares issued to noteholders, as discussed in Note 3. In the event of the Company's liquidation, or redemption of the preferred shares, the Series A preferred stockholders are entitled to $2.86 per share plus unpaid dividends equal to 15% of the liquidation value per annum.

  During 1997, the Company amended its articles of incorporation to authorize a new class of preferred stock, consisting of 2,725,998 convertible Series B preferred shares with a par value of $0.10 per share. The preferred shares may be converted, at the option of the holder, into the same number of shares of common stock. The preferred shares have the same voting rights as the Company's common stock and will be automatically converted into common stock upon the closing of a public offering of the Company's common stock meeting certain thresholds. On September 16, 1997, the Company completed a private placement of 2,517,894 shares of Series B preferred stock at a price of $4.99 per share, for net proceeds of $12,514,291. In the event of the Company's liquidation, or redemption of the preferred shares, the Series B stockholders are entitled to $4.99 per share plus unpaid dividends equal to 15% of the liquidation value per annum.

                          CARRIER ACCESS CORPORATION

  At December 31, 1997 and June 30, 1998, the Company has 5,000,000 authorized shares of preferred stock; however, as a result of the amendment of its articles of incorporation in connection with the issuance of the Series B preferred stock, the authorized number of Series A preferred stock was reduced from 5,000,000 to 1,210,861 shares. The remaining 1,063,141 authorized but unissued shares are undesignated and may be issued as either Series A or Series B preferred shares in the future.

7. STOCKHOLDERS' EQUITY

 Common Stock

  Common stock issued at inception was recorded at the historical cost basis of assets contributed by the Company's founders, which amount was less than the par value of the shares issued.

 Stock Options

  Pursuant to the Company's 1995 stock option plan (the "Plan") a committee appointed by the Company's Board of Directors may grant incentive and nonqualified options to employees, consultants and directors. The Plan, as amended in 1998, authorizes the grant of options to purchase up to 3,750,000 shares of authorized but unissued common stock. Incentive stock options have a ten-year term and non-qualified stock options have a five-year term. All stock options vest 25% on the first anniversary date of the grant and 6.25% each calendar quarter thereafter. Of the 2,437,500 options granted as of December 31, 1997, 1,323,750 were nonqualified.

  The following summarizes stock option activity under the Plan:

                                                                        WEIGHTED
                                                              SHARES    AVERAGE
                                                               UNDER    EXERCISE
                                                              OPTION     PRICE
                                                             ---------  --------
Options outstanding at January 1, 1995......................       --       --
  Granted...................................................   540,000   $ 0.14
                                                             ---------
Options outstanding at December 31, 1995....................   540,000     0.14
  Granted...................................................   970,500     0.33
  Exercised.................................................  (150,000)    0.03
  Canceled..................................................  (596,250)    0.33
                                                             ---------
Options outstanding at December 31, 1996....................   764,250     0.25
  Granted...................................................   927,675     0.50
  Exercised.................................................  (274,689)    0.25
  Canceled..................................................   (73,284)    0.33
                                                             ---------
Options outstanding at December 31, 1997.................... 1,343,952     0.42
  Granted................................................... 1,075,135     6.29
  Exercised.................................................  (152,678)     .33
  Canceled..................................................  (486,504)    1.07
                                                             ---------
Options outstanding at June 30, 1998 (unaudited)............ 1,779,905     3.84
                                                             =========
Options available for grant at June 30, 1998 (unaudited).... 1,392,728
                                                             =========

                          CARRIER ACCESS CORPORATION

  The following summarizes information about outstanding options at June 30, 1998:

                                                     WEIGHTED
                                                      AVERAGE
                             NUMBER                  REMAINING
                         OUTSTANDING AT             CONTRACTUAL               NUMBER
        EXERCISE            JUNE 30,                   LIFE                 VESTED AND
         PRICE                1998                    (YEARS)               EXERCISABLE
        --------         --------------             -----------             -----------
         $0.03              112,500                     7.4                    77,343
          0.33              493,993                     8.2                   113,503
          0.83              172,312                     9.3                     3,750
          1.73               38,250                     4.5                       --
          3.33              143,400                     4.7                       --
          4.00              301,500                     4.8                       --
          4.67               59,250                     4.8                       --
          5.67               74,700                     4.9                       --
         10.00              151,500                     5.0                       --
         10.67              232,500                     5.0                       --

  As discussed in Note 1, the Company applies APB 25 and related interpretations in accounting for stock options issued to employees and directors. As a result, for options issued with exercise prices below the estimated fair market value on the date of grant, the Company will recognize compensation expense totaling approximately $333,000, of which $83,250 and $41,625 were recognized for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

  The weighted average fair values of options granted during 1995, 1996 and 1997 were $0.02 and $0.05 and $0.30 per share, respectively, using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, no volatility, expected life of the options of three years and a risk-free interest rate of 6%. Had compensation cost for the Company's stock-based compensation plan been determined based upon the fair value of options on the grant dates, consistent with the provisions of SFAS 123, the Company's 1995, 1996 and 1997 pro forma net income (loss) would have been as follows (in thousands, except per share data):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                            1995   1996   1997
                                                            ----- ------  -----
Net income (loss) available to common stockholders:
  As reported.............................................. $ 113 $ (361) $ 614
  Pro forma................................................   111   (366)   577
Income (loss) per common share:
  As reported and pro forma:
    Basic.................................................. $0.01 $(0.03) $0.04
    Diluted................................................  0.01  (0.03)  0.04

                          CARRIER ACCESS CORPORATION

8. SIGNIFICANT CUSTOMERS AND CONCENTRATION OR CREDIT RISK

  The Company's customers are distributors and an OEM, who resell the Company's products to end users. The Company recognized revenue from the following significant customers for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 (in thousands):

                                                      YEAR ENDED         SIX
                                                     DECEMBER 31,      MONTHS
                                                  ------------------ ENDED JUNE
                                                  1995  1996   1997   30, 1998
                                                  ---- ------ ------ -----------
                                                                     (UNAUDITED)
Walker & Associates.............................. $--  $  --  $6,840   $7,655
ADC Telecommunications...........................  --     --   3,802      --
Phillips Communications and Equipment............  275  1,027  2,698    3,090
Telco Systems....................................  530  2,756  1,161      --
Telsource Corporation............................  248  1,017  1,253    2,364
C&L Communications...............................  277    631    650      415

  The Company is exposed to potential concentrations of credit risk from its accounts receivable with its various customers. The Company's receivables are concentrated in customers in the telecommunications industry. To reduce this risk, the Company has a policy of assessing the creditworthiness of its customers and monitors the aging of its accounts receivable.

9. EMPLOYEE BENEFIT PLAN

  In May 1996, the Company adopted a defined contribution employee benefit plan (the Plan) under Section 401(k) of the Internal Revenue Code which is available to all employees who meet the Plan's eligibility requirements. Employees may contribute up to the maximum limits allowed by the Internal Revenue Code. The Company may make discretionary employer matching contributions to the Plan. No contributions were made to the Plan by the Company in 1995, 1996, 1997 or the six months ended June 30, 1998.

10. COMMITMENTS

  The Company leases office space under various noncancelable operating leases which expire through 2005. Future obligations under these leases are as follows (in thousands):

        Year ending December 31:
         1998........................................................... $  504
         1999...........................................................    525
         2000...........................................................    493
         2001...........................................................    458
         2002...........................................................    481
         Thereafter.....................................................  1,591
                                                                         ------
                                                                         $4,052
                                                                         ======

  The Company records rent expense under noncancelable operating leases using the straight-line method after consideration of increases in rental payments over the lease term, and records the difference between actual payments and rent expense as deferred rent concessions.

  Rent expense for the years ended December 31, 1995, 1996 and 1997 totaled $89,928, $549,105 and $547,130, respectively. Rent expense for each of the six months ended June 30, 1997 and 1998 was $273,563.

                          CARRIER ACCESS CORPORATION

  The Company also subleases office space under various noncancelable operating leases which expire through 2000. Future rental income under these subleases are as follows (in thousands):

        Year ending December 31:
         1998............................................................. $131
         1999.............................................................  142
         2000.............................................................   75
                                                                           ----
                                                                           $348
                                                                           ====

                               LOGO APPEARS HERE

-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Selected Financial Data...................................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   31
Management................................................................   49
Certain Transactions......................................................   58
Principal Stockholders....................................................   61
Description of Capital Stock..............................................   63
Shares Eligible for Future Sale...........................................   66
Underwriting..............................................................   68
Notice to Canadian Residents..............................................   70
Legal Matters.............................................................   71
Experts...................................................................   71
Additional Information....................................................   71
Glossary of Technical Terms...............................................   72
Index to Financial Statements.............................................  F-1

UNTIL      , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               [LOGO OF CARRIER ACCESS CORPORATION APPEARS HERE]

                             3,000,000 Shares
                                 Common Stock
                               ($.001 par value)

                                  PROSPECTUS

                          CREDIT SUISSE FIRST BOSTON
                               HAMBRECHT & QUIST
                            WARBURG DILLON READ LLC


-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration Fee............................................... $ 12,213
   NASD Filing Fee....................................................    4,640
   Nasdaq National Market Listing Fee.................................  120,000
   Printing and Engraving Expenses....................................  160,000
   Legal Fees and Expenses of the Company.............................  375,000
   Accounting Fees and Expenses.......................................  100,000
   Blue Sky Fees and Expenses.........................................   10,000
   Transfer Agent Fees................................................    6,000
   Miscellaneous......................................................  124,147
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article V of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into indemnification agreements with its officers and directors, a form of which was previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-53947) (the "Indemnification Agreements"). The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by
the Delaware General Corporation Law. Reference is also made to Section    of
the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities, and Section
3.12 of the Amended and Restated Registration Rights Agreement contained in
Exhibit 4.3 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since June 1995, the Company has issued and sold the following securities:

    (1) The Company issued and sold 391,080 shares of its Common Stock to employees and consultants for an aggregate purchase price of $124,009 pursuant to direct issuances and the exercise of options under its 1995 Stock Option Plan (Exhibit 10.6).

    (2) On July 11, 1996, the Company issued 1,210,861 shares of its Series A Preferred Stock at a per share price of $2.86, for an aggregate of $3,463,062.46 to several investors.

    (3) On September 16, 1997, the Company issued and sold an aggregate of 2,517,894 shares of its Series B Preferred Stock at a per share price of $4.99 for an aggregate of $12,564,291.06 to several investors.

  (b) The issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in items 15(a)(2) through 15(a)(3) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  (a) EXHIBITS

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
   1.1   Form of Underwriting Agreement.
   3.1+  Form of Registrant's Amended and Restated Certificate of Incorporation
         to become effective upon the closing of the offering.
   3.2+  Form of Registrant's Bylaws.
   4.1   Form of Registrant's Specimen Common Stock Certificate.
   4.2+  Amended and Restated Investor Rights Agreement, among the Registrant and the investors and founders named therein, dated September 16,
         1997.
   4.3+  Reference is made to Exhibits 3.1 and 3.2.
   5.1+  Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
         Registrant, with respect to the Common Stock being registered.
  10.1+  Amended Form of Diamond Level Distributor Agreement.
  10.2+  Amended Form of Platinum Level OEM Agreement.
  10.3+  Line of Credit Agreement with Bank One for $5,000,000 dated July 2,
         1998.
  10.4+  Lease Agreement between Carrier Access Corporation and Cottonwood Land and Farms Ltd. for facilities at 5395 Pearl Parkway, Boulder,
         Colorado, dated June 1, 1995.
  10.5+  Amendment to Lease Agreement between Carrier Access Corporation and
         Cottonwood Land and Farms Ltd. dated September 20, 1995.
  10.6+  Registrant's 1995 Stock Option Plan.
  10.7   Registrant's 1998 Stock Incentive Plan.
  10.8   Intentionally left blank.

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  10.9+  Form of Directors' and Officers' Indemnification Agreement.
  10.10  Intentionally left blank.
  23.1   Consent of KPMG Peat Marwick LLP, Independent Public Accountants.
  23.2+  Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
  24.1+  Power of Attorney. Reference is made to Page II-4.
  27.1+  Financial Data Schedule. (In EDGAR format only)

--------

+ Previously filed.

  (b)Financial Statement Schedules

    (1) Report of Independent Auditors on Financial Statement Schedule

    (2) Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Company, Indemnification Agreements entered into between the Company and its officers and directors, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOULDER, STATE OF COLORADO, ON THIS 27TH DAY OF JULY, 1998.

                                         Carrier Access Corporation


                                         By:   /S/ NANCY G. PIERCE
                                             __________________________________
                                                  NANCY G. PIERCE
                                               VICE PRESIDENT-FINANCE AND
                                            ADMINISTRATION, CHIEF FINANCIAL
                                            OFFICER, TREASURER AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE PERSONS WHOSE SIGNATURES APPEAR BELOW, WHICH PERSONS HAVE SIGNED SUCH REGISTRATION STATEMENT IN THE CAPACITIES AND ON THE DATES INDICATED:


             Signature                       Title                      Date


               *                      President, Chief Executive
----------------------------------    Officer (Principal Executive July 27, 1998
         (Roger L. Koenig)            Officer) and Chairman
                                      of the Board of Directors


                                      Vice President-
        /s/ Nancy G. Pierce           Finance and Administration,  July 27, 1998
---------------------------------     Chief Financial Officer,
         (Nancy G. Pierce)            Treasurer (Principal
                                      Financial and Accounting
                                      Officer), Secretary
                                      and Director


               *                      Director                     July 27, 1998
----------------------------------
         (Douglas Carlisle)


               *                      Director                     July 27, 1998
----------------------------------
         (Joseph Graziano)


               *                      Director                     July 27, 1998
----------------------------------
            (Ryal Poppa)

                                                                   July 27, 1998
* By:    /S/ NANCY G. PIERCE
      ---------------------------
          (Nancy G. Pierce)
           Attorney-in-Fact


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Carrier Access Corporation

Under date of February 6, 1998, except for note 1(k) which is as of May 28, 1998, we reported on the balance sheets of Carrier Access Corporation as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which are included in the prospectus. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement Schedule II, Valuation and Qualifying Accounts, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                   KPMG PEAT MARWICK LLP

Boulder, Colorado
February 6, 1998

                                                                     SCHEDULE II

                           CARRIER ACCESS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                              BALANCE AT  ADDITIONS                BALANCE AT
                              BEGINNING   CHARGED TO                  END
                              OF PERIOD   OPERATIONS  WRITE-OFFS   OF PERIOD
                              ---------- ------------ ----------  ------------
Allowance for Doubtful Ac-
 counts
 Year Ended:
December 31, 1995............ $      --  $        --  $      --   $        --
                              ========== ============ ==========  ============
December 31, 1996............ $      --  $         20 $      --   $         20
                              ========== ============ ==========  ============
December 31, 1997............ $       20 $        382 $       (4) $        398
                              ========== ============ ==========  ============

See accompanying independent auditors report.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
   1.1   Form of Underwriting Agreement.
   3.1+  Form of Registrant's Amended and Restated Certificate of Incorporation
         to become effective upon the closing of the offering.
   3.2+  Form of Registrant's Bylaws.
   4.1   Form of Registrant's Specimen Common Stock Certificate.
   4.2+  Amended and Restated Investor Rights Agreement, among the Registrant and the investors and founders named therein, dated September 16,
         1997.
   4.3+  Reference is made to Exhibits 3.1 and 3.2.
   5.1+  Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
         Registrant, with respect to the Common Stock being registered.
  10.1+  Form of Diamond Level Distributor Agreement.
  10.2+  Form of Platinum Level OEM Agreement.
  10.3+  Line of Credit Agreement with Bank One for $5,000,000 dated July 2,
         1998.
  10.4+  Lease Agreement between Carrier Access Corporation and Cottonwood Land and Farms Ltd. for facilities at 5395 Pearl Parkway, Boulder,
         Colorado, dated June 1, 1995.
  10.5+  Amendment to Lease Agreement between Carrier Access Corporation and
         Cottonwood Land and Farms Ltd. dated September 20, 1995.
  10.6+  Registrant's 1995 Stock Option Plan.
  10.7   Registrant's 1998 Stock Incentive Plan.
  10.8   Intentionally left blank.
  10.9+  Form of Directors' and Officers' Indemnification Agreement.
  10.10  Intentionally left blank.
  23.1   Consent of KPMG Peat Marwick LLP, Independent Public Accountants.
  23.2+  Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
  24.1+  Power of Attorney. Reference is made to Page II-4.
  27.1+  Financial Data Schedule. (In EDGAR format only)

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+ Previously filed.